                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-58048

PROSPECTUS

                                3,941,017 Shares

                              [LOGO OF INFOSPACE]

                                  Common Stock

                                  -----------

  The selling stockholders listed in this prospectus may offer and sell up to 3,941,017 shares of our common stock for their own account. We have issued, or will issue upon exchange of exchangeable shares issued by one of our Canadian subsidiaries, these shares of our common stock to the selling stockholders in a private transaction involving our acquisition of Locus Dialogue Inc., a Canadian company.

  The prices at which these stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of shares; however, we expect to incur expenses related to the offering of approximately $450,000.

  Our common stock is traded on the Nasdaq National Market under the symbol "INSP." On October 11, 2001, the last reported sale price for the common stock on the Nasdaq National Market was $1.88 per share. See "Price Range of Common Stock."

                                  -----------

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 6.

                                  -----------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 16, 2001
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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Recent Acquisitions......................................................   5
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Price Range of Common Stock..............................................  18
Capitalization...........................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  52
Management...............................................................  66
Security Ownership of Principal Stockholders, Management and Selling
 Stockholders............................................................  75
Certain Relationships and Related Transactions...........................  77
Description of Capital Stock.............................................  80
Plan of Distribution.....................................................  85
Legal Matters............................................................  86
Experts..................................................................  86
Additional Information...................................................  86
Index to Financial Statements............................................ F-1

                               ----------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.



                                       i
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                               PROSPECTUS SUMMARY

   InfoSpace, Inc. is an international provider of consumer and commerce Internet infrastructure products and services. We distribute our products and services on multiple platforms, including PCs and non-PC devices which use ground wire Internet connections (or wireline devices) and cell phones, pagers and personal digital assistants (or wireless devices), to our affiliate network of Web sites and through our distribution partners, including wireless carriers and device manufacturers and merchant banks and aggregators. We generate revenues through fees paid to us by these affiliates and distribution partners who then offer our products and services to their customers and end-users.

   Our integrated technology platform serves as the basis for all of our consumer and commerce products and services and enables us to offer our products and services across multiple platforms simultaneously through the following four distribution channels:

  .  Wireline, including web portals and destination sites;

  . Wireless, including wireless carriers and manufacturers of wireless devices and equipment;

  . Merchant, including regional Bell operating companies, merchant banks and aggregators, and local media networks; and

  . Broadband, including cable companies, DSL providers, high speed wireless (2.5G and 3G), and satellite television.

   More information on our infrastructure services and distribution channels, including a chart which illustrates our business model, is provided under "Business" beginning on page 52.

Our Infrastructure Services

   Our scalable, flexible technology platform enables us to deliver a broad, integrated suite of consumer and commerce services to Web sites, merchants and wireless carriers. All of our services use the same core technology platform within the same operational infrastructure. We design our infrastructure services to be highly flexible and customizable, enabling our customers to select from among our broad range of consumer and commerce products and services.

   Consumer Products and Services: The consumer products and services we offer include:

  . personal information management (PIM), including address book, calendar and to-do lists;

  .  communications such as e-mail and instant messaging;

  . information of broad appeal to users of wireless devices and PCs including directories, sports, news and entertainment, financial data and traffic reports;

  . search and reference products including metasearch services, which simultaneously query a variety of search engines and directory services;

  .  entertainment services such as multi-player gaming; and

  . a shopping product that includes comparison shopping and an "e-wallet," which holds the end-user's billing and credit card information.

   Commerce Products and Services: Our commerce products and services include:

  . the online delivery of promotions to wireless devices and PCs for online and offline use;

  . the ability to purchase products and services from a Web site directly from a wireless device;

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  .  shopping that includes e-wallet and price comparison features in addition to finding products using UPC or other product codes;

  .  yellow page listings and enhanced listings; and

  .  our Authorize.Net payment authorization service for businesses.

Our Distribution Channels and Customers

   We currently provide our products and services across multiple platforms simultaneously, including PCs and non-PC devices, using both wireline and wireless devices. We are also preparing to enter the market for infrastructure services which take greater advantage of high-speed (known as broadband) wireline and wireless Internet connections; we expect these broadband services will be available in the second half of 2001.

   We distribute our products and services through our four distribution channels: wireline, wireless, merchant and broadband. More specifically, we distribute our infrastructure services through our customers in our affiliate network, which is comprised of wireline Web portals and destination sites, and our other distribution partners. Our distribution partners generally consist of parties who distribute our products and services to the end-user, including wireless carriers, wireless device manufacturers, merchant banks and merchant aggregators. Our affiliate network is comprised of Web sites, such as America Online, Microsoft, Lycos and Walt Disney Internet Group. Our distribution partners include AT&T Wireless, ALLTEL, Cingular Wireless, Intel, Virgin Mobile, Verizon Wireless, National Discount Brokers, Lucent, Charles Schwab, Nortel and Bloomberg, among others.

Our Revenues

   All of our revenues are derived from the delivery of our consumer and commerce products and services to our customers. We track revenues by our four business areas or distribution channels, specifically our wireline, wireless, merchant and broadband areas. Historically, our wireline business area has generated more than fifty percent of our total revenues.

   In our wireline business area, we charge licensing and advertising fees from the portal and affinity sites in our affiliate network. In our wireless business area, our revenues are generated from our distribution partners, which include wireless carriers and device manufacturers, based on licensing fees and on a per subscriber per month basis. In our merchant business area, we charge our resellers licensing and commerce transaction fees. In our broadband business area, we have not yet begun generating revenues.

   For a more detailed description of our revenue sources, see page 56 of the "Business" section.

Our History

   Naveen Jain, our Chairman and Chief Executive Officer, founded InfoSpace in March 1996. Initially, we were engaged in the development of our technology, building our operations and hiring employees. We began generating material revenues from our wireline consumer services in 1997, and started distributing our services on wireless platforms in 1998. In 1999 and 2000, we expanded our services through internal development and acquisitions, and in 2001, we have intensified our focus on developing and deploying our infrastructure services on wireless platforms and to merchants in the United States and internationally.

   Our executive offices are located at 601 108th Avenue N.E., Suite 1200, Bellevue, Washington 98004, and our telephone number is (425) 201-6100. We maintain a World Wide Web site at www.infospace.com. Information contained on our Web site does not constitute part of this prospectus.

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Recent Acquisitions

   Locus Dialogue Inc. On January 1, 2001, we acquired Locus Dialogue Inc., a privately held company based in Montreal, Quebec, for 5,114,233 shares of our stock, including options for 1,173,216 shares of our common stock. Locus Dialogue (now called InfoSpace Speech Solutions) develops speech recognition technologies and speech-enabled applications. We intend to use this technology to speech-enable a variety of our existing offerings, and to develop other unique mobile applications. The acquisition was accounted for as a purchase.

   For more information about this transaction and other acquisitions we have completed, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions."

The Offering

   The 3,941,017 shares of common stock being registered on this prospectus are being offered by the selling stockholders; no shares are being offered by InfoSpace.

   The shares of common stock to be sold by the selling stockholders were issued to them, or will be issed to them, in connection with our acquisition of Locus Dialogue on January 1, 2001. Those selling stockholders either: (1) were issued their shares of our common stock at the time of the acquisition in exchange for their shares of capital stock of Locus Dialogue, or (2) will be issued shares of our common stock upon their exchange of exchangeable shares of our Canadian subsidiary that they received at the time of the acquisition in exchange for their shares of capital stock of Locus Dialogue.

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                                  RISK FACTORS

   You should carefully consider the risks and uncertainties described below and all of the information contained in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

Financial Risks Related to Our Business

We have a history of losses and expect to continue to incur significant operating losses, and we may never be profitable.

   We have incurred net losses from our inception through June 30, 2001. As of June 30, 2001, we had an accumulated deficit of approximately $604.0 million. We have not achieved profitability and we expect to continue to incur significant operating losses in the future. These losses may be significantly higher than our current losses. Many of our operating expenses are relatively fixed in nature, particularly in the short term, and we expect to continue to incur significant operating expenses in connection with increased funding for research and development and expansion of our sales and marketing efforts. We also expect to incur large noncash charges relating to amortization of intangibles related to past acquisitions. We must therefore generate revenues sufficient to offset these increased expenses in order for us to become profitable. We cannot assure you that we will successfully generate sufficient revenues or that we will ever achieve profitability. If we do achieve profitability, we may not be able to sustain it.

We have a relatively limited operating history, which makes it difficult to evaluate our future prospects.

   We were incorporated in March 1996 and accordingly, we have a relatively short operating history and limited financial data upon which you may evaluate our business and prospects. In addition, our business model is likely to continue to evolve as we expand our product offerings and enter new markets. As a result, our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies that are moving into new markets and continuing to innovate with new and unproven technologies. For example, we expect to derive a significant portion of our revenue from products and services that we have only recently introduced. Some of these risks relate to our potential inability to:

  .  develop and integrate new features with our existing services;

  . expand our services to new and existing merchants, merchant aggregators and wireless carrier;

  .  manage our growth, control expenditures and align costs with revenues;

  .  expand successfully into international markets;

  .  attract, retain and motivate qualified personnel; and

  .  respond to competitive developments.

   If we do not effectively address the risks we face, our business model may become unworkable and we may not achieve or sustain profitability.

Our financial results are likely to continue to fluctuate which could cause our stock price to be volatile or decline.

   Our financial results have varied on a quarterly basis and are likely to fluctuate substantially in the future. These fluctuations could cause our stock price to be volatile or decline. Several factors could cause our quarterly results to fluctuate materially, including:

  .  variable demand for our products and services;

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  .  our ability to attract and retain advertisers, content providers, affiliates and distribution partners;

  . the amount and timing of fees we pay to affiliates to include our information services on their Web sites;

  .  expenditures for expansion of our operations;

  .  effects of acquisitions and other business combinations;

  . the introduction of new or enhanced services by us, our affiliates or distribution partners, or other companies that compete with us or our partners; and

  . the inability of our customers and content providers to pay us or to fulfill their contractual obligations to us due to difficulty in raising sufficient capital to support their long term operations.

   For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. Furthermore, our fluctuating operating results may fall below the expectations of securities analysts or investors, which would cause the trading price of our stock to decline.

Our stock price has been and is likely to continue to be highly volatile.

   The trading price of our common stock has historically been highly volatile. Since we began trading on December 15, 1998, our stock price has ranged from $1.06 to $138.50 (as adjusted for stock splits). On October 11, 2001, the closing price of our common stock was $1.88. Our stock price could continue to decline or to be subject to wide fluctuations in response to factors such as the following:

  .  actual or anticipated variations in quarterly results of operations;

  . announcements of technological innovations, new products or services by us or our competitors;

  . changes in financial estimates or recommendations by securities analysts;

  .  conditions or trends in the Internet and online commerce industries;

  . announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our customers or our competitors; and

  .  additions or departures of key personnel.

   In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These broad market and industry factors and general economic conditions may materially and adversely affect our stock price.

We have historically been, and currently remain, reliant upon revenues from our wireline services. Our operating results would be harmed by a decline in sales of our wireline services or our failure to collect fees for these services.

   Historically, we have derived a majority of our revenues from our wireline consumer services, including licensing and per query fees from affiliates and advertising revenue from our customers. We anticipate that our wireline consumer services will generate over 50% of revenues in 2001. Based upon our reliance on revenues from wireline consumer services, revenues may decline if growth rates for use of our wireline consumer services do not meet our expectations.

   As a result of unfavorable market or economic conditions, some of our wireline consumer services affiliates and customers are having difficulty raising sufficient capital to support their long-term operations or are otherwise experiencing adverse business conditions. These affiliates and customers may not be able to pay us some or all of the fees they are required to pay us under their existing agreements or may not be able to

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enter into new agreements. If we are unable to collect these fees or enter into new agreements, our operating results will be harmed.

If we are unable to diversify our revenue base, a significant portion of our revenues will continue to be derived from wireline consumer services, which could weaken our financial position.

   For 2001, we expect more of our revenues to come from our distribution of consumer and commerce services on wireless platforms, and from distribution of our commerce services both on our wireline platform and to our merchant aggregators. Our ability to increase the distribution of these new services, and thus diversify our revenues, could be hindered by numerous risks, including:

  . our ability to effectively develop, market and sell consumer and commerce products and services to new and existing affiliates and customers;

  .  the continued development of electronic commerce on the Internet;

  . the adoption of our commerce and consumer products and services by wireless carriers and device manufacturers;

  . the adoption of our services for delivery over broadband wireline platforms (DSL and cable) and broadband wireless standards (2.5G and 3G); and

  . the use of our commerce and consumer products and services by subscribers on their wireless devices.

Our financial and operating results will suffer if we are unsuccessful at integrating acquired businesses.

   We have acquired a large number of complementary technologies and businesses in the past, and may do so in the future. Acquisitions typically involve potentially dilutive issuances of stock, the incurrence of additional debt and contingent liabilities or large one-time write-offs and amortization expenses related to goodwill and other intangible assets. Past and future acquisitions involve numerous risks which could adversely affect our results of operations or stock price, including:

  . assimilating the operations, products, technology, information systems and personnel of acquired companies;

  .  diverting management's attention from other business concerns;

  . impairing relationships with our employees, affiliates, content providers and distribution partners;

  .  losing key employees of acquired companies; and

  . failing to achieve the anticipated benefits of these acquisitions in a timely manner.

   The success of the operations of companies and technologies which we have acquired will often depend on the continued efforts of the management of those acquired companies. Accordingly, we have typically attempted to retain key employees and members of existing management of acquired companies under the overall supervision of our senior management. We have, however, not always been successful in these attempts at retention.

Our future earnings could be negatively affected by significant charges resulting from the impairment in the value of acquired assets.

   For acquisitions which we have accounted for using the purchase method, we regularly evaluate the recorded amount of long-lived assets, consisting primarily of goodwill, assembled workforce, acquired contracts and core technology, to determine whether there has been any impairment of the value of the assets and the appropriateness of their estimated remaining life. We evaluate impairment whenever events or changed circumstances indicate that the carrying amount of the long-lived assets might not be recoverable. At
December 31, 2000, we determined that intangible assets from two purchase acquisitions had been impaired.

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Accordingly, we recorded an impairment charge of $9.0 million in the year ended
December 31, 2000. No intangible impairments were recorded in the six months ended June 30, 2001. We will continue to regularly evaluate the recorded amount of our long-lived assets and test for impairment. In the event we determine that any long-lived asset has been impaired, we will record additional impairment charges in future quarters.

Our revenues are attributable to a small number of customers, the loss of any one of which could harm our financial results.

   We derive a substantial portion of our revenues from a small number of customers. We expect that this concentration will continue in the foreseeable future. Our top ten customers represented 51% of our revenues for the second quarter of 2001, 59% of our revenues for the first quarter of 2001, 32% of our revenues for fiscal year 2000 and 30% of our revenues for fiscal year 1999. No single customer accounted for more than 10% of our revenues in fiscal year 2000. If we lose any of these customers, or if any of these customers are unable or unwilling to pay us amounts that they owe us, our financial results will suffer.

Revenues derived from our consumer and commerce services are dependent on our relationships with affiliates and distribution partners.

   We will not be able to continue generating revenues from advertising, transaction fees and promotions unless we can secure and maintain distribution for our consumer and commerce services on acceptable commercial terms through a wide range of affiliates and distribution partners. In particular, we expect that a limited number of our affiliates, including America Online, Inc., its CompuServe and Digital City divisions and Microsoft Network, LLC, will account for a substantial portion of our affiliate traffic. We also rely on our relationships with regional Bell operating companies and other partners, including American Express, for distribution of our commerce services. Our distribution arrangements with our affiliates and distribution partners typically are for limited durations of between six months and two years and automatically renew for successive terms thereafter, subject to termination on short notice. We cannot assure you that such arrangements will not be terminated or that such arrangements will be renewed upon expiration of their terms. Additionally, we cannot assure you that these relationships will be profitable or result in benefits to us that outweigh the costs of the relationships. We generally share with each affiliate a portion of the revenues generated by advertising on the Web pages that deliver our services. We also pay carriage fees to some of our affiliates, including AOL. In addition, if we lose a major affiliate, we may be unable to timely or effectively replace the affiliate with other affiliates with comparable traffic patterns and user demographics. The loss of any major affiliate is likely to harm our business.

We depend on third parties for content, and the loss of access to this content could cause us to reduce our product offerings to customers.

   We typically do not create our own content. Rather, we acquire rights to information from numerous third-party content providers, and our future success is highly dependent upon our ability to maintain relationships with these content providers and enter into new relationships with other content providers.

   We typically license content under short-term arrangements that do not require us to pay royalties or other fees for the use of the content. However, we do enter into revenue-sharing arrangements with certain content providers, and we pay certain content providers a one-time fee, a periodic fee or a fee for each query from Web users. In the future, we expect that some of our content providers will likely demand a greater portion of advertising revenues or increase the fees that they charge us for their content thus having a negative impact on our net earnings. If we fail to enter into and maintain satisfactory arrangements with content providers our ability to provide a variety of products and services to our customers would be severely limited thus harming our business reputation and operating results.

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Due to unfavorable economic conditions some of our affiliates may be unable to pay us or otherwise satisfy their obligations to us, thus harming our financial results and potentially our provision of services to other customers.

   As a result of generally unfavorable economic conditions including difficulties with raising necessary equity and debt financing, some of our affiliates may lack sufficient capital to support their long-term operations. As a result, these affiliates may not be able to pay us some or all of the fees they are required to pay us under their existing agreements. These conditions may also prevent potential affiliates from entering into contractual relationships or other strategic business relationships with us.

   Bad debt expense was 4.3% of revenues for the six months ended June 30, 2001, 3.4% of revenues for fiscal year 2000 and 1.8% of revenues for fiscal year 1999. Management regularly reviews all receivables for collectibility. We generally create reserves for all accounts sixty days or more past due and also reserve an amount based on revenues and the accounts receivable balance for accounts not specifically identified. We have a credit review process and, when circumstances warrant, require payment in advance from customers. As a result, we may have to forego business from customers who do not agree to our payment terms.

Our operating results have been, and may continue to be, negatively impacted by our recognition of losses on investments in other companies.

   We hold a number of investments in third parties. These investments were made directly and also indirectly through the private InfoSpace Venture Capital Fund 2000 LLC. The majority of the companies we have invested in are engaged in Internet, networking, e-commerce, telecommunications and wireless technologies. These investments involve a high level of risk for a number of reasons, including:

  . some of our investments are in businesses based on new technologies or products that may not be widely adopted in the evolving Internet and wireless technology industries;

  . the companies in which we have invested are generally development-stage companies which are likely to continue to generate losses in the foreseeable future and may not be profitable for a long time, if at all;

  . in recent months, companies in the Internet and e-commerce industries have experienced difficulties in raising capital to fund expansion or continue operations; and

  . most of our investments are in privately held companies, and if public markets for their securities do not develop, it may be difficult to sell those securities.

   We regularly review all of our investments in public and private companies for other than temporary declines in fair value. When we determine that the decline in fair value of an investment below our accounting basis is other than temporary, we reduce the carrying value of the securities we hold and record a loss in the amount of any such decline. During the six months ended June 30, 2001, we determined that the declines in value of seven of our investments were other than temporary, and we recognized losses totaling $55.7 million which represented 28.5% of the net loss applicable to common stockholders for the period, to record these investments at their current fair values as of June 30, 2001. With the current economic environment, it is difficult to accurately predict the amount of exposure to future investment impairment. As of June 30, 2001, our other investments were valued at $88.9 million.

   If we conclude in future quarters that the fair values of any of our investments have experienced more than a temporary decline, we will record additional investment losses, which would adversely affect our financial condition and results of operations.

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Operational Risks Related to Our Business

Unless we are able to hire, retain and motivate highly qualified employees, we will be unable to execute our business strategy.

   Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing and business development personnel. Our services and the industries to which we provide our services are relatively new, particularly with respect to our commerce services and our provision of services to the wireless industry. Qualified personnel with experience relevant to our business are scarce and competition to recruit them is intense. If we fail to successfully attract, assimilate and retain a sufficient number of highly qualified technical, managerial, sales and marketing, business development and administrative personnel, our business could suffer. At the beginning of 2001, we announced a realignment of resources to concentrate on development of our wireless, merchant and broadband services. This realignment included a reduction in our workforce of approximately 250 employees. This, or other future operational decisions, could create an unstable work environment and may have a negative effect on our ability to retain and motivate employees.

If the market price of our stock continues to decline, the value of stock options granted to employees may cease to provide sufficient incentive to our employees.

   Stock options, which typically vest over a two- or four-year period, are an important means by which we compensate employees. We face a significant challenge in retaining our employees if the value of these stock options is either not substantial enough or so substantial that the employees leave after their stock options have vested. If our stock price does not increase significantly above the prices of our options, we may in the future need to issue new options to motivate and retain our employees.

If we are unable to retain our executive officers, we may not be able to successfully manage our business.

   Our business and operations are substantially dependent on the performance of our key employees, all of whom are employed on an at-will basis. If we lose the services of one or more of our executive officers or key employees, particularly within our commerce services or wireless business, we may not be able to successfully manage our business or achieve our business objectives. The only person on whom we maintain key person life insurance is Naveen Jain, our Chairman and Chief Executive Officer. Although our executive officers have signed agreements which limit their ability to compete with us for one year after their employment with us ends, our business could be harmed if subsequent to the non-compete period one or more of them joined a competitor or otherwise decided to compete with us. Naveen Jain has signed a two-year non-competition agreement.

If our new management team does not perform well, we may not be able to achieve our business objectives.

   Due to our rapid growth, our anticipated expansion into new markets and our recent acquisitions, several members of our management team are new to InfoSpace or to their executive positions. Only two of our executive officers were employed by us at the end of fiscal year 1999. Our current executive officers may have only limited experience managing a rapidly growing public company. Our business objectives may be adversely affected if our new executive officers are not effective.

Our historical and future expansion in personnel and facilities will continue to significantly strain our management, operational and financial resources.

   We have rapidly and significantly expanded our operations and anticipate further significant expansion to accommodate expected growth in our customer base and market opportunities. We have increased the number of employees from less than 100 at January 1, 1998 to 918 at July 31, 2001. We have also expanded our

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facilities and now have development, operations and administrative facilities in Bellevue and Seattle, Washington; Mountain View, California; Provo, Utah; Montreal, Canada; Papendrecht, Netherlands; London, United Kingdom; Sydney, Australia; and Rio de Janeiro, Brazil. We also have sales offices in San Francisco, California; New York, New York; and Chicago, Illinois. This expansion has placed, and is expected to continue to place, a significant strain on our management and operational resources. To manage the expected growth of our operations and personnel, we must continue maintaining and improving or replacing existing operational, accounting and information systems, procedures and controls.

   We have limited experience managing multiple offices with multiple facilities and personnel in disparate locations. As a result, we may not be able to effectively coordinate our efforts, supervise our personnel or otherwise successfully manage our resources.

If we are unable to effectively manage the growth in our relationships with customers and other third parties, our business and reputation could be harmed.

   The rapid growth of our business has strained our ability to meet customer demands and manage the growing number of customer relationships. In addition, our customer relationships are growing in their size and complexity of services. As a result of the growth in the size, number, and complexity of our relationships we may be unable to meet the demands of our customer relationships, which could result in the loss of customers, subject us to penalties under our agreements and harm our business and reputation.

   We must also effectively manage our relationships with various Internet content providers, distribution partners, wireless carriers, advertisers, affiliates and other third parties necessary to our business. If we are unable to effectively manage the growth of these relationships, our ability to provide our services through multiple distribution channels to a wide audience of end users could suffer.

Our expansion into international markets may not be successful and may expose us to risks that could harm our business.

   We began providing consumer services in the United Kingdom in the third quarter of 1998. With our acquisition of Saraide in March 2000, we now have a development and operations facility in the Netherlands serving European wireless carriers. In March 1999, we began providing infrastructure services to Canadian affiliates through a Canadian subsidiary and subsequently began to expand our wireless services into Canada. We also have entered into agreements to expand our services into Brazil, China and Australia and are currently investigating other international opportunities.

   We have limited experience in developing and syndicating localized versions of our consumer and commerce services internationally, and we may not be able to successfully execute our business model in these markets. In addition, most international markets experience lower levels of Internet usage and Internet advertising than the United States. For example, we rely on our business partner in Europe for U.K. directory information and local sales forces and may enter into similar relationships if we expand into other international markets. Our success in these markets will be directly linked to the success of our business partners in such activities. If our business partners fail to successfully establish operations and sales and marketing efforts in these markets our business could suffer.

   We face a number of risks inherent in doing business in international markets, including:

  . lower levels of adoption or use of the Internet and other technologies used in our business, and the lack of appropriate infrastructure to support widespread Internet usage;

  .  export controls relating to encryption technology;

  .  tariffs and other trade barriers;

  .  potentially adverse tax consequences;

  .  limitations on the repatriation of funds;

  .  difficulties in staffing and managing foreign operations;

  .  changing local or regional economic and political conditions;

  .  exposure to different legal jurisdictions and standards;

  .  different accounting practices and payment cycles; and

  .  fluctuations in currency exchange rates.

   As the international markets for consumer and commerce services on wireline, wireless and broadband platforms markets continue to grow, competition in these markets will likely intensify. Local companies may have a substantial competitive advantage because of their greater understanding of and focus on the local markets. If we do not effectively manage risks related to our expansion internationally, our business is likely to be harmed.

Insiders own a large percentage of our stock, which could delay or prevent a change in control and may negatively affect your investment.

   As of July 31, 2001, our officers, directors and affiliated persons beneficially owned approximately 31.4% of our voting securities. Naveen Jain, our Chairman and Chief Executive Officer, beneficially owned approximately 19.6% of our voting securities as of that date. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us and could affect the market price of our common stock. In addition, some of our executive officers have stock option grants which provide for accelerated vesting if their employment is actually or constructively terminated after a change of control. The interests of those holding this concentrated ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider or could prevent us from entering into transactions or agreements that we may consider beneficial to our business.

We have implemented anti-takeover provisions that could make it more difficult to acquire us.

   Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors, even if the transaction would be beneficial to our stockholders. These provisions include:

  . the classification of our board of directors into three groups so that directors serve staggered three-year terms, which may make it difficult for a potential acquirer to gain control of our board of directors;

  . authorizing the issuance of shares of undesignated preferred stock without a vote of stockholders;

  .  a prohibition on stockholder action by written consent; and

  . limitations on stockholders' ability to call special stockholder meetings.

   In addition, we have an agreement with America Online that provides them the right of first negotiation in the event that we receive an unsolicited proposal from a third party regarding a sale, merger or other disposition of our assets that would result in a change of control. If we receive this type of proposal, America Online will have the first opportunity to negotiate with us regarding a disposition. This agreement could make us less attractive to a potential acquirer.

Technological Risks Related to Our Business

Our systems could fail or become unavailable, which would harm our reputation, result in a loss of current and potential customers and could cause us to breach existing agreements.

   Our success depends, in part, on the performance, reliability and availability of our services. We have data centers in Bellevue, Washington; Mountain View, California; and Papendrecht, Netherlands. None of our data centers are currently redundant. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, break-in, earthquake and similar events. We would face significant damage as a result of these events because we do not have a formal disaster recovery plan, and we do not carry business interruption insurance that is adequate to compensate us for all the losses that may occur. In addition, our systems use sophisticated software which may contain bugs that could interrupt service. For these reasons we may be unable to develop or successfully manage the infrastructure necessary to meet current or future demands for reliability and scalability of our systems.

   If the volume of traffic on our Web sites or our affiliates' Web sites increases substantially, we must respond in a timely fashion by expanding and upgrading our technology, transaction-processing systems and network infrastructure. Due to the recent expansion in the number of our customers and the products and services that we offer, we could experience periodic capacity constraints which may cause temporary unanticipated system disruptions, slower response times and lower levels of customer service. Our business could be harmed if we are unable to accurately project the rate or timing of increases, if any, in the use of our consumer and commerce services or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner.

   Furthermore, we have entered into service level agreements with certain merchant services distributors, including merchant banks, and most of our wireless customers. These agreements call for system up times and 24/7 support, and include penalties for non-performance. We may be unable to fulfill these commitments, which could subject us to penalties under our agreements, harm our reputation and result in the loss of customers and distributors.

We rely heavily on our proprietary technology, but we may be unable to adequately protect or enforce our intellectual property rights thus weakening our competitive position and negatively impacting our financial results.

   Our success significantly depends upon our proprietary technology. In particular, we believe that our core technology platform, which is proprietary to us, provides us with a significant competitive advantage because it is protocol and device agnostic, enabling us to provide our services through a variety of platforms, formats and devices. We have achieved and are able to maintain our current competitive position due to the unique nature of our technology.

   To protect our proprietary rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. In addition, it is possible that others could independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property we could lose our competitive position.

   Our intellectual property may be subject to even greater risk in foreign jurisdictions, as the laws of many countries do not protect proprietary rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property our competitive position in markets abroad may suffer.

Risks Related to Our Industry

Intense competition in the wireline, wireless and broadband markets could prevent us from entering those markets or cause us to lose market share.

   Our current business model depends on distribution of our consumer and commerce services to merchants and into the wireline, wireless and broadband markets, all of which are extremely competitive and rapidly changing. Our current and prospective competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition and more established relationships in the industry than we have. Many of our competitors may be able to develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. Because of these competitive factors and due to our relatively small size and financial resources we may be unable to compete successfully.

   Some of the companies we compete with are currently customers of ours, the loss of which could harm our business. Many of our current customers have established relationships with some of our current and potential future competitors. If our competitors develop Internet information infrastructure services that compete with ours, we could lose market share and our revenues would decrease.

We rely on the Internet infrastructure, and its continued commercial viability, over which we have no control and the failure of which could substantially undermine our business strategy.

   Our success depends, in large part, on other companies maintaining the Internet system infrastructure. In particular, we rely on other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet system infrastructure may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth.

   In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any such degradation of Internet performance or reliability could cause advertisers to reduce their Internet expenditures; in recent months, in fact, advertisers have begun to attribute less value to advertising on the Internet. Furthermore, any loss in the commercial viability of the Internet would have a significant negative impact on our merchant services. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce our business could suffer.

Underdeveloped telecommunications and Internet infrastructure may limit the growth of the Internet overseas thereby limiting the growth of our business.

   Access to the Internet requires advanced telecommunications infrastructure. The telecommunications infrastructure in many parts in Europe, the Asia-Pacific region and Latin America is not as well developed as in the United States and is partly owned and operated by current or former national monopoly telecommunications carriers or may be subject to a restrictive regulatory environment. The quality and continued development of telecommunications infrastructure in Europe, the Asia-Pacific region and Latin America will have a significant impact on our ability to deliver our services and on the market use and acceptance of the Internet in general.

   In addition, the recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The quality of our services is ultimately limited by and reliant upon the speed and reliability of Internet-related networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure in Europe, the Asia-Pacific region and Latin America.

We could be subject to liability due to security risks both to users of our commerce services and to the uninterrupted operation of our systems.

   Security and privacy concerns of users of online commerce services such as ours may inhibit the growth of the Internet and other online services, especially as a means of conducting commercial transactions. We rely on secure socket layer technology, public key cryptography and digital certificate technology to provide the security and authentication necessary for secure transmission of confidential information. Various regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available and thereby expose us to a risk of data interception. Because some of our activities involve the storage and transmission of confidential personal or proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability.

   Additionally, our wireless and wireline networks may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate our proprietary information or cause interruptions in our operations. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Although we intend to continue to implement industry-standard security measures, persons may be able to circumvent the measures that we implement in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing Web pages that deliver our services, any of which could harm our business.

Consolidation in our industry could lead to increased competition and loss of customers.

   The Internet industry has experienced substantial consolidation. For example, AOL, which previously acquired Netscape, has merged with Time Warner, @Home has acquired Excite, and Compaq has acquired ZIP2. We expect this consolidation to continue. These acquisitions could adversely affect our business and results of operations in a number of ways, including:

  . companies from whom we acquire content could acquire or be acquired by one of our competitors and stop licensing content to us;

  . our customers or distribution partners could acquire or be acquired by one of our competitors and terminate their relationship with us; and

  . our customers could merge with other customers, which could reduce the size of our customer base.

                           FORWARD-LOOKING STATEMENTS

   You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify such forward-looking statements. These forward-looking statements include, but are not limited to:

  . statements regarding new and future products and services, including our plans to deliver broadband services;

  .  statements regarding our business and growth strategy;

  . the expected demand for and benefits of our consumer and commerce infrastructure services for our affiliates and distribution partners;

  . anticipated benefits from the businesses and technologies we have acquired or intend to acquire;

  .  future carriage fees;

  .  increased operating expenses and the reasons for such increases;

  .  expected operating losses;

  .  increased costs of revenues;

  .  increased product development expenses;

  .  increased sales and marketing expenses;

  .  increased general and administrative expenses;

  .  anticipated capital equipment expenditures; and

  .  anticipated cash needs.

   This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our and the strategic Internet services industry's actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those identified under "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

   We will receive no cash proceeds from the sale of shares by the selling stockholders.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and therefore do not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

   Our common stock has been traded on the Nasdaq National Market under the symbol "INSP" since December 15, 1998, the date of our initial public offering. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the Nasdaq National Market. These prices and other share numbers throughout this prospectus have been adjusted to give effect to two-for-one stock splits of our common stock consummated in May 1999, January 2000 and April 2000.

                                                                 High     Low
                                                               -------- -------
   Fiscal Year Ending December 31, 1999:
     First Quarter............................................ $12.4063 $3.5625
     Second Quarter........................................... $18.1563 $8.8125
     Third Quarter............................................ $14.7345 $9.2188
     Fourth Quarter........................................... $  54.25 $9.6875
   Fiscal Year Ending December 31, 2000:
     First Quarter............................................ $ 138.50 $ 40.25
     Second Quarter........................................... $  78.25 $37.125
     Third Quarter............................................ $  60.00 $ 25.50
     Fourth Quarter........................................... $31.3125 $5.4375
   Fiscal Year Ending December 31, 2001:
     First Quarter............................................ $  9.875 $2.0625
     Second Quarter........................................... $   5.65 $1.5625
     Third Quarter............................................ $   3.79 $  1.06

   On October 11, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $1.88 per share. As of July 31, 2001, there were approximately 1,220 holders of record of our common stock.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2001. This table should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                 As of June 30,
                                                                      2001
                                                                 --------------
                                                                 (in thousands,
                                                                     except
                                                                  share data)
   Stockholders' equity:
     Preferred Stock, $.0001 par value per share; 15,000,000
      shares authorized; two shares issued and outstanding......   $       --
     Common Stock, $.0001 par value per share; 900,000,000
      shares authorized; 325,244,717 shares issued and
      outstanding(1)............................................           33
     Additional paid-in capital.................................    1,717,399
     Accumulated deficit........................................     (603,945)
     Accumulated other comprehensive loss.......................       (4,070)
     Deferred expense--warrants.................................       (1,088)
     Unearned stock-based compensation..........................       (1,710)
                                                                   ----------
     Total stockholders' equity.................................    1,106,619
                                                                   ----------
     Total capitalization.......................................   $1,106,619
                                                                   ==========

--------
(1) Excludes as of June 30, 2001:

  . 73,914,338 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $13.22 per share;

  . 18,371,096 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.92 per share; and

  . 19,579,142 shares of our common stock reserved for future issuance under our stock incentive and stock purchase plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and notes thereto and other financial information included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 1998, 1999 and 2000 and the selected consolidated balance sheet data at December 31, 1999 and 2000 are derived from our audited consolidated financial statements which have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included elsewhere herein, and are included elsewhere in this prospectus. The consolidated financial statements give retroactive effect to the acquisitions of Prio, Inc. and Go2Net, Inc., which have been accounted for on a pooling of interests basis as described in Note 8 to our consolidated financial statements. InfoSpace and Prio have fiscal year ends of December 31, and Go2Net had a fiscal year end of September 30. The unaudited statements of operations for the years ended 1996 and 1997 and the unaudited balance sheet data as of December 31, 1998, 1997 and 1996 combine the different fiscal year ends. The balance sheet data as of June 30, 2001 and the results of operations for the six months ended June 30, 2001 are unaudited.

                                       Year Ended December 31,
                          -----------------------------------------------------  Six Months Ended
                            1996      1997       1998       1999        2000      June 30, 2001
                          --------  ---------  --------  ----------  ----------  ----------------
Consolidated Statements
 of Operations Data:
  Revenues..............  $    500  $   3,445  $ 18,490  $   71,980  $  214,530     $   97,507
  Cost of revenues......       115        865     4,919      13,472      35,627         22,335
                          --------  ---------  --------  ----------  ----------     ----------
   Gross profit.........       385      2,580    13,571      58,508     178,903         75,172
  Operating expenses:
   Product development..     2,534      5,358     9,005      15,580      40,624         22,356
   Sales, general and
    administrative......     2,755      8,860    23,893      77,777     127,980         66,601
   Amortization of
    intangibles.........        --         64       710      42,761     171,336        123,004
   Acquisition and
    related charges.....        --        137     4,486      13,574     123,998          1,000
   Impairment and other
    charges.............        --         --     4,898      11,360      26,595         57,043
   Restructuring
    charges.............        --         --        --          --       2,322          1,655
                          --------  ---------  --------  ----------  ----------     ----------
     Total operating
      expenses..........     5,289     14,419    42,992     161,052     492,855        271,659
                          --------  ---------  --------  ----------  ----------     ----------
  Loss from operations..    (4,904)   (11,839)  (29,421)   (102,544)   (313,952)      (196,487)
  Other income, net.....       108        288       946      22,342      27,682         10,563
  Gain (loss) on
   investments..........        --         --        --          --       9,222         (6,016)
  Income tax expense....        (1)       (67)      (64)         --        (137)          (187)
  Minority interest.....        --         --        --          --      (3,171)            --
  Cumulative effect of
   change in accounting
   principle(1).........        --         --        --          --      (2,056)        (3,171)
  Preferred stock
   dividend.............        --         --        --    (159,931)         --             --
                          --------  ---------  --------  ----------  ----------     ----------
  Net loss applicable to
   common
   stockholders.........  $ (4,797) $ (11,618) $(28,539) $ (240,133) $ (282,412)    $ (195,298)
                          ========  =========  ========  ==========  ==========     ==========
  Basic and diluted net
   loss per share.......  $  (0.07) $   (0.10) $  (0.19) $    (0.93) $    (0.93)    $    (0.60)
                          ========  =========  ========  ==========  ==========     ==========
  Shares used in
   computing basic net
   loss per share.......    67,623    120,044   152,655     257,752     304,480        324,167
                          ========  =========  ========  ==========  ==========     ==========
  Shares used in
   computing diluted net
   loss per share.......    67,623    120,044   152,655     257,752     304,480        324,167
                          ========  =========  ========  ==========  ==========     ==========

                                        December 31,
                         -------------------------------------------  June 30,
                          1996   1997     1998     1999      2000       2001
                         ------ ------- -------- -------- ---------- ----------
Consolidated Balance
 Sheet Data:
  Cash, cash equivalents
   and short-term
   investments.......... $4,016 $23,032 $123,152 $414,661 $  370,148 $  268,161
  Working capital.......  4,184  21,650  118,064  418,297    366,875    273,955
  Total assets..........  6,147  27,689  146,205  953,919  1,272,110  1,172,516
  Total stockholders'
   equity...............  5,108  23,882  130,702  909,020  1,168,572  1,106,619

--------
(1) See note 1 to our consolidated financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. You should read the cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors," as well as those discussed elsewhere herein. See "Forward-Looking Statements." You should not rely on these forward-looking statements, which reflect only our opinion as of the date of this prospectus.

Overview

   InfoSpace, Inc. is an international provider of commerce and consumer infrastructure services to merchants and consumers on wireless, wireline and broadband platforms. We provide our services across multiple platforms simultaneously, including PCs and non-PC devices, such as screen telephones, television set-top boxes and online kiosks, which use ground wire Internet connections (wireline devices) and wireless devices such as cell phones, pagers and personal digital assistants. During the second half of 2001, we plan to begin delivering infrastructure services which take greater advantage of high-speed (known as broadband) wireline and wireless Internet connections, such as interactive gaming and other entertainment services. Our customers include AT&T Wireless, ALLTEL, Cingular Wireless, Intel, Virgin Mobile, Verizon Wireless, National Discount Brokers, Lucent, Charles Schwab, Nortel and Bloomberg, among others. Our affiliate network is comprised of Web sites such as America Online, Microsoft, Lycos and Walt Disney Internet Group sites.

   Naveen Jain, our Chief Executive Officer and Chairman, founded InfoSpace in March 1996. During the period from our inception through December 31, 1996, we had insignificant revenues and were primarily engaged in the development of technology for the aggregation, integration and distribution of Internet content and the hiring of employees. In 1997, we expanded our operations, adding business development and sales personnel in order to capitalize on the opportunity to generate Internet advertising revenues. We began generating material revenues in 1997 with our wireline consumer services. Revenues in 1998 were also primarily generated through our wireline consumer services and we also started distributing our services on wireless platforms. Throughout 1999 and 2000, we expanded and enhanced our infrastructure services through both internal development and acquisitions and focused on developing and deploying our infrastructure services to merchants and on wireless platforms. We do not expect our broadband services to generate meaningful revenues until 2003. We have offices in the United States, Canada, Australia, Brazil, the United Kingdom and the Netherlands. As of July 31, 2001, we had 918 employees worldwide.

Our Infrastructure Services

   The following provides greater detail on our consumer and commerce products and services:

   Consumer Products and Services: The consumer products and services we offer include unified communication services, including device-independent e-mail and instant messaging; information services, such as integrated directory, news, and lifestyle information; and community services, including the "sticky" services such as online address books and calendars.

   We deliver our consumer products and services through our wireline, wireless and broadband customer units. Our affiliates encompass an international network of wireless, PC and non-PC devices, including cellular phones, pagers, screen telephones, television set-top boxes, online kiosks and personal digital assistants.

   Commerce Products and Services: Our commerce products and services enable merchants to leverage the Internet to promote their businesses and to conduct commerce through exposure to participating consumers throughout our international network, whether on wireless devices or on PCs.

   Our commerce products and services include the online delivery of promotions to wireless devices and PCs for online and offline use, shopping that includes e-wallet and price comparison features, and our Authorize.Net payment authorization service for businesses.

   Our agreements provide for our customers to access and utilize our infrastructure services, however they do not have the right to take possession of our software.

Our Distribution Channels

   We currently focus on distributing our consumer and commerce products and services to merchant aggregators, regional Bell operating companies (RBOCs) and other merchant networks as well as to our wireline, wireless and broadband partners. These distribution channels comprise our four areas of business focus. The following provides detail on each of our business areas.

   Wireline: Through our wireline business unit, we distribute our consumer products and services such as PIM, instant messaging and search to our affiliates that include Web sites (including portals) and businesses. Our affiliate network now consists of over 3,200 portals and affinity sites that include America Online, Microsoft, Lycos, and Walt Disney Internet Group sites.

   Wireless: Our wireless services include data and transaction services that users can access from varying locations, on a variety of devices, over different protocols or standards. Our wireless services platform serves as the underlying infrastructure for wireless carriers and device and equipment manufacturers to offer their customers the ability to conduct commerce, access information, communicate and manage their lives.

   We currently have relationships with 18 domestic and international wireless carriers, including Verizon Wireless, AT&T Wireless, Cingular Wireless, VoiceStream, ALLTEL and Virgin Mobile and equipment manufacturers such as Nortel and Lucent. Our consumer and commerce products and services are private-labeled for each carrier, preserving the brand of the carrier and their relationship with their customer.

   Merchant: Our commerce services enable merchants to create, promote, sell and distribute their products and services across multiple channels through our distribution network to the end users of our services. We have reseller agreements with RBOCs, merchant banks and major merchant aggregators such as Bank of America and American Express, and local media networks such as newspapers and television and radio stations. Currently, over two million merchants use one or more of our commerce products and services.

   Broadband: During the second half of 2001, we plan to begin delivering integrated, cross-platform broadband (DSL, 2.5/3G, cable modem, satellite) services to customers worldwide. These services will include a comprehensive suite of our consumer and commerce products and services which take greater advantage of high speed connections such as interactive games and other entertainment services. Building on our existing infrastructure technology, we are currently developing new application interfaces and page templates to support our broadband TV and PC services. We are currently targeting high-speed access providers, including cable networks, satellite providers and DSL providers, for the license of our broadband platform.

   All of our services are built on our core technology platform and use the same operational infrastructure. We do not allocate development or operating costs to any of these services.

   We have incurred losses since our inception and, as of June 30, 2001, we had an accumulated deficit of approximately $604.0 million. For the six months ended June 30, 2001, our net loss was $195.3 million, including amortization of intangibles of $123.0 million and loss and impairment on investments of $61.7 million. For the year ended December 31, 2000, our net loss available to common shareholders totaled

$282.4 million, including amortization of intangibles of $171.3 million and $124.0 million in acquisition and related charges associated with the acquisitions of Prio, Saraide, Millet Software, IQorder and Go2Net, of which $80.1 million was a non-cash charge for in-process research and development associated with the acquisitions. For the year ended December 31, 1999, our net loss available to common shareholders totaled $240.1 million, including a $159.9 preferred stock dividend recorded by Go2Net in connection with the preferred stock sold to Vulcan Ventures in March and June 1999, $13.6 million in acquisition and related charges and $11.4 million in impairment and other charges. See "--Acquisitions."

   We believe that our future success will depend largely on our ability to continue to offer consumer and commerce products and services to merchants and on wireline, wireless and broadband platforms that are attractive to our existing and potential future merchants and distribution partners. Accordingly, we plan to increase our operating expenses in order to, among other things:

  . develop and continually enhance our technology and products and services;

  . expand our services and sell to our existing carrier partners a unified private-label solution that will work across all their networks, including wireless, broadband DSL and narrowband ISP;

  .  expand internationally;

  . increase capital equipment expenditures to meet service level agreement requirements and build out infrastructure in Europe, South America and Asia; and

  . expand our commerce services and sell additional services to our existing merchants and merchant aggregator partners and grow our network of merchants.

   After giving effect to our recent acquisitions and associated amortization of intangibles, we expect to incur significant operating losses on a quarterly basis in the future. In light of the rapidly evolving nature of our business and limited operating history, we believe that period-to-period comparisons of our revenues and operating results are not necessarily meaningful, and you should not rely upon them as indications of future performance. We do not believe that our historical growth rates are necessarily sustainable or indicative of future growth. Our future operating results may fall below the expectations of securities analysts or investors, which would likely cause the trading price of our common stock to decline.

Historical Results of Operations

   The following table sets forth the historical results of our operations expressed as a percentage of total revenues.

                                                              Six Months
                                                                 Ended
                              Year Ended December 31,          June 30,
                              ---------------------------   -----------------
                               2000      1999      1998      2001      2000
                              -------   -------   -------   -------   -------
Revenues.....................  100.00 %  100.00 %  100.00 %  100.00 %  100.00 %
Cost of revenues.............   16.61 %   18.72 %   26.60 %   22.91 %   15.96 %
                              -------   -------   -------   -------   -------
Gross profit.................   83.39 %   81.28 %   73.40 %   77.09 %   84.04 %
Operating expenses:
 Product development.........   18.94 %   21.65 %   48.70 %   22.93 %   18.44 %
 Sales, general and
  administrative.............   59.66 %  108.05 %  129.22 %   68.30 %   63.52 %
 Amortization of
  intangibles................   79.87 %   59.41 %    3.84 %  126.15 %   76.90 %
 Acquisition and related
  charges....................   57.80 %   18.86 %   24.26 %    1.03 %   97.01 %
 Impairment and other
  charges....................   12.40 %   15.78 %   26.49 %   58.50 %    0.00 %
 Restructuring charges.......    1.08 %    0.00 %    0.00 %    1.70 %    2.43 %
                              -------   -------   -------   -------   -------
  Total operating expenses...  228.66 %  223.75 %  232.50 %  278.60 %  258.30 %
                              -------   -------   -------   -------   -------
  Loss from operations....... (145.27)% (142.47)% (159.11)% (201.51)% (174.26)%
Other income, net............   12.90 %   31.04 %    5.12 %   10.83 %   16.48 %
Net gain (loss) on
 investments.................    4.30 %    0.00 %    0.00 %   (6.17)%   16.97 %
                              -------   -------   -------   -------   -------
Loss from operations before
 income tax expense and
 cumulative effect of change
 in accounting principle..... (126.59)% (111.43)% (153.99)% (196.85)% (140.81)%
Income tax benefit
 (expense)...................   (0.06)%    0.00 %   (0.35)%   (0.19)%   (0.03)%
Minority interest............   (1.48)%    0.00 %    0.00 %    0.00 %   (7.17)%
                              -------   -------   -------   -------   -------
Loss from operations before
 cumulative effect of change
 in accounting principle..... (126.65)% (111.43)% (154.34)% (197.04)% (148.01)%
Preferred stock dividend.....    0.00 % (222.19)%    0.00 %    0.00 %    0.00 %
Cumulative effect of change
 in accounting principle.....   (0.96)%    0.00 %    0.00 %   (3.25)%   (2.30)%
                              -------   -------   -------   -------   -------
Net loss..................... (126.65)% (333.62)% (154.34)% (200.29)% (150.31)%
                              =======   =======   =======   =======   =======

Results of Operations for the Six Months Ended June 30, 2001 and 2000

   Revenues. Our revenues are derived from our consumer and commerce products and services, which are distributed to users and subscribers on wireline, wireless and broadband platforms and to merchants via merchant aggregators including merchant banks and local media networks. We tailor agreements to fit the needs of our wireless carriers, merchant aggregators, affiliates and distribution partners; and, under any one agreement we may earn revenue from a combination of our consumer and commerce products and services. We identify revenues by our four distribution channels, which are merchant, wireline, wireless and broadband.

   Revenues were $97.5 million for the six months ended June 30, 2001 compared to $89.3 million for the six months ended June 30, 2000. The change in revenues for the six months ended 2001 compared to 2000 was primarily due to growth in our international operations, increased use of our wireless data services and the increased volume of transactions processed on our commerce platform.

   Also included in revenue are barter revenues generated from non-cash transactions as defined by Emerging Issues Task Force (EITF) Issue No. 99-17, Accounting for Advertising Barter Transactions. Revenue is recognized when we complete all of our obligations under the agreement. For non-cash agreements, we record a receivable or liability at the end of the reporting period for the difference in the fair value of the services provided or received. We recognized $10.4 million of revenue for the six months ended June 30, 2001 compared to $2.2 million for the six months ended June 30, 2000. Non-cash transactions are common in our industry. Generally, these transactions consist of the right to place Internet advertisements. For the six months ended June 30, 2001, barter expense was $6.1 million.

   We hold stock purchase warrants and stock in public and privately held companies for business and strategic purposes. Some of these warrants were received in conjunction with equity investments. Additionally, some warrants and stock were issued in connection with a business agreement whereby we provide our products and services to the issuer. Some of these agreements contain provisions that require us to meet specific performance criteria in order for the stock or warrants to vest. When we meet our performance obligations we record revenue equal to the fair value of the stock or warrant. If no future performance is required, we recognize the revenue on a straight-lined basis over the contract term. For the six months ended June 30, 2001 we recorded $11.0 million for vesting in stocks and warrants compared to $15.7 million for the six months ended June 30, 2000. Revenue recognized from stocks and warrants attached to a business agreement is based upon the valuation of the business issuing the stock or warrant.

   Revenues earned from companies in which we have investments are considered related party revenue. During the six months ended June 30, 2001, we made investments in four private companies for business and strategic purposes. In the normal course of business, we also entered into short-term agreements to provide various promotional services for these companies. For the six months ended June 30, 2000, related party revenue was $6.4 million. We anticipate that related party revenue will decline substantially in the quarter ended September 30, 2001 as we focus on business areas which have longer-term contracts with recurring monthly revenue streams.

   Cost of Revenues. Cost of revenues consists of expenses associated with the delivery, maintenance and support of our consumer and commerce products and services, including direct personnel expenses, communication costs such as high-speed Internet access, server equipment depreciation, and content license fees. Cost of revenues were $22.3 million, or 22.9% of revenue for the six months ended June 30, 2001, compared to $14.2 million, or 16.0% of revenue, for the period ended June 30, 2000. Approximately 78% of cost of revenue for the six months ended June 30, 2001 was personnel costs, data licenses and depreciation and equipment costs. In addition, approximately two percent of the expense recorded in the six months ended June 30, 2001 is attributable to one-time payments to certain employees for retention obligations from acquisitions and to the employees for accelerated vesting of our contribution to the Venture Fund on their behalf. Approximately 94% of the absolute dollar increase of cost of revenue from the six months ended June 30, 2001 compared to the six months ended June 30, 2000 was attributable to increases in personnel costs, data licenses, communication costs and depreciation and equipment. The increase in our personnel costs is primarily a result of personnel added through our acquisitions of Prio, Saraide and Locus and personnel added to support our expanded service offerings. The increase in our server and depreciation cost is primarily a result of our data center build-out at our Bellevue headquarters and the data centers acquired in Mountain View and the Netherlands from our acquisitions of Prio and Saraide. The increase in our data licenses and communication costs is a result of expanding and enhancing our content and delivery.

   Product Development Expenses. Product development expenses consist principally of personnel costs for research, design, maintenance and ongoing enhancement of the proprietary technology we use to integrate and distribute our consumer and commerce services to merchants and consumers on wireline, wireless and broadband platforms. For the six months ended June 30, 2001 product development costs were $22.4 million, or 22.9 % of revenue, compared to $16.5 million, or 18.4% of revenue, for the six months ended June 30, 2001. Approximately 88% of product development costs in the six months ended June 30, 2001 was for personnel costs. Increases in personnel costs accounted for the increase in product development costs in 2001 from the comparable six-month period in 2000. In addition, approximately nine percent of total expenses for the six months ended June 30, 2001 is attributable to one-time payments to certain employees for retention obligations from acquisitions and to the employees for accelerated vesting of our contribution to the Venture

Fund on their behalf. Generally, product development costs are not consistent with changes in revenue and they represent key infrastructure costs to develop and enhance service offerings and are not directly associated with current period revenue. We believe that significant investments in technology are necessary to remain competitive. Accordingly, we expect product development expenses to continue to increase in absolute dollars as we hire additional personnel who will continue to develop and enhance our proprietary technology.

   Sales, General and Administrative Expenses. Sales, general and administrative expenses consist primarily of salaries and related benefits for sales, general and administrative personnel, carriage fees, professional service fees, occupancy and general office expenses, business development and management travel expenses and advertising and promotion expenses. For the six months ended June 30, 2001 sales, general and administrative expenses were $66.6 million, or 68.3% of revenues, compared to $56.7 million, or 64% of revenues for the six months ended June 30, 2000. Approximately 79% of sales, general and administrative expenses in the six months ended June 30, 2001 was comprised of personnel costs, advertising and marketing costs, professional services, carriage fees, occupancy costs and bad debt expense. Approximately three percent of sales, general and administrative expenses in the six months ended June 30, 2001 was for one-time payments to certain employees for accelerated vesting of our contribution to the Venture Fund on their behalf. Approximately 86% of the increase in sales, general and administrative expenses for the six months ended June 30, 2001 was attributable to the increase in salaries and benefits, occupancy expense and carriage fees.

   Amortization of Intangibles. Amortization of intangibles includes amortization of goodwill, core technology, purchased domain names, trademarks, contract lists and assembled workforce. For the six months ended June 30, 2001 amortization of intangibles was $123.0 million compared with $68.6 for the six months ended June 30, 2000. The increases are a result of amortization of intangibles recorded from the acquisitions of Locus Dialogue, Inc. in January 2001, assets of the boxLot Company in December 2000, the iJapan technology in September 2000, TDLI.com and Orchest in August 2000, IQorder in July 2000 and Saraide and Millet Software in March 2000. The intangibles consist of goodwill, core technology, contract list and acquired workforce for each acquisition.

   In June 2001, Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets, which requires use of a non-amortization approach to account for purchased goodwill and certain intangibles, effective January 1, 2002. Under this non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. We expect the adoption of this accounting standard will have the impact of significantly reducing our amortization of goodwill and intangibles commencing January 1, 2002; however, it is possible that significant impairment charges may be incurred upon adoption or in periods subsequent to adoption.

   Acquisition and Other Related Charges. Acquisition and other related charges consist of in-process research and development and other charges related directly to acquisitions, such as professional fees for transactions accounted for as pooling-of-interests. Acquisition and related charges for the six months ending June 30, 2001 of $1.0 million included $600,000 of in-process research and development charges in the purchase acquisition of Locus Dialogue, $200,000 of severance pay to the former chief executive officer of Locus and legal, accounting and other fees related to acquisitions. For the six months ended June 30, 2000 acquisition and other related charges of $86.6 million included $74.1 million of in-process research and development charges in the purchase acquisitions of Saraide and Millet Software. Also included were costs incurred in the acquisition of Prio, which was accounted for as a pooling-of-interests.

   Impairment and Other Charges. Impairment and other charges consist of costs and/or charges that are not directly associated with other expense classifications or ongoing operations. Impairment and other charges for the six months ended June 30, 2001 of $57.0 million included $55.7 million of investment impairment, an allowance recorded on an employee loan of $1.1 million, $1.1 for settlements on litigation matters, an allowance of $1.1 million for a note receivable, and a $2.0 million decrease to the estimated liability of past overtime worked.

   Our management regularly reviews our investments for other than temporary declines in fair value. During the six months ended June 30, 2001, we recorded impairment charges of $38.6 million for investments held by InfoSpace and $17.1 million for investments held by the Venture Fund, prior to dissolution of the fund.

   We were audited by the Department of Labor in February 2001. The Department of Labor determined that numerous employees, primarily former employees of Go2Net, were improperly classified as exempt that should have been classified as non-exempt. As a result, for the quarter ended December 31, 2000, we recorded an estimated accrual in the amount of $3.0 million for the past wages that are due for overtime worked. Based on the overtime questionnaires we have received from the applicable employees through July 31, 2001 and a revision in the methodology used to calculate overtime pay approved by the Department of Labor, we have revised our estimate for this liability to be $1.0 million. $491,000 of this liability has been paid through July 31, 2001.

   Restructuring Charges. Restructuring charges of approximately $1.7 million for the six months ended June 30, 2001 reflect $1.4 million of severance costs associated with the reduction in work force during the first quarter of 2001. A charge of $255,000, also included in the six months ended June 30, 2001, is for a lease termination fee related to the closure of the our Dallas office.

   Gain (Loss) on Investments. Gain (loss) on investments consists of recognized gains and losses on investments in accordance with SFAS No. 133, recognized gains and losses on investments marked to fair value in the InfoSpace Venture Capital Fund 2000 and realized gains and losses on investments.

   Unrealized gain and losses in accordance with SFAS No. 133: Effective January 1, 2001, we adopted SFAS No. 133 which requires us to adjust our derivative instruments to fair value and recognize the change in the fair value in earnings. We hold warrants to purchase stock in other companies, which qualify as derivatives. For the six months ended June 30, 2001, we recognized a $3.9 million loss on these warrants.

   Dissolution of InfoSpace Venture Capital Fund 2000: On January 26, 2001, our Board of Directors approved the liquidation of the Venture Capital Fund. In the first quarter of 2001, we disbursed $16.4 million to the accredited investors, representing 100% of the accredited investor ownership. The Board of Directors also approved the acceleration of vesting of the contribution we made on behalf of our employees. The contribution was paid out in conjunction with the dissolution of the fund, resulting in compensation expense of $1.0 million in the first quarter of 2001. We recorded $517,000 of compensation expense in the year ended December 31, 2000 related to the contribution.

   Prior to dissolution of the fund, the fund's investments were adjusted to their fair value, resulting in recognizing $2.3 million of unrealized losses and $17.1 million of impairment on an investment in the quarter ended March 31, 2001. As of March 31, 2001, the Venture Capital Fund was dissolved and the investments that were held by the fund were transferred to InfoSpace.

   Realized loss on investments: Realized losses on the sale of an investment and the write-off two investments during the six months ended June 30, 2001 were $3.1 million.

   Other Income, Net. Other income, consisting primarily of interest income, was $10.6 million for the six months ended June 30, 2001 compared to $14.7 million for the six months ended June 30, 2000. The decrease is primarily due to reinvestment of funds to equity securities from interest bearing fixed income securities and from cash used for operating activities and acquisitions in the final three quarters of 2000 and first quarter of 2001.

   We have reinvested and may in the future reinvest part of our fixed income securities in non-interest bearing equity instruments and investments. We anticipate that our investments in internally developed technology and our expansion plans may require greater cash uses in the remainder of 2001. With these two factors, we anticipate that our interest income from our fixed securities will decrease in 2001 compared with 2000.

   Cumulative Effect of Change in Accounting Principle. On January 1, 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value and changes in fair value are recognized in earnings unless certain hedge criteria are met. As a result of adopting SFAS No. 133, we recorded an expense of $3.2 million to record warrants held to purchase stock in other companies at their fair value as of January 1, 2001 as a cumulative effect of change in accounting principle. As of December 31, 2000 warrants to purchase stock in public companies were held at fair value, with unrealized gains and losses included in accumulated other comprehensive loss, and warrants to purchase stock in private companies were held at cost.

   On January 1, 2000, we adopted Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. Prior to January 1, 2000, we recorded revenues from customers for development fees, implementation fees and/or integration fees when the service was completed. If this revenue were recognized on a straight-lined basis over the term of the related service agreements, in accordance with SAB 101, we would have deferred revenue of $2.1 million as of January 1, 2000 originally recorded in prior years. In accordance with SAB 101, we recorded a cumulative effect of change in accounting principle of $2.1 million.

   Income Tax Expense. We have recorded tax expense of approximately $187,000 for the six months ended June 30, 2001, for our operations in Europe. We expect to continue to record a tax provision for our international operations and do not anticipate recording a U.S. federal tax provision for the remainder of 2001.

Results of Operations for the Years Ended December 31, 1998, 1999 and 2000

   Revenues. Currently our revenues are derived from our consumer and commerce products and services, which are distributed to users and subscribers on wireline, wireless and broadband platforms and to merchants via merchant aggregators including merchant banks and local media networks. We tailor agreements to fit the needs of our wireless carriers, merchant aggregators, affiliates and distribution partners, and under any one agreement we may earn revenue from a combination of our consumer and commerce products and services. We report revenues by our four distribution channels, which are merchant, wireline, wireless and broadband.

   Revenues were $214.5 million for the year ended December 31, 2000, $72 million for the year ended December 31, 1999 and $18.5 million for the year ended December 31, 1998. For a breakdown of our revenues generated through our wireline, merchant and wireless distribution channels, please see the Revenue Information table on page F-48 in Note 13 of our consolidated financial statements.

   Wireline revenues were $156.9 million for the year ended December 31, 2000, a 179% increase from 1999 wireline revenues of $56.1 million, which increased 230% from 1998 wireline revenues of $17.0 million. The increases are primarily due to significant growth in all of our consumer products and services as a result of increased expansion of our affiliate network, which has grown from 2,500 portals and affinity sites at December 31, 1999 to over 3,200 portals and affinity sites at December 31, 2000, and increased traffic to our affiliate network.

   Merchant revenues were $36.9 million for the year ended December 31, 2000, a 143% increase from 1999 merchant revenues of $15.2 million, which increased 922% from 1998 merchant revenue of $1.5 million. The increases are primarily due to growth of our merchant network to over 2.0 million merchants at December 31, 2000, growth in the volume of transactions processed from over 2.5 million in the first quarter of 2000 to over 6.0 million in the fourth quarter of 2000, and the acquisitions of Authorize.net in July 1999 and Prio in February 2000.

   Wireless revenues were $20.8 million for the year ended December 31, 2000, a 3,037% increase from 1999 wireless revenue of $663,000. The increase is primarily due to the launch of our wireless platform by major US wireless carriers in the second and third quarters of 2000, the acquisition of Saraide in March 2000, and expansion of our services to international carriers in Brazil and Australia.

   Also included in revenue are barter revenues generated from non-cash transactions as defined by EITF 99-17, Accounting for Advertising Barter Transactions. Generally, these non-cash transactions allow us to place our online and print advertisements on the other party's medium in exchange for us allowing them to place their online advertisements on our affiliate network. Revenue is recognized when we complete all of our obligations under the agreement. For non-cash agreements, we record a receivable or liability at the end of the reporting period for the difference in the fair value of the services provided or received. We recognized barter revenue of $9.8 million in 2000, $948,000 in 1999 and $852,000 in 1998 from non-cash agreements.
Additionally, we recorded approximately $8.7 million, $878,000 and $646,000 in non-cash advertising expense for the years ended December 31, 2000, 1999 and 1998, respectively. Although we believe that non-cash transactions are common in our industry, we have adopted an internal policy of limiting advertising barter transactions to approximately five percent of our total revenues.

   We hold warrants in public and privately held companies for business and strategic purposes. Some of these warrants were issued in conjunction with equity investments. Additionally, some were issued in connection with a business agreement whereby we provide our products and services to the issuer. These warrants contain provisions that require us to meet specific performance criteria under the business agreement in order for the warrants to vest. When we meet our performance obligations we record revenue equal to the fair value of the warrant. We recorded revenue in the amount of $22.1 million for vesting in performance warrants for the year ended December 31, 2000 and $3.2 million for the year ended December 31, 1999. No performance warrant revenue was recognized in the year ended December 31, 1998. At December 31, 2000, we held warrants exercisable for approximately 11.9 million shares in sixteen companies, seven of which were public companies and the remainder were privately held entities. Revenue recognized from warrants attached to a business agreement is driven by the valuation of the business issuing the warrant. We anticipate warrant revenue in 2001 will be less than the amount of warrant revenue reported for 2000. At December 31, 2000, deferred revenue included $7.8 million from the unamortized portion of fully vested warrants. We expect to recognize $5.0 million in 2001, $2.7 million in 2002 and $70,000 in 2003.

   Cost of Revenues. Cost of revenues consists of expenses associated with the delivery, maintenance and support of our consumer and commerce products and services, including direct personnel expenses, communication costs such as high-speed Internet access, server equipment depreciation, and content license fees. Cost of revenues were $35.6 million, or 16.6% of revenues, for the year ended December 31, 2000, compared to $13.5 million, or 18.7% of revenues, for the year ended December 31, 1999 and $4.9 million, or 26.6% of revenues, for the year ended December 31, 1998. Approximately 90% of the absolute dollar increase is attributable to increased personnel costs, and other costs incurred in order to support greatly increased delivery of our consumer and commerce services, including communication lines, data licenses, and depreciation of equipment. The increase in the number of personnel is primarily a result of the personnel added through our acquisitions of Prio and Saraide in the first quarter of 2000. The increase in our server and depreciation cost is primarily a result of our data center build-out at our Bellevue, Washington headquarters and the data centers we acquired in Mountain View, California and the Netherlands resulting from our acquisitions of Prio and Saraide, respectively. The increase in our data licenses and communication costs is a result of expanding and enhancing our content services and their delivery.

   Product Development Expenses. Product development expenses consist principally of personnel costs for research, design, maintenance and ongoing enhancement of the proprietary technology we use to integrate and distribute our consumer and commerce services to merchants and on wireline, wireless and broadband platforms. Product development expenses were $40.6 million or 19.0% of revenues for the year ended December 31, 2000, compared to $15.6 million or 21.6% of revenues, for the year ended December 31, 1999 and $9.0 million, or 48.7% of revenues, for the year ended December 31, 1998. Approximately 75% of the increase in absolute dollars is attributable to increases in engineering and web development personnel utilized for the continued development of our product and service offerings. Approximately 13% of the increase from 1999 is attributable to greater equipment and depreciation expenses which are directly associated with this personnel increase. The personnel increases are a result of adding engineers at our headquarter location and from personnel added through our acquisitions of Prio, Saraide, Zephyr, eComlive, Millet, IQorder and Orchest.

We believe that significant investments in technology are necessary to remain competitive. Accordingly, we expect product development expenses to continue to increase in absolute dollars as we hire additional personnel who will continue to develop and enhance our proprietary technology.

   Sales, General and Administrative Expenses. Sales, general and administrative expenses consist primarily of salaries and related benefits for sales, general and administrative personnel, carriage fees, professional service fees, occupancy and general office expenses, business development and management travel expenses and advertising and promotion expenses. Sales, general and administrative expenses were $128.0 million or 59.7% of revenues, for the year ended December 31, 2000 compared to $77.8 million or 108.1% of revenues, for the year ended December 31, 1999 and $23.9 million or 129.2% of revenues, for the year ended December 31, 1998. Approximately 55% of the absolute dollar increase resulted from increased staffing levels necessary in our sales and support teams worldwide and as a result of our acquisitions in 2000. Approximately 14% of the increase from 1999 resulted from increased advertising costs, including barter advertising. Approximately 20% was from increased occupancy costs, depreciation and equipment costs which are primarily due to higher expenses related to our July move to our new facilities in Bellevue, Washington and to the addition of facilities and offices from our acquisitions of Prio and Saraide and from our international expansion into Brazil, Australia and the United Kingdom.

   Amortization of Intangibles. Amortization of intangibles includes amortization of goodwill, core technology, purchased domain names, trademark, contract lists and assembled workforce. Amortization of intangibles was $171.3 million in 2000, compared to $42.7 million in 1999, and $710,000 in 1998. The increases are a result of amortization of intangibles recorded from the acquisitions of the iJapan technology in September 2000, TDLI.com and Orchest in August 2000, IQorder in July 2000, Saraide and Millet Software in March 2000, Zephyr Software and eComLive in December of 1999, Union-Street and Free Yellow.com in October 1999, Dogpile LLC in August 1999, Authorize.Net in July 1999, the MyAgent technology acquisition in June 1999, Virtual Avenue in April 1999 and Outpost Network in July 1998. The intangibles consist of goodwill, core technology, contract list and acquired workforce for each acquisition and are being amortized over three to five years. We acquired Locus Dialogue on January 1, 2001. Amortization expense for the intangibles acquired in this transaction will be included in the first quarter of 2001. In addition, amortization expense for our December 2000 acquisition of assets of the boxLot company will be recorded in the first quarter of 2001. In the event that we complete additional acquisitions, expenses relating to the amortization of intangibles could increase in the future.

   Acquisition and Related Charges. Acquisition and other related charges consist of in-process research and development and other one-time charges related directly to acquisitions, such as professional fees for transactions accounted for as pooling of interests. Total acquisition and related charges in 2000 were $124.0 million. The acquisition and related charges in 2000 included $80.1 million of one-time in-process research and development charges in the purchase acquisitions of IQorder, Saraide and Millet Software. Also included were costs incurred in the acquisitions of Go2Net and Prio, which were both accounted for as a pooling-of-interests. Total acquisition and related charges in 1999 were $13.6 million. The acquisition and related charges in 1999 included $9.2 million of one-time in-process research and development charges in the purchase acquisitions of eComLive, Union-Street and the MyAgent technology. Also included were costs incurred in the acquisition of INEX, which was accounted for as a pooling-of-interests. Total acquisition and related charges in 1998 were $4.5 million. The acquisition and related charges in 1998 included $2.8 million of one-time in-process research and development charges in the purchase acquisition of Outpost. Also included were costs incurred in the pooling acquisition of Silicon Investor. In the event we complete additional acquisitions, we could incur additional acquisition and related charges in the future.

   Impairment and Other Charges. Impairment and other charges consist of one-time costs and/or charges that are not directly associated with other expense classifications or ongoing operations. Impairment and other charges for the year ended December 31, 2000 were $26.6 million and included settlement charges on two litigation matters of $1.4 million and $357,000, impairment of intangible assets of $9.0 million, impairment of investments of $9.8 million, an allowance recorded on an employee loan of $3.1 million and $3.0 million for estimated liability of past overtime worked. See "--Acquisitions," "--Balance Sheet Commentary" and "Business--Legal Proceedings."

   In January 2001, we reached a settlement with an alleged former employee from a complaint that was originally filed on December 15, 1999. Under the terms of the settlement, the alleged former employee received a cash payment of $1.4 million. As this subsequent event was related to services allegedly provided in prior periods, we recorded the expense in the fourth quarter of 2000.

   We regularly evaluate the recorded amount of the intangible assets, including goodwill, assembled workforce, acquired contracts and core technology, for impairment. At December 31, 2000 we determined that intangible assets from two purchase acquisitions had been impaired. We evaluated the potential future cash flows and the ability to transfer the assets in connection with a sale and determined that there were no future cash flows and no market for the assets. Accordingly, we recorded an impairment charge in the amount of $9.0 million in the quarter ended December 31, 2000.

   We regularly review all of our investments in public and private companies for other than temporary declines in fair value. When we determine that the decline in fair value of an investment below our accounting basis is other than temporary, we reduce the carrying value of the securities we hold and record a loss in the amount of any such decline. During the three months ended December 31, 2000, we determined that the declines in value of two of our investments were other than temporary and recognized losses totaling $9.8 million to record these investments at their current fair value as of December 31, 2000.

   We were audited by the Department of Labor in February 2001. The Department of Labor determined that numerous employees, primarily former employees of Go2Net, were improperly classified as exempt that should have been classified as non-exempt. As a result, we recorded an estimated accrual in the amount of $3.0 million for the past wages that are due for overtime worked. We expect this matter to be resolved in 2001.

   Impairment and other charges in 1999 and 1998 consist of costs associated with litigation settlements. In February 2000, we reached a settlement with an alleged employee in a lawsuit for a cash payment of $10.5 million. We accrued and expensed this liability in 1999. On July 23, 1999, we settled a patent infringement claim in exchange for a lump sum royalty payment of $209,500. This expense was recorded in 1999. On February 22, 1999, we reached a settlement with a former employee for a cash payment of $4.5 million. We accrued and expensed this liability in 1998. In 1998, Go2Net recorded an impairment charge of $398,000 associated with the impairment write-off of technology from the Playsite acquisition.

   The following table details acquisition and related costs and impairment and other charges:

                                                        Year ended December 31,
                                                        -----------------------
                                                          2000    1999    1998
                                                        -------- ------- ------
                                                            (in thousands)
Acquisition and related costs:
  In-process research and development.................. $ 80,100 $ 9,200 $2,800
  Merger-related costs.................................   43,898   4,374  1,686
                                                        -------- ------- ------
    Total acquisition and related costs................ $123,998 $13,574 $4,486
                                                        ======== ======= ======
Impairment and other charges:
  Impairment on investments............................ $  9,810 $    -- $   --
  Impairment on intangible assets......................    8,952      --    398
  Settlement charges...................................    1,732  11,360  4,500
  Past overtime worked.................................    3,000      --     --
  Prio warrant expense.................................    2,888      --     --
  Notes receivable.....................................    3,101      --     --
                                                        -------- ------- ------
    Total impairment and other related charges......... $ 29,483 $11,360 $4,898
                                                        ======== ======= ======

   Restructuring Charges. Restructuring charges of $2.3 million for the year ended December 31, 2000 reflect actual and estimated costs associated with the closure of our Dallas, Texas and our Ottawa, Canada facilities. These costs are primarily comprised of the write-off of leasehold improvements, early lease termination penalties and other personnel costs. We acquired these facilities in the acquisition of Saraide Inc. in March of 2000. Our decision to close the Dallas, Texas facility was made in the second quarter of 2000. Our decision to close the Ottawa, Canada facility was made in the fourth quarter of 2000.

   Other Income, Net. Other income consists primarily of interest income for all periods. Other income was $27.7 million in 2000, $22.3 million in 1999 and $946,000 in 1998. The increase from the prior years is primarily due to interest earned on higher average cash balances resulting from private financings in July and August of 1998, the net proceeds from our initial public offering completed in December 1998, the net proceeds from our follow-on offering, which closed in April 1999, and the net proceeds Go2Net received from the sale of preferred stock in March and June 1999.

   We have reinvested and will continue to reinvest part of our fixed income securities in non-interest bearing equity instruments and investments. We anticipate that our expansion plans may require greater cash uses in 2001 than in prior years. With these two factors, we anticipate that our interest income from our fixed securities will decrease in 2001 compared with 2000.

   Gain (Loss) on Investments. Gain on investments represents net unrealized and realized gains and losses on the investments in the InfoSpace Venture Capital Fund 2000 and net realized gains and losses on investments held by InfoSpace. In accordance with the Investment Company Audit Guide, the investments in the Fund are recorded at their fair value and the unrealized gains are reflected in the income statement in the Fund, which is fully consolidated. The unrealized gain recognized in the year ended December 31, 2000 is not necessarily indicative of future results.

   Income Tax Expense. We have recorded tax expense of approximately $137,000 for our international operations in Europe. For 2001, we do not anticipate recording a tax provision. For 2002, we expect a tax rate of 15% to 35%. For 2003 and beyond, we expect a tax rate of 35%.

   Minority Interest. As the majority holder of the InfoSpace Venture Capital Fund 2000, we have consolidated the balance sheet and statement of operations of the fund in our consolidated financial statements. As of December 31, 2000, InfoSpace owned 60.25% of the fund and our employees owned the remaining 39.75% of the fund. The employee-owned interest has been reflected as minority interest in the consolidated balance sheet and statement of operations.

   On January 26, 2001, our Board of Directors approved the liquidation of the Venture Capital Fund. In the first quarter of 2001, we disbursed $16.4 million to the accredited investors, representing 100% of the accredited investor ownership. The Board of Directors also approved the acceleration of vesting of the contribution we made on behalf of our employees. The contribution was paid out in conjunction with the dissolution of the fund, resulting in compensation expense of $1.0 million in the first quarter of 2001. We recorded $517,000 of compensation expense in the year ended December 31, 2000 related to the contribution.

   Preferred Stock Dividend. Go2Net sold 546,000 shares of preferred stock, convertible into 16,517,923 shares of common stock, to Vulcan Ventures in March and June 1999. This stock was sold at a price of $18.1648 per share which was a discount to the current market price of common stock into which the preferred stock was then convertible. The aggregate discount of $159.9 million was recognized as a dividend to Vulcan in the year ended December 31, 1999.

Balance Sheet Commentary

   Accounts Receivable. As our revenues have grown, our current receivable balance has increased as we are invoicing larger dollar amounts at the end of each month. We are also issuing single invoices for larger dollar amounts. In addition, as we enter into agreements for larger amounts with well-established companies, we periodically provide extended payment terms beyond our standard 15 to 30 day terms to allow for the customer's internal approval and payment processing systems. In the quarter ended December 31, 2000, our days sales outstanding was 48 days. We expect days sales outstanding in the future to be in the range of 50 to 60 days. Our December 31, 2000 accounts receivable balance includes two customer balances that comprise 33% of the balance. Both of these customer balances were collected in full subsequent to year-end.

   Notes and Other Receivable. Notes and other receivables is primarily comprised of interest receivable, advances to employees, a fully secured note to a former officer, an unsecured note to a former officer, a partially secured note to a current officer, and a secured loan to an unrelated third party with whom we had a business relationship, that is secured by the intangible assets of the third party, including intellectual property. At December 31, 2000 we recorded a valuation allowance on the partially secured note in the amount of $3.1 million, which included potential payroll tax expense of approximately $870,000 associated with the difference between the fair market value of the stock on December 31, 2000 securing the note and the outstanding note balance on that date.

   Payroll Tax Receivable. As of June 30, 2001, our balance sheet had $13.2 million recorded as a tax receivable due from the Federal government. In October 2000, one of our executives exercised non-qualified stock options and remitted $12.6 million for federal income tax based on the market price of the stock on the day of exercises and we remitted the employer payroll tax of $620,000. Due to the affiliate lock-up period from the Go2Net merger, the executive did not have the ability to sell the stock until February 2001. A tax ruling states, however, that the tax valuation and remittance is not required until the affiliate has the ability to sell the stock. We, therefore, returned the federal income tax withheld and filed an amendment to our payroll tax return to request the tax credit.

   Accrued Expenses. At December 31, 2000 accrued expenses of $38.0 million includes $15.3 million in acquisition costs related to the merger with Go2Net, $9.4 million in salary and other personnel related costs, $2.5 million in legal and accounting costs, $2.0 million of settlement charges, $1.7 million in revenue share and $7.0 million of other miscellaneous accruals.

Liquidity and Capital Resources

   From our inception in March 1996 through May 1998, we funded operations with approximately $1.5 million in equity financing and, to a lesser extent, from revenues generated for services performed. In April 1997 Go2Net completed its initial public offering which yielded net proceeds of approximately
$12.8 million. In May 1998, we completed a $5.1 million private placement of our common stock, and in July and August 1998, we completed an additional private placement of our common stock for $8.2 million. Sales of our common stock to employees pursuant to our 1998 Stock Purchase Rights Plan also raised $1.7 million in July 1998. Our initial public offering in December 1998 yielded net proceeds of $77.8 million and a follow-on public offering in April 1999 yielded net proceeds of $185.0 million. As of June 30, 2001, we had cash, cash equivalents and short-term investments of $268.2 million, long-term investments of $75.4 million and a payroll tax receivable due from the Federal government of $13.2 million.

 Six months ended June 30, 2001 and 2000.

   Net cash used by operating activities was $21.7 million for the six months ended June 30, 2001. This use of cash included a cash outlay of $12.6 for a payroll tax receivable due from the Federal government, $1.4 million of one-time severance pay for the reduction of workforce, $1.5 million of one-time payouts to the employees for the accelerated vesting of our contribution to the Venture Capital Fund for the employees, $1.8 million of one-time payments to certain employees for retention obligations from acquisitions and $500,000 of payments associated with the closure of our Ottawa office. Net cash provided by operating activities was $10.2 million for the six months ended June 30, 2000.

   Net cash provided by investing activities was $44.5 million in the six months ended June 30, 2001. Cash provided by investing activities was primarily a result of reinvesting short-term investments in commercial paper with a term of 90 days or less. Offsetting the $130.4 million of short-term investment maturities was $42.3 million invested in long-term investments, $12.0 million in equity investments, $9.2 million in purchases of fixed assets, $5.8 million in business acquisition costs and $16.3 million for the buyout of the minority interest ownership in the Venture Capital Fund. Net cash used by investing activities was $67.8 million in the six months ended June 30, 2000. During this period, cash used in investing activities was primarily comprised of costs associated with the acquisition of Prio, notes receivable additions, purchase of fixed assets and equity investments. The cash used in investing activities was partially offset by cash received from the minority interest of the Venture Capital Fund and maturities of debt investments.

   Net cash provided by financing activities in the six months ended June 30, 2001 was $5.6 million. $8.7 million was comprised of proceeds from the exercise of stock options and warrants and from share purchases from the employee stock purchase plan. Cash used in financing activities of $3.1 million was used to payoff the acquired debt of Locus Dialogue. Net cash provided by financing activities for the six months ended June 30, 2000 of $5.3 million was primarily comprised of proceeds from the exercise of stock options and warrants, offset by payments of debt acquired in the Prio and Saraide acquisitions.

 Years ended December 31, 2000, 1999 and 1998.

   Net cash provided by operating activities was $16.8 million in 2000. Significant components of cash provided by operating activities for the year ended December 31, 2000 were depreciation and amortization and write-offs of acquired in-process research and development, net operating losses, increases of accounts receivable and decreases in accrued expenses. Net cash used by operating activities was $11.8 million in 1999. Cash used in operating activities for the year ended December 31, 1999 consisted primarily of net operating losses and increases in accounts receivable, other receivable and prepaid expenses. These uses of cash were partially offset by increases in accrued expenses and the discount on the issuance of preferred stock by Go2Net accounted for as a non-cash dividend. Net cash used by operating activities was $12.6 million in 1998. Cash used in operating activities in 1998 consisted primarily of net operating losses and increases in accounts receivable and prepaid expenses. These uses of cash were partially offset by increases in accrued expenses and accounts payable.

   Net cash used by investing activities was $5.6 million in the year ended December 31, 2000. For 2000, cash used in investing activities was primarily comprised of business acquisitions, securities investments, other investments, notes receivable issued and purchase of property and equipment in connection with our Bellevue headquarters. Net cash used by investing activities was $423.3 million in the year ended December 31, 1999. For 1999, cash used in investing activities was primarily comprised of business acquisitions, securities investments, other investments and purchase of fixed assets. The change in securities investments is primarily a result of investing proceeds from our follow-on offering in short and long-term investments as well as investing proceeds from the March and June 1999 preferred stock issuance by Go2Net. Net cash used in investing activities in 1998 was $94.5 million. This was primarily a result of investing the cash proceeds from our initial public offering in short and long-term investments.

   Cash provided by financing activities in 2000 was $38.3 million and was primarily comprised of our net proceeds from the exercise of stock options and warrants. Cash provided by financing activities in 1999 was $498.3 million and was primarily comprised of our net proceeds from our follow-on offering in April 1999 and the net proceeds from the March and June 1999 preferred stock issuance by Go2Net. Cash provided by financing activities in 1998 was $125.6 million. The 1998 net proceeds were primarily from our initial public offering and, to a lesser extent, from private placements of common stock.

   We plan to use our cash for strategic investments and acquisitions, investments in internally developed technology, global expansion of our services and continued build-out of infrastructure in Europe, Asia and South America. We have noncancellable operating leases for our corporate facilities, with lease terms through

2005. Future minimum rental payments required under noncancellable operating leases are: $11.0 million in 2001, $10.9 million in 2002, $10.1 million in 2003, $9.1 million in 2004, and $5.1 million in 2005. We have future payments for carriage fee agreements of $3.2 million in 2001 and $500,000 in 2002.

   We believe that existing cash balances, cash equivalents and cash generated from operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, the underlying assumed levels of revenues and expenses may not prove to be accurate. We may seek additional funding through public or private financings or other arrangements prior to such time. Adequate funds may not be available when needed or may not be available on favorable terms. If we raise additional funds by issuing equity securities, dilution to existing stockholders will result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Acquisitions

                          Summary of Our Acquisitions

                                                                 Total Value of
                                    Date                          Transaction
Company or Assets                  Closed    Accounting Method   (in thousands)
-----------------                ---------- -------------------- --------------
Locus Dialogue Inc. ............ 01/01/2001 Purchase                $112,900
The boxLot Company.............. 12/07/2000 Asset Purchase          $  8,900
Go2Net.......................... 10/12/2000 Pooling-of-interests
iJapan technology............... 09/13/2000 Asset Purchase          $  2,000
TDLI.com Limited................ 08/31/2000 Purchase                $116,500
Orchest, Inc. .................. 08/04/2000 Purchase                $  7,900
IQorder.com, Inc. .............. 07/03/2000 Purchase                $ 65,800
Millet Software, Inc. .......... 03/31/2000 Purchase                $ 29,700
Saraide Inc. ................... 03/10/2000 Purchase                $347,000
Prio, Inc. ..................... 02/14/2000 Pooling-of-interests
Zephyr Software Inc. ........... 12/29/1999 Purchase                $  8,600
e-ComLive.com, Inc. ............ 12/16/1999 Purchase                $ 32,000
Free Yellow, Inc. .............. 10/27/1999 Purchase                $ 20,000
Union-Street.com, Inc. ......... 10/14/1999 Purchase                $ 20,500
INEX Corporation................ 10/14/1999 Pooling-of-interests
Dogpile, LLC. .................. 08/04/1999 Purchase                $ 52,000
Authorize.Net Corporation....... 07/01/1999 Purchase                $ 98,600
MyAgent technology.............. 06/30/1999 Asset Purchase          $ 18,000
IQC Corporation................. 05/13/1999 Purchase                $ 20,000
Virtual Avenue.................. 04/28/1999 Purchase                $ 24,700
Haggle Online, Inc. ............ 04/16/1999 Purchase                $  6,800
Hypermart....................... 08/03/1998 Pooling-of-interests
Web 21, Inc. ................... 12/31/1998 Pooling-of-interests
Silicon Investor, Inc. ......... 06/23/1998 Pooling-of-interests
OutPost Network, Inc. .......... 06/02/1998 Purchase                $  8,000
YPI............................. 05/16/1997 Purchase                $    292

   Locus Dialogue, Inc. On January 1, 2001, we acquired Montreal, Canada-based Locus Dialogue, Inc., a developer of speech recognition-enabled applications. Pursuant to a share exchange agreement, we issued or will issue up to 5,114,233 shares of our common stock: (1) 1,073,257 shares directly to those Locus Dialogue shareholders who elected to receive our common stock in exchange for their Locus Dialogue shares at the closing of the acquisition, (2) 2,867,760 shares upon the exchange or redemption of the exchangeable shares of

Locus Holdings Inc., an indirect subsidiary of ours, which exchangeable shares were issued to those Locus Dialogue shareholders who elected to receive exchangeable shares, or who did not make an election to receive shares of our common stock at the closing, and (3) 1,173,216 shares upon the exercise of options granted to replace options of Locus Dialogue held at the closing.

   In the quarter ended March 31, 2001, we recorded a non-recurring charge of $600,000 for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

   Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each component of the technology, including the complexity and technical obstacles to overcome, estimating the amount of core technology leveraged into the in-process projects, estimating the expected life of each component, estimating cash flows resulting from the expected revenues, margins and operating expenses generated from each component, and discounting to present value the cash flows associated with the in-process technologies. We utilized a rate of return of 35% to discount to present value the cash flows associated with the in-process technologies. The discount rate was selected based on evaluation of our weighted average cost of capital, the weighted average return on assets, the internal rate of return implied from this transaction, and management's assessment of the risk inherent in the future performance estimates utilized in the valuation.

   Within the Locus technology there are two main product lines: (1) Liaison and (2) SpeechPortal, both of which run on the SoftDialogue platform, which is the core speech engine. Liaison addresses the needs of enterprises which require speech-enabled communication solutions. SpeechPortal enables businesses and consumers to use the Internet via telephone or voice, without requiring an internet enabled device. We plan to offer a co-branded version of SpeechPortal to our wireless carrier and device manufacturer customers. As of the date of acquisition, we estimated that Liaison (Version 6.0) was 80% complete and SpeechPortal (Version 1.0) was considered to be 100% complete. Liaison (Version 7.0) was expected to be released prior to the end of 2001. Thereafter, we expected to have approximately two releases each year. SpeechPortal (Version 2.0) was expected to be released during the third quarter of 2001. Version 2.0 was estimated to leverage 60% of the core technology from Version 1.0. The percentage completed pre-acquisition was based primarily on the evaluation of three major factors: time-based data, cost-based data, and complexity-based data. Development costs incurred prior to the acquisition were approximately $656,000.

   The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the technology to remain competitive.

   Our revenue assumptions were based on the estimated growth potential of the industry and estimated market acceptance of the Locus Dialogue technology. Our expense assumptions included cost of revenue of 20% of revenue; selling, general and administrative expense of 35% of revenue; and product development expense of 2% of revenue. However, cost of revenues, sales, general and administrative and product development expenses may vary, both in absolute dollars and as a percentage of revenues.

   Following the acquisition, extensive development efforts have been expended on the speech portal and voice recognition technology. The product is currently in a beta version. We have been conducting product trials with certain of our wireless carrier customers and we have deployed the technology internally.

   While we believe that the assumptions discussed above were made in good faith and were reasonable when made, the assumptions we made may prove to be inaccurate, and there can be no assurance that we will realize the revenue, gross profit, growth rates, expense levels or other variables set forth in such assumptions.

   The boxLot Company. On December 7, 2000, we acquired substantially all of the assets of boxLot, including its interactive on-line variable pricing technology and dynamic pricing engine, equipment and domain names. We issued 501,527 shares of our common stock and paid cash of $2.6 million. We recorded $9.2 million in goodwill.

   Go2Net, Inc. On October 12, 2000, we completed our acquisition of Go2Net, Inc., a publicly held provider of applications and technology infrastructure for narrowband and broadband. In this acquisition, we obtained search, games and broadband technology; strategic relationships with National Discount Brokers, Hasbro, and Charter Communications; and increased queries and extended the distribution of our products and services.

   Under the terms of the merger, we exchanged 74,154,448 shares of our common stock for all of the preferred and common shares of Go2Net. The consolidated balance sheets as of December 31, 2000 and December 31, 1999 and the consolidated statements of operations, cash flows and stockholders' equity for the quarters ended March 31, 2001 and 2000 and the three years ended December 31, 2000, 1999 and 1998 are presented as if Go2Net was a wholly owned subsidiary since inception.

   iJapan Technology. On September 13, 2000, we acquired intellectual property that translates between cHTML and other major wireless markup languages from iJapan.com, Inc. for purchase consideration of $2 million cash. The entire purchase price was recorded as an intangible asset.

   TDLI.com Limited. In July 1998, we entered into a joint venture agreement with TDLI.com Limited, a subsidiary of Thomson Directories Limited, to form TDL InfoSpace to replicate our content, community and consumer services in Europe. TDL InfoSpace launched content services in the United Kingdom in the third quarter of 1998. Under the Web site services agreement, Thomson provides its directory information to TDL InfoSpace and sells Internet yellow pages advertising for the joint venture through its local sales forces. We also license our technology and provide hosting services to TDL InfoSpace. Thomson and we each purchased a 50% interest in TDL InfoSpace and are required to provide reasonable working capital to TDL InfoSpace. As of December 31, 1999, we had contributed $496,000 to the joint venture. We accounted for our investment in the joint venture under the equity method. For the years ended December 31, 1999 and 1998, we recorded a loss from the joint venture of $12,000 and $125,000, respectively.

   On August 31, 2000, we acquired TDLI.com Limited, a privately held company based in Hampshire, England that in turn holds approximately 50% of TDL InfoSpace (Europe) Limited, a joint venture originally formed by InfoSpace and Thomson Directories Limited in July 1998 to replicate InfoSpace's services in Europe. We acquired TDLI.com for purchase consideration of 3,420,308 shares of our common stock, the assumption of options and warrants to purchase 102,427 shares of our common stock and acquisition expenses of $2,105,304. We recorded $118.5 million in intangible assets. We now have 100% ownership and control of TDL InfoSpace.

   Orchest, Inc. On August 4, 2000, we acquired all of the outstanding capital stock of Orchest, Inc., a privately held company based in Cupertino, California, for a purchase consideration of 255,288 shares of our common stock and acquisition expenses of $72,060. We recorded $8.4 million for intangible assets. Orchest provides online financial services that enable users to access a consolidated view of their personal financial information from multiple institutions.

   IQorder.com, Inc. On July 3, 2000, we acquired all of the outstanding shares, warrants and options of IQorder.com, Inc., a privately held company based in Tempe, Arizona, for a purchase consideration of 989,959 shares of our common stock for all of IQorder's outstanding shares, warrants and options. We recorded a one-time in-process research and development charge of $6.0 million and recorded $62.5 million in intangible assets. Acquisition expenses were $132,088. IQorder's technology allows consumers to enter a model number, UPC code, part number, barcode or ISBN, or to scan in a UPC code, in order to locate a product, compare prices and make an instant purchase with a single click.

   Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each component of the technology, including the complexity and technical obstacles to overcome, estimating the amount of core technology leveraged into the in-process projects, estimating the expected life of each component, estimating cash flows resulting from the expected revenues, margins and operating expenses generated from each component, and discounting to present value the cash flows associated with the in-process technologies. We utilized a rate of return of 25% to discount to present value the cash flows associated with the in-process technologies. The discount rate was selected based on evaluation of our weighted average cost of capital and venture capital rates of return.

   The IQorder universal shopping portal is a mobile e-commerce tool that was expected to increase the speed of InfoSpace's product search engine process for vendor, product and pricing information. Customers are able to conduct searches using criteria such as bar code, manufacturer name, model name or number, product class, and key words. As of the date of valuation, the features and functionality considered to be developed technology included the IQorder product database and browser. The components of the technology that were under development included price alerts, remote data scrubbing, group pricing/group buying, and the shopping cart. At the close of the acquisition we planned to fully integrate this technology into our commerce shopping application and offer a co-branded version to our merchant resellers. The IQorder technology was launched on November 15, 2000 as part of our Intellishopper service. As of the date of acquisition, we estimated that the IQorder technology was 80% in-process and 20% developed. The percentage completed pre-acquisition was based primarily on the evaluation of three major factors: time-based data, cost-based data, and complexity-based data. Development costs incurred prior to acquisition were approximately $1.3 million.

   The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the technology to remain competitive.

   Revenue estimates were based on: (i) the expected growth rate of the overall industry in which IQorder operates and (ii) the expected growth rates of the specific markets in which the IQorder products will be sold. Our expense assumptions included cost of revenue of 3% of revenue, general and administrative of 10% of revenues, and sales and marketing of 25% of revenue through 2001, then declining to 20% in 2002, 15% in 2003 and 12% in 2004.

   While we believe that the assumptions discussed above were made in good faith and were reasonable when made, the assumptions we made may prove to be inaccurate, and there can be no assurance that we will realize the revenue, gross profit, growth rates, expense levels or other variables set forth in such assumptions.

   Millet Software, Inc. On March 31, 2000 we acquired all of the common stock of Millet Software, a privately held company, for a purchase consideration of 488,224 shares of our common stock and acquisition expenses of $54,531. We recorded $30.9 million in intangible assets.

   In this transaction, we assumed net assets of $5.9 million. This includes $6.0 million in purchased technology that includes in-process research and development, $170,000 of acquired workforce and $294,020 in net liabilities. We issued shares with a fair value of $33.1 million and incurred acquisition costs of $254,531. This resulted in $27.3 million of goodwill. We also recorded a one-time charge of $2.4 million for in-process research and development.

   The non-recurring charge of $2.4 million for in-process research and development was related to assets that had not yet reached technological feasibility and had no alternative future use. Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development were the estimated stage of development of each module of the technology, including the complexity and technical obstacles to overcome, estimating the estimated expected life of each module, estimated cash flows resulting from the expected revenues, margins, and operating expenses generated from each module, and discounted the present value the cash flows associated with the in-process technologies. Considering the inherent difficulty in developing estimates of future performance for emerging technologies such as the Millet Software applications, we utilized a relatively high rate of return (30%) to discount to present value the cash flows associated with the in-process technologies.

   Within the Millet Software technology there are three technologies: (1) Form L, (2) Smart Mapper and (3) Screen Walking. As of the date of acquisition, we estimated that the Form L, Smart Mapper and Screen Walking technologies were 100%, 85% and 65% completed, respectively. The percentage completed pre-acquisition for each application was based primarily on the evaluation of two major factors: time-based data and complexity-based data. The core technology reliance for the Smart Mapper and Screen Walking technologies was 40% and 20%, respectively. The technology was acquired primarily to increase our product and service offerings for the enterprise market.

   Following the acquisition, the technology was integrated to support order injection in our shopping engine. The first revision of the engine was completed in October 2000. We are currently working on the second revision of the engine. The modules are not distinguishable market segments for financial reporting purposes or for management purposes. Consequently, there are no separate and distinguishable allocations or utilizations of net working capital, and no specific charges for use of contributory assets. None of our operating expenses are allocated to specific service offerings. The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the modules to remain competitive.

   Our revenue assumptions for these modules were based on the subscription and transaction revenue we expect to generate from our shopping services. Our expense assumptions for these modules included cost of revenues, which we estimated to be 3% of revenues as we will incur minimal costs to deliver this technology on the platforms already developed and in use by us. Sales and marketing expenses combined with general and administrative expenses were estimated to be 35% in the first two years, and thereafter to range between 30% to 35% as a percentage of revenues. However, cost of revenues, sales and marketing expenses and general and administrative expenses may vary, both in absolute dollars and as a percentage of revenues.

   While we believe that the assumptions discussed above were made in good faith and were reasonable when made, such assumptions remain largely untested, as the three modules are not yet in service. Accordingly, the assumptions we made may prove to be inaccurate, and there can be no assurance that we will realize the revenues, gross profit, growth rates, expense levels or other variables set forth in such assumptions.

   We do not expect to have the ability to calculate revenues specifically and exclusively attributable to the integrated Millet technology. Further, the absence of such attribution will not be material to any module's success. The amount that we can charge customers for access and use of these modules will be greatly influenced by market forces and competitor's pricing of their own packaged and integrated offerings.

   Saraide Inc. On March 10, 2000 we acquired 80% of the common stock of Saraide, a privately held company, for a purchase consideration of 9,233,672 shares, valued at $346.5 million, assumption of options and warrants to purchase 357,121 shares of our common stock and acquisition expenses of $373,831.

   The purchase included $97.0 million in purchased technology composed of in-process research and development, $16.0 million of contract list, $2.1 million of acquired workforce, $248.0 million of goodwill and $16.2 million in net liabilities. We recorded a one-time charge of $71.7 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

   Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each module of the technology, including the complexity and technical obstacles to overcome, estimating the expected life of each module, estimating cash flows resulting from the expected revenues, margins, and operating expenses generated from each module, and discounting to present value the cash flows associated with the in-process technologies.

   At the date of acquisition, Saraide had eight technologies which had not yet reached technological feasibility: (i) asynchronous bridges, (ii) lookup service/persistent cache services, (iii) transaction services,

(iv) open standards application provider interface, (v) SS7 signaling functionality, (vi) security infrastructure, (vii) location enabler, and (viii) commerce enabler. With the exception of the asynchronous bridges, all projects were estimated to be commercially deployable in 2000. Once complete, these projects will provide the fundamental operating system and infrastructure for the distributed networked system platform, Saraide's value added service platform under development. Aggregate development costs incurred prior to the acquisition were approximately $2.4 million.

   The expected life of the modules being developed was assumed to be five to eight years, after which substantial modification and enhancement would be required for the modules to remain competitive.

   Our revenue assumptions for these modules were based on the number of carriers in Europe and North America we estimated would utilize these services, and the number of messages per month for Europe and the number of subscribers per month for North America signed up with these carriers that would utilize these services.

   Our expense assumptions for these modules included cost of revenues, which we estimated to be 65% for 2000 and decreasing to 43% of revenues as we will incur costs to deploy the technology globally. Research and development costs were estimated to be of 4.4% of revenues in 2000, decreasing to 2.2%. Sales and marketing expenses combined with general and administrative expenses were estimated to be 70% for 2000, and thereafter decreasing to range 20% as a percentage of revenues in line with industry levels as the Company capitalizes on economies of scale. However, cost of revenues, sales and marketing expenses and general and administrative expenses may vary, both in absolute dollars and as a percentage of revenues.

   While we believe that the assumptions discussed above were made in good faith and were reasonable when made, such assumptions remain largely untested, as the technologies are in the process of being integrated and released with our full suite of integrated Internet information infrastructure technologies and services for wireless devices. Accordingly, the assumptions we made may prove to be inaccurate, and there can be no assurance that we will realize the revenues, gross profit, growth rates, expense levels or other variables set forth in such assumptions. Considering the inherent difficulty in developing estimates of future performance for emerging technologies such as the Saraide technologies, we utilized a relatively high rate of return (37.5%) to discount to present value the cash flows associated with the in-process technologies.

   We do not expect to have the ability to calculate revenues specifically and exclusively attributable to the integrated Saraide technology. Further, the absence of such attribution will not be material to any module's success. The amount that we can charge the wireless carriers and device manufacturers for access and use of these modules will be greatly influenced by market forces and competitor's pricing of their own packaged and integrated offerings.

   We have been utilizing the GIN platform from the date of acquisition to support our SMS customers in Europe. The Saraide technology platform was first deployed to one of our wireless carrier partners in the third quarter of 2000.

   Prio, Inc. On February 15, 2000, we consummated the acquisition of Prio, a privately held company. We issued 9,322,418 shares of our common stock in exchange for all the outstanding common and preferred stock of Prio. We also assumed options and warrants to purchase 1,264,628 shares of our common stock.

   Prio provides commerce solutions specializing in the development of strategic partnerships, technologies and programs that drive commerce in both traditional and online shopping environments and Internet commerce applications that deliver solutions designed for small and medium-sized merchants to build, manage and promote online storefronts. The consolidated financial statements and the accompanying notes reflect our financial position and the results of operations as if Prio was our wholly-owned subsidiary since inception.

   Zephyr Software Inc. On December 29, 1999, we acquired all of the common stock of Zephyr Software Inc., a privately held company, and its wholly owned subsidiary Zephyr Software (India) Private Limited for a purchase consideration of 651,392 shares of our common stock and acquisition expenses of $539,512. In this transaction, we assumed net liabilities of $20,690, issued shares with a fair value of $8.6 million and recorded $9.2 million of goodwill.

   eComLive.com, Inc. On December 16, 1999, we acquired all of the common stock of eComLive.com, Inc., a privately held company, for a purchase consideration of 1,372,712 shares and acquisition expenses of $582,246.

   In this transaction, we assumed net assets of $5.4 million. This includes $5.3 million in purchased technology which includes in-process research and development, $140,000 of acquired workforce and $925 in net liabilities. We issued shares with a fair value of $32.0 million and incurred acquisition costs of $582,246. This acquisition resulted in our recording $27.1 million of goodwill. We recorded a one-time charge of $2.0 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

   Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development the estimated stage of development of each module of the technology, including the complexity and technical obstacles to overcome, estimating the estimated expected life of each module, estimated cash flows resulting from the expected revenues, margins, and operating expenses generated from each module, and discounted the present value the cash flows associated with the in-process technologies. The percentage completed pre-acquisition for each application was based primarily on the evaluation of two major factors: time-based data and complexity-based data.

   The eComLive technology is built on client-server architecture. There are three main applications: (1) Interactive eComLive for the consumer to consumer market, (2) Business eComLive targeted to the business to business market and
(3) Consumer eComLive for the business to consumer market. The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the modules to remain competitive.

   Our revenue assumptions for these modules were based on the number of licenses we estimated to sell. Our expense assumptions for these modules included cost of revenues, which we estimated to be less than 3% of revenues in the first year and thereafter to drop to 2% as we will incur minimal costs to deliver this technology on the platforms already developed and in use by us. Sales and marketing expenses combined with general and administrative expenses were estimated to be 130% in the first year, and thereafter to drop to 35% and remain relatively constant as a percentage of revenues. However, cost of revenues, sales and marketing expenses and general and administrative expenses may vary, both in absolute dollars and as a percentage of revenues.

   While we believe that the assumptions discussed above were made in good faith and were reasonable when made, such assumptions remain largely untested, as the three modules are not yet in service. Accordingly, the assumptions we made may prove to be inaccurate, and there can be no assurance that we will realize the revenues, gross profit, growth rates, expense levels or other variables set forth in such assumptions. Considering the inherent difficulty in developing estimates of future performance for emerging technologies such as the eComLive applications, we utilized a relatively high rate of return (30%) to discount to present value the cash flows associated with the in-process technologies.

   At the time of the acquisition, we planned to integrate the Interactive eComLive technology into the InfoSpace Web site and launch this technology with our consumer services. We also planned to offer a co-branded version to our affiliates as part of our suite of co-branded service offerings. Development work continued on this technology following the acquisition. During the second half of 2000, we made the decision not to actively pursue the enterprise market and work on the technology was postponed. The technology is not used commercially at this time, however the technology is being utilized internally for document sharing. Should we determine at some future point to enter the enterprise market, we will complete the necessary development efforts and fully integrate the technology into our suite of products and services.

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

   We do not expect to have the ability to calculate revenues specifically and exclusively attributable to the integrated eComLive technology. Further, the absence of such attribution will not be material to any module's success. The amount that we can charge customers for access and use of these modules will be greatly influenced by market forces and competitor's pricing of their own packaged and integrated offerings. Further, the modules will not be distinguishable market segments for financial reporting purposes or for management purposes. Consequently, there will be no separate and distinguishable allocations or utilizations of net working capital, and no specific charges for use of contributory assets. None of our operating expenses are allocated to specific service offerings.

   Free Yellow, Inc. On October 27, 1999, Go2Net acquired all of the stock of Free Yellow, a privately held company for purchase consideration of 608,173 shares and approximately $1.0 million in cash. The total transaction was valued at approximately $20.0 million.

   Union-Street.com, Inc. On October 14, 1999 we acquired all of the common stock of Union-Street, a privately held company, for a purchase consideration of 1,746,588 shares and acquisition expenses of $395,656.

   In this transaction, we assumed net assets of $5.4 million. This includes $5.3 million in purchased technology which includes in-process research and development, $160,000 of acquired workforce and $107,219 in net liabilities. We issued shares with a fair value of $20.5 million and recorded $15.5 million of goodwill. We recorded a non-recurring charge of $3.3 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

   Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each module of the technology, including the complexity and technical obstacles to overcome, estimating the expected life of each module, estimating cash flows resulting from the expected revenues, margins, and operating expenses generated from each module, and discounting to present value the cash flows associated with the in-process technologies. The percentage completed pre-acquisition for each application was based primarily on the evaluation of three major factors: time-based data, cost-based data, and complexity-based data. Development costs incurred prior to the acquisition were approximately $31,000.

   The Union-Street technology called Traction Series 3.0 is comprised of six modules that promote inter-activity on the customer's Web site. Businesses can integrate individual modules onto their sites or integrate all of the modules to form a comprehensive community solution. The modules include: (1) Web Site Creator, (2) Event Manager, (3) Relationship Manager, (4) Forums, (5) Chat and
(6) Email. We have integrated most of the Union-Street technology into the InfoSpace Web site and have launched the technology with our consumer services. We also offer a co-branded version to our affiliates as part of our suite of co-branded service offerings. The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the modules to remain competitive.

   Our revenue assumptions for these modules were based on the number of page views we estimate will be generated and the portion of those page views we estimate will be attributable to the Union-Street modules. We estimated that the Union-Street modules would generate approximately 1.6 million incremental pages views in fiscal 2000, increasing to 3 million in 2001. Thereafter, we expected the incremental growth attributed to this technology to be 8 to 12% annually. Our expense assumptions included cost of revenue of 17% of revenue in 2000 and 9% thereafter; selling, general and administrative expense of 34% in 2000, declining to 22% by 2004.

   While we believe that the assumptions discussed above were made in good faith and were reasonable when made, such assumptions remain largely untested, as the modules are in the early stages of being placed in service on the InfoSpace Web site and our affiliates Web sites. Accordingly, the assumptions we made may prove to be inaccurate, and there can be no assurance that we will realize the revenues, gross profit, growth rates, expense levels or other variables set forth in such assumptions. Considering the inherent difficulty in developing estimates of future performance for emerging technologies such as the Union-Street applications, we utilized a relatively high rate of return (30%) to discount to present value the cash flows associated with the in-process technologies.

   At the time of acquisition, we expected the Union-Street Traction Series 3.0 to be released in 1999. This technology has been fully integrated into our consumer services. The modules are not distinguishable market segments for financial reporting purposes or for management purposes and consequently, we cannot segregate results from specific service offerings.

   We do not expect to have the ability to calculate revenues specifically and exclusively attributable to the integrated Union-Street technology. Further, the absence of such attribution will not be material to any module's success. The amount that we can charge customers for access and use of these modules will be greatly influenced by market forces and competitor's pricing of their own packaged and integrated offerings.

   INEX Corporation. On October 14, 1999, we acquired INEX Corporation, a privately held company. We issued or will issue 3,600,000 shares of our common stock (1) directly to those INEX shareholders who elected to receive our common stock in exchange for their INEX shares at the closing of the combination,
(2) upon the exchange or redemption of the exchangeable shares of InfoSpace.com Canada Holdings Inc., an indirect subsidiary of ours, which exchangeable shares were issued to those INEX shareholders who elected to receive exchangeable shares, or who did not make an election to receive shares of our common stock at the closing, and (3) upon the exercise of outstanding warrants and options to purchase INEX common shares, which we assumed and which will become exercisable for shares of our common stock.

   INEX developed and marketed Internet commerce applications that deliver solutions designed for small and medium-sized merchants to build, manage and promote online storefronts. Our consolidated financial statements and the accompanying notes reflect our financial position and the results of operations as if INEX were our wholly-owned subsidiary since inception.

   Dogpile, LLC. On August 4, 1999, Go2Net acquired Dogpile, LLC in exchange for 1,241,524 shares of common stock and $15.0 million in cash. The total consideration was valued at approximately $52.0 million. The purchase agreement also provided for additional payments of up to $15.0 million over the eighteen months following the transaction close contingent on future revenues of Dogpile. $10.0 million in stock was paid out in 2000. Additional payments, if any, will be accounted for as additional goodwill.

   Authorize.Net Corporation. On July 1, 1999, Go2Net acquired Authorize.Net in exchange for 1,645,076 shares of common stock and $13.5 million in cash. The total consideration was valued at approximately $98.6 million. The purchase price also included the value of outstanding stock options that were converted to options to purchase 187,317 of common stock. The purchase agreement also provided for additional payments to Authorize.Net of up to $55 million over the two years following the transaction close contingent on future revenues and operating income of Authorize.Net. The additional payment, if any, will be accounted for as additional goodwill. During the year ended December 31, 2000, 262,388 additional shares were issued with a total estimated value of $10.0 million.

   MyAgent(TM) Technology. On June 30, 1999, we acquired the MyAgent technology and related assets from Active Voice Corporation for a cash payment of $18 million dollars. In addition, we hired six employees who comprised the MyAgent development team at Active Voice. Other than the MyAgent technology modules, no other assets or liabilities were assumed as part of this acquisition.

   The total purchase price of the acquisition of the MyAgent technology was $18.1 million including direct acquisition expenses of $83,054. In this transaction, we assumed net assets of $4.4 million. This includes $4.3 million in purchased technology, which includes in-process research and development, and $80,000 of acquired workforce. This acquisition resulted in our recording $13.7 million of goodwill.

   We recorded a one-time charge of $3.9 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use. Separately, we recorded a one-time charge

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

of $1.0 million for expenses related to bonus payments made to the Active Voice MyAgent team employees who accepted employment with us on the date of the MyAgent technology acquisition, but who had no obligation to continue their employment with us.

   Among the factors we considered in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each module of the technology, including the complexity and technical obstacles to overcome, estimating the amount of core technology leveraged into the in-process projects, estimating the expected life of each module, estimating cash flows resulting from the expected revenues, margins, and operating expenses generated from each module, and discounting to present value the cash flows associated with the in-process technologies. We utilized a rate of return of 30% to discount to present value the cash flows associated with the in-process technologies.

   Within the MyAgent technology there are three main modules: (1) the Client,
(2) Server Intelligence, and (3) Web Interface. We integrated the MyAgent technology into the InfoSpace Web site and launched the technology with our desktop portal. We also plan to offer a co-branded version to our affiliates as part of our suite of co-branded service offerings. As of the date of acquisition, we estimated that the Client, Server Intelligence, and Web Interface were 50%, 49%, and 29% completed, respectively. The percentage completed pre-acquisition for each module was based primarily on the evaluation of three major factors: time-based data, cost-based data, and complexity-based data. Aggregate development costs incurred prior to the acquisition were approximately $591,000.

   The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the modules to remain competitive.

   Our revenue assumptions for these modules were based on the number of page views we estimate the desktop portal will generate and the portion of those page views we estimate will be attributable to the MyAgent technology modules. We estimated that the number of page views will double as a result of the launch of the desktop portal. We estimated that 50% of the incremental page view growth would be attributable to the MyAgent modules. Page view revenue generated by the desktop portal will vary from our standard page view revenue since fewer advertisements can be placed on the desktop portal.

   Our expense assumptions for these modules included cost of revenues, which we estimated to be 17% of revenues in 2000 and thereafter to drop to 9% as we will incur minimal costs as we leverage the technology in future periods. Sales and marketing expenses combined with general and administrative expenses were estimated to be 34% in 2000, and thereafter to drop to 22% of revenues. However, cost of revenues, sales and marketing expenses and general and administrative expenses may vary, both in absolute dollars and as a percentage of revenues.

   While we believe that the assumptions discussed above were made in good faith and were reasonable when made, such assumptions remain largely untested, as the three modules are not yet in service. Accordingly, the assumptions we made may prove to be inaccurate, and there can be no assurance that we will realize the revenues, gross profit, growth rates, expense levels or other variables set forth in such assumptions. Considering the inherent difficulty in developing estimates of future performance for emerging technologies such as the MyAgent modules, we utilized a relatively high rate of return (30%) to discount to present value the cash flows associated with the in-process technologies. The discount rate was selected based on evaluation of our weighted average cost of capital, the weighted average return on assets, the internal rate of return implied from the transaction, and management's assessment of the risk inherent in the future performance estimates utilized in the valuation.

   The Client, Server Intelligence and Web Interface were released in the fourth quarter of 1999. Significant technology development efforts were necessary before any one of these modules could be successfully be completed and integrated into our full suite of service offerings of on-line services available both on the our Web site and on those of the our many affiliates Web sites. We made the Client modular and reduced its size considerably in order shorten the download time.

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

   The modules are not distinguishable market segments for financial reporting purposes or for management purposes and consequently, we cannot segregate results from specific service offerings.

   We do not expect to have the ability to calculate revenues specifically and exclusively attributable to the integrated MyAgent technology. Further, the absence of such attribution will not be material to any module's success. The amount that we can charge customers for access and use of these modules will be greatly influenced by market forces and competitors' pricing of their own packaged and integrated offerings.

   The MyAgent product team was not accounted for by Active Voice as a separate entity, a subsidiary, or a line of business, or division of the business, but rather was rolled up as part of the research and development group. Accordingly, historical financial information was not available and we were unable to utilize historical results of operations in the valuation of the MyAgent technology.

   Virtual Avenue. On April 28, 1999, Go2Net acquired Virtual Avenue and USAOnline in exchange for 546,000 shares of common stock valued at approximately $24.7 million.

   Haggle Online, Inc. On April 16, 1999, Go2Net acquired Haggle Online in exchange for 149,356 shares of common stock valued at approximately $6.8 million.

   Web 21, Inc. On December 31, 1998, Go2Net acquired Web 21 in exchange for 2,445,679 shares of common stock.

   OutPost Network, Inc. On June 2, 1998, we acquired OutPost in exchange for 11,999,904 shares of our common stock for a purchase price of $8.0 million. We wrote off approximately $2.8 million of in-process research and development in connection with the OutPost acquisition.

   We conducted a valuation of the assets acquired from OutPost, including core technology, assembled workforce and in-process research and development, utilizing the following major assumptions:

  . the revenue and margin contribution of each technology (in-process and future yet-to-be defined);

  . the percentage of carryover of technology from products under development and products scheduled for development in the future;

  .  the expected life of the technology;

  .  anticipated module development and module introduction schedules;

  . revenue forecasts, including expected aggregate growth rates for the business as a whole and expected growth rates for the Internet content provider industry;

  . forecasted operating expenses, including selling, general and administrative expenses, as a percentage of revenues; and

  . a rate of return of 30% utilized to discount to present value the cash flows associated with the in-process technologies.

   The technology that we acquired from OutPost, smart-shopping services, is made up on four main modules. These modules in their developed state as of the acquisition date had certain technological limitations. Subsequent to the acquisition, we revised our strategy with respect to the transaction proxy module, with the result being that most of the in-process technology was discarded. Accordingly, no value was assigned to this module in connection with our valuation of the assets acquired from OutPost. The four modules are:

  . integrated content that will provide users with product pricing and merchant information;

  . transaction proxy that will allow us to track sales transactions from beginning to end and to receive confirmation reports from the retailers;

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

  . branding that will allow users to travel to affiliate Web sites without leaving the InfoSpace Web site; and

  . universal shopping cart that will allow users to make multiple purchases at different retailers in one execution.

   Our expense assumptions for these modules included cost of revenues, which was estimated to be 17% of revenues for the last seven months of 1998 and thereafter to remain relatively constant as a percentage of revenues. Sales and marketing expenses, combined with general and administrative expenses, were estimated to be 54% of revenues for these modules for the last seven months of 1998, and thereafter to remain relatively constant as a percentage of revenues. However, cost of revenues, sales and marketing expenses and general and administrative expenses are likely to vary, both in absolute dollars and as a percentage of revenues.

   Following the acquisition, these modules were integrated into our full suite of commerce products and services. The integrated content module was completed and integrated into our Web site in the third quarter of 1998. Relevant portions of the transaction proxy, branding and shopping cart modules were completed and integrated into the version 1.0 release of our ActiveShopper electronic commerce private label solution that was launched in May 1999. We discontinued selling this product in the United States after the November launch of our Intellishopper product. However, we do still have merchants using the product, but our intention is to migrate these merchants to a co-branded version of our Go Shopping product.

   The direct impact of the smart-shopping service on current and future results of operations, liquidity and capital resources is not known, as we do not have the ability to calculate revenues specifically and exclusively attributable to OutPost's integrated technology. Further, the modules are not distinguishable market segments for financial reporting purposes or for management purposes.

   Silicon Investor, Inc. On June 23, 1998 Go2Net acquired all of the issued and outstanding capital stock of Silicon Investor, Inc., which began operations in April 1995, in exchange for 9,012,953 shares of common stock. In addition, Go2Net assumed 87,047 employee stock options. Our financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Silicon Investor.

Quarterly Results of Operations (unaudited)

   The following table presents a summary of our unaudited consolidated results of operations for the ten quarters ended June 30, 2001. The information for each of these quarters has been prepared on a basis consistent with our audited consolidated financial statements. The results of operations have been recast to reflect the mergers with Go2Net and Prio, which were accounted for as poolings-of-interests. Also, the results have been restated to reflect an adjustment in the quarter ended December 31, 1999, as described in Note 1 of the consolidated financial statements. The impact of the adjustment was to increase revenue and decrease net loss by $1.2 million for the quarter ended December 31, 1999. The results for each of the quarters in the year ended December 31, 2000 have been restated for the adjustment related to warrants received for service in 1999. You should read this information in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                     March 31,  June 30,   September 30, December 31, March 31,  June 30,  September 30, December 31, March 31,
                       1999       1999         1999          1999       2000       2000        2000          2000       2001
                     ---------  ---------  ------------- ------------ ---------  --------  ------------- ------------ ---------
                                                (in thousands, except per share data)
Revenues...........  $  9,584   $  12,678    $ 20,377      $ 29,341   $ 38,778   $ 50,486    $ 59,804     $  65,462   $  46,565
Cost of revenues...     2,220       2,827       3,796         4,629      6,134      8,109      10,293        11,092      11,721
                     --------   ---------    --------      --------   --------   --------    --------     ---------   ---------
 Gross profit......     7,364       9,851      16,581        24,712     32,644     42,377      49,511        54,370      34,844
                     June 30,
                       2001
                     ---------
Revenues...........  $ 50,942
Cost of revenues...    10,614
                     ---------
 Gross profit......    40,328

Operating expenses:
 Product
  development......     2,910       3,663       3,898         5,109      6,951      9,507      10,155        14,011      11,787
 Sales, general and
  administrative...    10,482      13,949      17,964        35,381     25,871     30,827      34,819        36,464      35,021
 Amortization of
  intangibles......       299       3,046      18,044        21,372     28,010     40,636      47,434        55,255      63,897
 Acquisition and
  related charges..        --       5,160         959         7,455     86,397        202       7,609        29,790         889
 Impairment and
  other charges....        --         210          --        11,150         --         --          --        26,595       1,056
 Restructuring
  charges..........        --          --          --            --         --      2,171          --           151       1,717
                     --------   ---------    --------      --------   --------   --------    --------     ---------   ---------
   Total operating
    expenses.......    13,691      26,028      40,865        80,467    147,229     83,343     100,017       162,266     114,367
                     --------   ---------    --------      --------   --------   --------    --------     ---------   ---------
Loss from
 operations........    (6,327)    (16,177)    (24,284)      (55,755)  (114,585)   (40,966)    (50,506)     (107,896)    (79,523)
Other income, net..     1,879       5,783       7,014         7,666      7,584      7,123       7,124         5,851       5,983
Gain (loss) on
 investments.......        --          --          --            --     23,598     (8,447)     (6,677)          748     (47,616)
Income tax
 expense...........        --          --          --            --        (18)        (6)        (62)          (51)        (50)
Minority interest..        --          --          --            --     (9,843)     3,445       2,154         1,073          --
Cumulative effect
 of change in
 accounting
 principle.........        --          --          --            --     (2,055)        --          --            --      (3,171)
Preferred stock
 dividend..........   (52,930)   (107,000)         --            --         --         --          --            --          --
                     --------   ---------    --------      --------   --------   --------    --------     ---------   ---------
Net loss...........  $(57,378)  $(117,394)   $(17,270)     $(48,089)  $(95,319)  $(38,851)   $(47,967)    $(100,275)  $(124,377)
                     ========   =========    ========      ========   ========   ========    ========     =========   =========
Basic and diluted
 net loss per
 share.............  $  (0.25)  $   (0.46)   $  (0.06)     $  (0.17)  $  (0.33)  $  (0.13)   $  (0.16)    $   (0.32)  $   (0.38)
                     ========   =========    ========      ========   ========   ========    ========     =========   =========
Shares used in
 computing basic
 and diluted net
 loss per share....   226,521     256,778     270,146       278,875    289,461    303,992     308,996       315,301     323,299
                     ========   =========    ========      ========   ========   ========    ========     =========   =========
Operating expenses:
 Product
  development......    10,569
 Sales, general and
  administrative...    31,580
 Amortization of
  intangibles......    59,107
 Acquisition and
  related charges..       111
 Impairment and
  other charges....    14,387
 Restructuring
  charges..........       (62)
                     ---------
   Total operating
    expenses.......   115,692
                     ---------
Loss from
 operations........   (75,364)
Other income, net..     4,580
Gain (loss) on
 investments.......        --
Income tax
 expense...........      (137)
Minority interest..        --
Cumulative effect
 of change in
 accounting
 principle.........        --
Preferred stock
 dividend..........        --
                     ---------
Net loss...........  $(70,921)
                     =========
Basic and diluted
 net loss per
 share.............  $  (0.22)
                     =========
Shares used in
 computing basic
 and diluted net
 loss per share....   325,027
                     =========

                     March 31,  June 30,  September 30, December 31, March 31,  June 30,  September 30, December 31, March 31,
                       1999       1999        1999          1999       2000       2000        2000          2000       2000
                     ---------  --------  ------------- ------------ ---------  --------  ------------- ------------ ---------
Revenues...........    100.0 %    100.0 %     100.0 %       100.0 %    100.0 %   100.0 %      100.0 %       100.0 %    100.0 %
Cost of revenues...     23.2       22.3        18.6          15.8       15.8      16.1         17.2          16.9       15.8
                      ------     ------      ------        ------     ------     -----        -----        ------     ------
 Gross profit......     76.8       77.7        81.4          84.2       84.2      83.9         82.8          83.1       84.2
                     June 30,
                       2001
                     ---------
Revenues...........    100.0%
Cost of revenues...     20.8
                     ---------
 Gross profit......     79.2

Operating expenses:
 Product
  development......     30.4       28.9        19.1          17.4       17.9      18.8         17.0          21.4       17.9
 Sales, general
  and
  administrative...    109.4      110.0        88.2         120.6       66.7      61.1         58.2          55.7       59.3
 Amortization of
  intangibles......      3.1       24.0        88.6          72.8       72.2      80.5         79.3          84.4       72.2
 Acquisition and
  related
  charges..........       --       40.7         4.7          25.4      222.8       0.4         12.7          45.5      222.8
 Impairment and
  other charges....       --        1.7          --          38.0         --        --           --          40.6        7.5
 Restructuring
  charges..........       --         --          --            --         --       4.3           --           0.2         --
                      ------     ------      ------        ------     ------     -----        -----        ------     ------
   Total operating
    expenses.......    142.9      205.3       200.5         274.2      379.7     165.1        167.2         247.8      379.7
                      ------     ------      ------        ------     ------     -----        -----        ------     ------
Loss from
 operations........    (66.0)    (127.6)     (119.2)       (190.0)    (295.5)    (81.1)       (84.5)       (164.7)    (295.5)
Other income, net..     19.6       45.6        34.4          26.1       19.6      14.1         11.9           8.9       19.6
Gain (loss) on
 investments.......       --         --          --            --       60.9     (16.7)       (11.2)          1.1       60.9
Income tax
 expense...........       --         --          --            --         --        --         (0.1)         (0.1)      (0.1)
Minority interest..       --         --          --            --      (25.4)      6.8          3.6           1.6      (25.4)
Cumulative effect
 of change in
 accounting
 principle.........       --         --          --            --       (5.3)       --           --            --       (5.3)
Preferred stock
 dividend..........   (552.3)    (844.0)         --            --         --        --           --            --         --
                      ------     ------      ------        ------     ------     -----        -----        ------     ------
Net loss...........   (598.7)%   (926.0)%     (84.8)%      (163.9)%   (245.8)%   (77.0)%      (80.2)%      (153.2)%   (245.8)%
                      ======     ======      ======        ======     ======     =====        =====        ======     ======
Operating expenses:
 Product
  development......     20.7
 Sales, general
  and
  administrative...     62.0
 Amortization of
  intangibles......    116.0
 Acquisition and
  related
  charges..........      0.2
 Impairment and
  other charges....     28.2
 Restructuring
  charges..........     (0.1)
                     ---------
   Total operating
    expenses.......    227.3
                     ---------
Loss from
 operations........   (148.1)
Other income, net..      9.0
Gain (loss) on
 investments.......       --
Income tax
 expense...........     (0.3)
Minority interest..       --
Cumulative effect
 of change in
 accounting
 principle.........       --
Preferred stock
 dividend..........       --
                     ---------
Net loss...........   (139.4)%
                     =========

   Our quarterly and annual revenue, expenses and operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. Because of these fluctuations, we believe that period-to-period comparisons are not a good indication of our future financial performance. We may not be able to sustain or increase our level of revenue or our rate of revenue growth on a quarterly or annual basis. Our quarterly or annual operating results may not meet the expectations of investors. If this happens, the price of our stock could decline. See "Risk Factors--Our financial results are likely to continue to fluctuate which could cause our stock price to be volatile or decline" and "-- Our stock price has been and is likely to continue to be highly volatile."

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. We adopted SAB 101 on January 1, 2000. Prior to January 1, 2000 and implementation of the SAB, we recorded gross revenues from customers for development fees, implementation fees and/or integration fees when the service was completed. If this revenue were recognized on a straight-line basis, in accordance with SAB 101, we would have deferred revenue of $2.1 million as of January 1, 2000, originally recorded in prior years. In accordance with SAB 101, we recorded a cumulative effect of change in accounting principle of $2.1 million. We recognized $2.0 million in revenue in the year ended December 31, 2000 related to this deferred revenue. The remaining balance will be recognized from January 2001 through November 2001.

   Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, was effective for us for the fiscal year beginning January 1, 2001. SFAS 133 as amended and interpreted, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, were required to be recorded on the balance sheet at fair value. If the derivative is designated as a cash-flow hedge, changes in fair value of the derivative and the hedged item will be recorded in other comprehensive income (OCI) and will be recognized on the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings.

   We have determined that certain warrants held to purchase stock in other companies are derivative instruments under SFAS 133. We recorded a cumulative effect of change in accounting principle in net income of $3.2 million on January 1, 2001 to record these warrants on the balance sheet at fair value. Except as it relates to these warrants, management does not expect the adoption of SFAS 133 to have a significant impact on our financial position, results of operations or cash flows.

   In March 2000, the FASB issued Interpretation No. 44 (FIN No. 44), Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. FIN No. 44 was effective July 1, 2000. This interpretation provides guidance on valuing vested and unvested stock options of the acquired company in conjunction with recording purchase transactions. This interpretation impacted our accounting for the acquisition of IQOrder resulting in an increase to the purchase price of these acquisitions in total in the amount of $11.1 million. This interpretation also impacted the purchase price of our acquisition of Locus Dialogue, which closed on January 1, 2001.

   In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being classified into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. We will adopt the provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002. We expect our amortization of goodwill and intangibles to be significantly reduced upon the adoption of these accounting standards commencing January 1, 2002; however, it is possible that significant impairment charges may be incurred upon adoption or in periods subsequent to adoption.

Quantitative and Qualitative Disclosures About Market Risk

   We are exposed to financial market risks, including changes in interest rates and equity price fluctuations.

   Interest Rate Risk. We invest our excess cash in high-quality corporate issuers, and in debt instruments of the U.S. Government and its agencies. By policy, we limit our credit exposure to any one issuer. We do not have any derivative instruments in our investment portfolio. We protect and preserve invested funds by limiting default, market and reinvestment risk. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if forced to sell securities which have declined in market value due to changes in interest rates. At December 31, 2000, our short-term investment balance was $231.2 million.

   The following table provides information about our cash equivalent and marketable fixed-income securities, including principal cash flows for 2001 through 2003 and the related weighted average interest rates. Amounts are presented in U.S. dollar equivalents, which is our reporting currency.

   Principal amounts by expected maturity in U.S. dollars as of December 31, 2000 are as follows (in thousands, except percentages):

                                                                        Fair
                                   2001     2002     2003    Total     Value
                                 --------  -------  ------  --------  --------
Corporate notes and bonds....... $104,492  $19,276  $2,500  $126,268  $126,438
  Weighted average interest
   rate.........................     6.24%    6.65%   6.99%     6.32%
U.S. Government securities......   29,000   10,500      --    39,500    39,609
  Weighted average interest
   rate.........................     5.87%    6.09%     --      5.93%
Commercial Paper................  107,520       --      --   107,520   106,924
  Weighted average interest
   rate.........................     6.58%      --      --      6.58%
Taxable municipal bonds.........   80,800       --      --    80,800    80,800
  Weighted average interest
   rate.........................     6.83%      --      --      6.83%
Certificate of deposit..........    1,750       --      --     1,750     1,750
  Weighted average interest
   rate.........................     6.81%      --      --      6.81%
                                 --------  -------  ------  --------  --------
Cash equivalents and marketable
 fixed-income securities........ $323,562  $29,776  $2,500  $355,838  $355,521
                                 ========  =======  ======  ========  ========

   Principal amounts by expected maturity in U.S. dollars as of December 31, 1999 are as follows (in thousands, except percentages):

                                                                         Fair
                                   2000      2001     2002    Total     Value
                                 --------  --------  ------  --------  --------
Corporate notes and bonds......  $ 73,256  $ 89,915  $2,000  $165,171  $164,436
  Weighted average interest
   rate........................      5.97%     6.06%   6.63%     6.00%
U.S. Government securities.....    27,150    25,900      --    53,050    52,685
  Weighted average interest
   rate........................      5.21%     5.60%     --      5.44%
Commercial Paper...............    46,475        --      --    46,475    46,317
  Weighted average interest
   rate........................      5.95%       --      --      5.95%
Taxable municipal bonds........   145,950        --      --   145,950   145,950
  Weighted average interest
   rate........................      6.50%       --      --      6.50%
Certificate of deposit.........    20,250        --      --    20,250    20,298
  Weighted average interest
   rate........................      5.51%       --      --      5.51%
                                 --------  --------  ------  --------  --------
Cash equivalents and marketable
 fixed-income securities.......  $313,081  $115,815  $2,000  $430,896  $429,686
                                 ========  ========  ======  ========  ========

   Equity Investment Risk. We invest in equity instruments of public and privately-held, technology companies for business and strategic purposes. These investments are recorded as long-term assets and are classified as available-for-sale. For the privately-held investments, our policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying value. For our publicly-held investments, we are subject to significant fluctuations in fair market value due to the volatility of the stock market. Changes in fair market value for investments held by InfoSpace are recorded as a component of other comprehensive income and do not effect net income until the securities are sold and a realized gain or loss is incurred. Changes in fair market value for investments held by the Venture Fund prior to dissolution as of March 31, 2001 are recorded through the statement of operations and had material effects on net income in 2000 and the six months ended June 30, 2001. The closure of the Venture Fund in the first quarter of 2001 affects the accounting for these investments as the investments reverted back to InfoSpace and unrealized gains and losses on these investments are now, therefore, recorded as components of other comprehensive income. As of January 1, 2001, changes in the market value of warrants that qualify as derivatives are recorded through the Statement of Operations and had material effects on the net loss recorded in the six months ended June 30, 2001.

   As of December 31, 2000, the fair value of our publicly-held and privately-held investments were $24.0 million and $97.6 million, respectively. As of December 31, 1999, the fair value of our publicly-held and privately-held investments were $109.0 and $12.7 million, respectively. Included in the December 31, 2000 investment balance is $18.5 million of warrant investments. Included in the December 31, 1999 investment balance is $56.6 million of warrant investments. All of these investments are in companies involved in the Internet and their fair values are subject to significant fluctuations due to changes in general economic conditions. The fair values of our publicly-held investments are also subject to fluctuations in the stock market. Based on the fair value of the publicly traded securities that we held at December 31, 2000, an assumed 15%, 25% or 50% adverse change to market prices would result in corresponding declines in total fair value of approximately $18.0 million, $30.0 million or $66.0 million, respectively.

   Foreign Currency Risk: We operate remote offices in Canada, the United Kingdom, the Netherlands, Australia and Brazil. Historically, the foreign currency exchange rate exposure has had a minimal impact on our financial results. We do not expect this exposure to be material in the future.

                                    BUSINESS

Overview

   InfoSpace, Inc. is an international provider of commerce and consumer infrastructure products and services to merchants and consumers on wireless, wireline and broadband platforms. We provide our services across multiple platforms simultaneously, including PCs and non-PC devices, such as screen telephones, television set-top boxes and online kiosks, which use ground wire Internet connections (wireline devices) and wireless devices such as cell phones, pagers and personal digital assistants. We are also preparing to enter the market for infrastructure services which take greater advantage of high-speed (known as broadband) wireline and wireless Internet connections, such as interactive gaming, television and other entertainment services.

   We distribute our products through our customers including our affiliate network, which is comprised of wireline Web portals and destination sites, and through our other distribution partners. Our distribution partners generally consist of parties who distribute our products and services to the end-user, including wireless carriers, wireless device manufacturers, merchant banks and merchant aggregators. Our distribution partners include AT&T Wireless, Cingular Wireless, Intel, Virgin Mobile, Verizon Wireless, National Discount Brokers, Lucent, Charles Schwab, Nortel and Bloomberg, among others. Our affiliate network is comprised of Web sites, such as America Online, Microsoft, Lycos and Walt Disney Internet Group sites.

   The following chart provides an illustration of our business model. Our integrated technology platform serves as the basis for all of our consumer and commerce products and services and enables us to offer our infrastructure services across multiple platforms simultaneously through our four distribution channels. More information on our infrastructure services and distribution channels is provided below.


                           ------------------------------------------------------------
                                          DISTRIBUTION CHANNELS
---------------------------------------------------------------------------------------
  INFRASTRUCTURE SERVICES     Wireline      Wireless        Merchant       Broadband
---------------------------------------------------------------------------------------
  Consumer Products and    Web portals    Wireless       Regional Bell  Cable companies
  Services                                carriers       operating
                                                         companies
                                                         (RBOCs)

  Commerce Products and    Destination    Wireless       Merchant banks DSL providers
  Services                 sites          device and
                                          equipment      Merchant       Wireless (2.5G
                                          manufacturers  aggregators    and 3G)

                                                         Local media    Satellite
                                                         networks       television
---------------------------------------------------------------------------------------
                        InfoSpace Integrated Technology Platform
---------------------------------------------------------------------------------------

Our Infrastructure Services

   We have developed a scalable, flexible technology platform that enables us to deliver a broad, integrated suite of consumer and commerce services to Web sites, merchants and wireless carriers. All of our services utilize the same core technology platform within the same operational infrastructure.

   We design our infrastructure services to be highly flexible and customizable, enabling our affiliates to select from among our broad range of consumer and commerce products and services. We believe that one of our principal strengths is our internally developed technology, which enables us to easily and rapidly add new affiliates and distribution partners by employing a distributed, scalable architecture adapted specifically to our Internet-based infrastructure services. We help our wireline affiliates and distribution partners, including wireless carriers and merchant aggregators, build and maintain their brands by delivering our consumer and commerce products and services with the look and feel and navigation features specific to their delivery platform and format, including on the growing number of emerging wireless devices.

   InfoSpace supports SMS, WAP, cHTML, VXML (speech) and a variety of other protocols that may be proprietary to different wireless and wireline devices, enabling the end user to access the same services, including services personalized to the end user, across a variety of devices.

Consumer Products and Services

   We provide information of broad appeal to users of wireless devices and PCs and other wireline Internet devices, including maps, directories, financial data, traffic reports, sports, news and entertainment. Our consumer products and services are designed for the end user and are distributed through wireless devices and Web sites. These products and services include:

  . personal information management (PIM), including address book, calendar and to-do lists;

  .  communications such as e-mail and instant messaging;

  . information of broad appeal including directories, sports, news and entertainment, financial data and traffic reports;

  . search and reference products including metasearch services, which simultaneously query a variety of search engines and directory services;

  .  entertainment services such as multi-player gaming; and

  .  a shopping product that includes comparison shopping and an e-wallet.

   Our flexible technology platform enables end users to personalize many of these products and services to meet their individual needs and preferences. In addition, we are developing new services and applications based on speech recognition technology we gained through our acquisition of Locus Dialogue.

   In most cases, we receive regular data feeds from our content providers and store the content on our Web servers in order to maintain its reliability and increase its accessibility. In other cases, our proprietary technology allows Web users to transparently access content that is stored directly on the content provider's system. In either case, our technology enables us to integrate heterogeneous content from multiple sources and make it appear as if it comes from one source, which is then delivered to our affiliates. Our technology pulls the information dynamically into a Web page or device output display that maintains the look and feel and navigation features of each affiliate's Web site or wireless device.

   We have acquired rights to third-party content pursuant to numerous license agreements, typically having terms of one to five years. The license agreements require the content provider to update content on a regular basis, the frequency of which varies depending on the type of content. In certain arrangements, the content provider pays us a carriage fee for syndication of its content to our network of affiliates. In other instances, we share with the content provider advertising revenues attributable to end-user access of the provider's content. For certain of our content, including our core directory and map content, we pay a one-time or periodic fee or fee per content query to the content provider. We typically enter into nonexclusive arrangements with our content providers. However, in certain instances we have entered into exclusive relationships, which may limit our ability to enter into additional content agreements.

   For our directory services, we integrate our yellow pages and white pages information with each other and utilize yellow pages category headings in combination with a natural word search feature to provide a user-

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friendly interface and navigation vehicle within our directory services. We also typically include maps and directions for addresses included in our directory services. We further enhance the relevance and accuracy of responses to user queries by employing a radial search feature to our directory services, which allows users to specify the geographic scope within a radial distance of a specific address, rather than more conventional methods of searching by zip code or city and county.

   In addition to our directory services, we distribute other valuable information of broad appeal with everyday significance, such as classifieds, news, travel and city guide information, real-time stock quotes and financial information, Web directories and entertainment.

   We also offer unified communication services including device-independent e-mail and instant messaging. We integrate these services into the community-building services we offer, making it easy for users to send e-mail and instant messages directly from their address book from any device and also view personalized address lists on any device.

   In October 2000, we acquired several branded Web properties through our acquisition of Go2Net. These properties include:

  . MetaCrawler (www.metacrawler.com) and Dogpile (www.dogpile.com), providers of metasearch services, which simultaneously query a variety of search engines and directories services and combine the search results;

  . Silicon Investor (www.siliconinvestor.com), a financial news and discussion message board;

  .  100Hot (www.100Hot.com), a directory of popular Web sites; and

  .  PlaySite (www.playsite.com), a Java-based multi-player games site.

   We intend to continue distributing content provided by these sites through our affiliate network, and licensing the search, message board and game technology to our affiliates and customers.

Commerce Products and Services

   We target our commerce products and services to local and national merchants, including service-based merchants. Our commerce services enable merchants to create, promote, sell and distribute their products and services across multiple channels through our broad distribution network. We have reseller agreements with RBOCs, merchant banks and other local media networks, such as newspapers, who provide our services to local merchants worldwide.

   Based on our platform of technology, we can deliver a broad array of commerce products and services that include:

  . the online delivery of promotions to wireless devices and PCs for online and offline use;

  . the ability to purchase products and services from a Web site directly from a wireless device;

  . shopping that includes e-wallet and price comparison features in addition to finding products using UPC or other product codes;

  .  yellow page listings and enhanced listings; and

  .  our Authorize.Net payment authorization service for businesses.

   According to the Kelsey Group, $3.6 trillion of transactions were processed through approximately 10 million merchants in the United States in 1999. By offering merchants the tools needed to promote their products and services, as well as the distribution channels to drive customer transactions, our network enables merchants to leverage the power of the Internet to drive "real world' transactions.

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   Through our acquisition of Millet Software, we believe we will be able to provide a server-based technology that enables wireless Internet devices to become commerce-enabled devices by giving mobile users the ability to press one key to make on-the-spot purchases from virtually any Web site. This is possible through a patent-pending secure technology that provides an automated process for completing payment forms, eliminating the need to continually enter in payment or shipping information, register at sites or enter any specific passwords. Buyers can also purchase multiple products from multiple merchants, using our shopping cart that provides the convenience of purchasing.

Our Distribution Channels

   We have built our distribution network through our direct sales force and through reseller channels. Our reseller channels are based on distribution agreements with online advertising networks, such as DoubleClick and Flycast, who offer both our consumer and commerce products and services to their network of thousands of Web sites; reseller agreements with all five RBOCs; merchant banks such as American Express; and other local media networks who provide our services to local merchants.

   We currently focus on distributing our consumer and commerce products and services to our four business areas: wireline, wireless, merchant and broadband. We report revenues generated by each of these business areas.

Wireline

   Through our wireline business unit, we distribute our consumer products and services such as PIM, instant messaging and search to our affiliates, which include Web sites (portals) and businesses. Our affiliate network consists of Web sites that include America Online, Microsoft, Lycos, and Walt Disney Internet Group sites, among others.

Wireless

   Our wireless services include data and transaction services that users can access from varying locations, on a variety of devices, over different protocols or standards. Our wireless services platform serves as the underlying infrastructure for wireless carriers and device and equipment manufacturers to offer their customers the ability to conduct commerce, access information, communicate and otherwise manage their lives.

   Our consumer and commerce products and services are distributed to wireless carriers, device manufacturers and software providers. We currently have relationships with more than 18 domestic and international wireless carriers, including Verizon Wireless, AT&T Wireless, Cingular Wireless, VoiceStream, ALLTEL and Virgin Mobile, and equipment and device manufacturers such as Nortel and Lucent. We also have a strategic alliance with Nortel Networks to jointly offer our services and platform together with Nortel Network's network infrastructure products to carriers worldwide and to collaborate on the development of new 3G wireless Internet technology services.

   We support SMS, WAP, cHTML, VXML (speech) and a variety of other protocols that may be proprietary to different devices, enabling our end users to access the same personalization and services across a variety of devices. Our wireless Internet services provide a platform which enables carriers to support a variety of protocols such as WAP, PQAs for Palm VII and VXML, in addition to HDML, SMTP and SMS. Our services are compatible with a variety of wireless gateway technologies including Nokia, OpenWave, CMG and Ericsson.

   Our wireless consumer and commerce products and services are private-labeled for each carrier, preserving the brand of the carrier and their relationship with their customer.

Merchant

   Our commerce services enable merchants to create, promote, sell and distribute their products and services across multiple channels through our distribution network to the end users of our services. We have reseller

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agreements with RBOCs, merchant banks and major merchant aggregators such as
Bank of America and American Express, and local media networks .Our local media network resellers include newspapers and television and radio stations who maintain relationships with local and national merchants in the communities they serve, primarily through advertising agreements. When the sales personnel from these media companies approach a merchant to sell their own advertising services, the sales personnel also promote and sell our commerce products to that merchant. In addition to distributing our services to merchants through our resellers, we also offer our services directly to some large merchants.

Broadband

   Our broadband services, which we expect will first be available during the second half of 2001, are designed to include the delivery of a comprehensive suite of our consumer and commerce products which take greater advantage of high speed connections such as interactive gaming and other entertainment services. Broadband, or high-speed, connections to the Internet include DSL, cable modem, 2.5 and 3G wireless standards, and satellite.

   Building on our existing infrastructure technology, we are currently developing new application interfaces and page templates to support our broadband TV and PC services. These applications will be built on, and supported by, our existing infrastructure technology.

   We are currently targeting high-speed access providers, including cable networks, satellite providers and DSL providers, for the license of our broadband platform. We have signed agreements with Microsoft Corporation, Liberate Technologies, Inc. and OpenTV Corp. to collaborate on building applications that run on set-top boxes.

International Operations

   We currently maintain offices in the United States, Canada, the Netherlands, the United Kingdom, Australia and Brazil. Our wholly-owned subsidiary, InfoSpaceCanada.com, was formed in early 1999 and has affiliate relationships with canada.com, a leading Canadian Web site and search engine, as well as AOL Canada, MSN Canada and Sprint Canada.

   In 1998, we entered into a joint venture with TDLI.com Limited, a subsidiary of Thomson Directories Limited to form TDL InfoSpace to replicate our infrastructure services in Europe. TDL InfoSpace targeted the United Kingdom as its first market, and content services were launched in the third quarter of 1998. Under the license agreement between Thomson and TDL InfoSpace, Thomson licenses its U.K. directory information database to TDL InfoSpace. Under our license agreement with TDL InfoSpace, we license our technology and provide hosting services to TDL InfoSpace. On August 31, 2000, we acquired all of the issued and outstanding capital stock of TDLI.com Limited. This acquisition gave us 100% control of TDL InfoSpace.

   We have also entered into an agreement to expand our services into China and are currently investigating additional international opportunities. The expansion into international markets involves a number of risks. See "Risk Factors--Our expansion into international markets may not be successful and may expose us to risks that could harm our business" for a description of these risks.

Revenue Sources

   We have derived all of our revenues from our consumer and commerce products and services. We generate revenues from commerce transaction fees, licensing fees, advertising, subscriber fees, and development and integration fees.

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 Commerce Transaction Fees

   Transaction fees are generated as a percentage of the completed transaction from our shopping, on-line promotions and payment authorization services. Transaction fees are recognized in the period the transaction occurred.

 Licensing Fees

   Licensing fees are generated from the access and utilization of our infrastructure services. License fee revenue is recognized ratably over the term of the license agreement.

   We have agreements with some affiliates, merchant aggregators and wireless carriers and device manufacturers under which they agree to pay us guaranteed minimum fees. These arrangements are individually negotiated and have a range of specially adapted features involving various compensation structures. These are often based on the range and extent of customization. These agreements generally range from one to three years in duration.

   We also have arrangements with wireless carriers, device manufacturers and software providers whereby we receive guaranteed transaction fees as well as transaction revenues on a per-subscriber and per-query basis on existing devices, such as pagers, in excess of the guaranteed minimum payments.

 Advertising

   Throughout our consumer services, we sell banner, button and text-link advertisements based on costs per thousand impressions, or CPMs, and other CPM-based advertising. Our advertising agreements generally have terms of less than six months and guarantee a minimum number of impressions. Actual CPMs depend on a variety of factors, including, without limitation, the degree of targeting, the duration of the advertising contract and the number of impressions purchased, and are often negotiated on a case-by-case basis. Because of these factors, actual CPMs may fluctuate. Our guarantee of minimum levels of impressions exposes us to potentially significant financial risks, including the risk that we may fail to deliver required minimum levels of user impressions, in which case we typically continue to provide advertising without compensation until such levels are met. Revenues from contracts based on the number of impressions displayed or click throughs provided are recognized as services are rendered.

   We share some of the revenues generated from banner advertising with some of our content providers and with affiliates who have co-branded Web pages. We generally retain the right to enter into agreements with and sell the advertising to third parties and we are responsible for serving the advertisements and billing the advertisers. After deducting a 35% selling fee, we usually share 50% of the revenues with the content provider or affiliate once a minimum impression threshold is achieved.

 Subscriber Fees

   We receive subscriber fees from some of our consumer and commerce services. Subscription fees from commerce services are derived through our reseller relationships with wireless carriers, device manufacturers, RBOCs, merchant banks and other local media networks, and include per store/per month fees and per service/per month fees. Merchant agreements generate subscriber fees from local and national merchants on a per-service, per-month basis. Wireless contracts generate revenue from subscriber and per-query fees that are charged to the wireless carriers. Subscription fee agreements for our consumer and commerce services generally range from one to three years in duration.

 Development and Integration Fees

   We receive a lump sum payment, often in advance, to customize and integrate our products and services such that they are private-labeled on our affiliates' Web sites or wireless carrier service. Development and integration fees are recognized ratably over the term of the agreement.

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   We generate a significant amount of our revenues from our wireline consumer services. Our reliance on these revenues involves a number of risks. For additional information about these risks, see "Risk Factors-- We have historically been, and currently remain, reliant upon revenues from our wireline services. Our operating results would be harmed by a decline in sales of our wireline services or our failure to collect fees for these services."

Technology and Infrastructure

   One of our principal strengths is our internally developed technology, which we have designed specifically for our consumer and commerce products and services. Our technology architecture features specially adapted capabilities to enhance performance, reliability and scalability, consisting of multiple software modules that support the core functions of our operations. Our technology consists of three tiers: Tier I--Presentation and Authentication, Tier II--Platforms and Applications and Tier III--Core Technology. Below is a brief description of the functionality and purpose of each tier starting with the core technology.

 Core Technology

  Web Server Technology

   We designed our Web Server Technology to enable rapid development and deployment of information over multiple platforms and formats. It incorporates an automated publishing engine that dynamically builds a page to conform to the look and feel and navigation features of each affiliate. Our wireless Internet services are device-independent and provide a platform which enables our wireless carriers to support HDML and SMTP and a variety of emerging protocols such as WAP, VXML and PQAs for Palm VII. Our services are compatible with a variety of gateway technologies including WAP gateways from Nokia, Phone.com and Ericsson.

   Our Web Server Technology includes other features designed to optimize the performance of our information infrastructure services, including:

  . an HTML compressor that enables modifications of file content to reduce size, thereby reducing download time for users;

  . an "Adaptive Keep-Alive" feature that maximizes the time during which client server connections are kept open, based on current server load, thereby increasing user navigation and Web site traversal speed; and

  . a Proxy Server that provides the capability for real-time integration and branding of applications that reside remotely with third-party providers.

  Database Technology

   We have developed database technology to address the specific requirements of our business strategy and information infrastructure services. We designed our Co-operative Database Architecture to function with a high degree of efficiency within the unique operating parameters of the Internet, as opposed to commonly used database systems that were developed prior to the widespread acceptance of the Internet. The architecture is tightly integrated with our Web Server Technology and incorporates the following features:

   Our Heterogeneous Database Clustering allows disparate data sources to be combined and accessed through a single uniform interface, regardless of data structure. These clusters facilitate database bridging, which allows a single database query to produce a single result set containing data extracted from multiple databases, a vital component of our ability to aggregate applications from multiple sources. Database clustering in this manner reduces dependence on single data sources, facilitates easy data updates and reduces integration efforts. In addition, our pre-search and post-search processing capabilities enable users to modify search parameters in real time before and after querying a database.

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   Our Dynamic Parallel Index Traversal mechanism utilizes the search parameters supplied by the user to determine the appropriate database index (from among multiple indices) to efficiently locate the data requested. Further, an index compression mechanism allows us to achieve an efficient balance between disk space and compression/decompression when storing or accessing data.

   In a response to a database query, conventional databases access previously displayed results in order to display successive results to a given query, thus increasing response time by performing redundant operations. Our Automatic Query State Recovery mechanism decreases response time by maintaining the state of a query to allow the prompt access of successive results. This feature is particularly important, for example, when an end-user query retrieves a large number of results.

   We incorporate a natural word search interpreter, which successfully utilizes familiar category and topic headings traditional to print directory media to generate relevant and related results to information queries. By incorporating a familiar navigation feature into our services, we believe we provide end users with a more intuitive mechanism to search for and locate information.

   For our commerce services we have developed a comprehensive enterprise-wide data warehouse. This data warehouse contains information relating to merchants, products, services, users, customers, profiles, storefronts, purchases, site traffic and metrics. The aggregation of this information in one place allows us to leverage our development efforts and reduce redundant information.

 Platforms and Applications

   Our platforms and applications reside on the core technology and support the core functions of our operations.

   The platforms include:

  .  alerts services,

  .  voice portal,

  .  games platform,

  .  location/geo-centric platform,

  .  short message service (SMS) platform, and

  .  content management.

   Our applications consist of our consumer and commerce products and services including shopping, promotions, payment authorization, games and entertainment, instant messaging and e-mail, personal information management (PIM) and search.

 Presentation and Authentication

   Authentication

   Requests for our consumer and commerce products and services are generated from wireless, non-PC and PC devices. These requests enter our system through our user management and authentications technology engine. The request is routed by the technology, which determines which services are available to the user based on the user's profile.

   Presentation

   The presentation technology allows the content to be displayed on different devices each with their own protocols and formats (displays) without making changes to the underlying application. With our presentation technology, we have a device-, protocol-, and transport-independent platform. We support SMS, WAP,

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cHTML, VXML (speech) and a variety of other protocols that may be proprietary to different devices, enabling our end users to access the same personalization and services across a variety of devices. Our wireless Internet services provide a platform which enables carriers to support a variety of protocols such as WAP, PQAs for Palm VII and VXML, in addition to HDML, SMTP and SMS.

 Product Development

   We believe that our technology platform is essential to successfully implement our strategy of expanding our affiliate network, acquiring value-added content to add to our consumer, merchant and wireless services, expanding internationally and into other services and maintaining the attractiveness and competitiveness of our private label solutions. We have invested significant time and resources in creating our proprietary technology. Product development expenses were $40.6 million for the year ended December 31, 2000, $15.6 million for the year ended December 31, 1999 and $9.0 million for the year ended December 31, 1998.

Intellectual Property

   Our success depends significantly upon our proprietary technology. To protect our proprietary rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. Most of our employees have executed confidentiality and nonuse agreements that transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with potential content providers and affiliates regarding our business and technologies, we generally require that such parties enter into nondisclosure agreements with us. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth the parties' respective rights and obligations include provisions for the protection of our intellectual property rights. For example, our standard affiliate agreement provides that we retain ownership of all patents and copyrights in our technology and requires our customers to display our copyright and trademark notices.

   "InfoSpace," the InfoSpace logo, "Go2Net," "Authorize.Net," the Dogpile logo, "ActiveShopper," "Haggle Online," "HyperMart," "MetaCrawler," "MetaSpy," "MyAgent," "Silicon Investor," "FraudScreen.Net," the Get Rewarded logo, "RubberChicken.com" and "WebMarket" are registered trademarks of ours. In addition, we have applied for federal registration of other marks, including "ActivePromotion," "Dogpile," "IntelliShopper" and "Playsite." We also have applied for registration of certain service marks and trademarks in the United States and in other countries, and will seek to register additional marks, as appropriate. We may not be successful in obtaining the service marks and trademarks for which we have applied.

   We have been issued five U.S. patents. We also have over 50 U.S. patent applications pending relating to various aspects of our technology, including technology we have developed for querying and developing databases, for developing and constructing web pages, electronic commerce on-line directory services and web scraping. We have received notices of allowance for three of these patent applications. Our issued patent covers private-label commerce solutions and tracking the purchase of products, services and information on the Internet and on wireless devices. We are preparing additional patent applications on other features of our technology. We have instituted a formal patent program and anticipate on-going patent application activity in the future. Patents with respect to our technology may not be granted, and, if granted, patents may be challenged or invalidated. In addition, issued patents may not provide us with any competitive advantages and may be challenged by third parties.

   Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. In addition, others could possibly independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer.

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   Companies in the Internet services industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, we have received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Any such claims could be time-consuming, result in costly litigation, divert management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could suffer.

   MetaCrawler License Agreement. On January 31, 1997, Go2Net and Netbot entered into the MetaCrawler License Agreement pursuant to which Netbot granted Go2Net an exclusive, subject to certain limited exceptions, worldwide license to provide the MetaCrawler Service. We acquired Go2Net in October 2000. Netbot was acquired by Excite, Inc. in November 1997 and Excite was acquired by @Home Corporation in May 1999. As part of the MetaCrawler License Agreement, we have the exclusive right to operate, modify and reproduce the MetaCrawler Service including, without limitation, the exclusive right to use, modify and reproduce the name "MetaCrawler" and the MetaCrawler URL in connection with the operation of the MetaCrawler Service. Netbot licensed the MetaCrawler Service and the other intellectual property rights associated therewith from the University of Washington on an exclusive basis. The search technology underlying the MetaCrawler Service and the MetaCrawler trademark is licensed to or owned by Netbot and sublicensed to us pursuant to the MetaCrawler License Agreement. Although the MetaCrawler License Agreement may be terminated by Netbot only upon a material default by us, the termination of the MetaCrawler License Agreement would end our MetaCrawler Service.

Competition

   We operate in the Internet information infrastructure services market, which is extremely competitive and is rapidly changing. Our current and prospective competitors include many large companies that have substantially greater resources than we have. We believe that the primary competitive factors in the market for Internet information infrastructure services are:

  . the ability to meet the specific information and service demands of a particular Web site or wireless device;

  . the cost-effectiveness and reliability of the consumer and commerce products and services;

  . the ability to provide consumer and commerce products and services that are innovative and attractive to consumers, subscribers and other end users; and

  . the ability to develop innovative products and services that enhance the appearance and utility of the Web site, device or platform.

   Although we believe that no one competitor offers all of the products and services we do, our primary offerings face competition from various sources. We compete, directly or indirectly, in the following ways, among others:

  . our consumer and commerce directory services compete with AnyWho? (a division of AT&T), GTE SuperPages, Switchboard, ZIP2 (which was acquired by Compaq), various RBOCs' directory services, infoUSA's Lookup USA, City Search and Yahoo! Yellow Pages and White Pages;

  . other consumer information services we provide, such as classifieds, horoscopes and real-time stock quotes, compete with specialized content providers;

  . our commerce services compete with online payment processing services such as Verisign's Signio and CyberCash, portals such as AOL, Yahoo! and MSN, merchant aggregators such as Big Step and Microsoft's Bcentral, and infrastructure providers such as Inktomi;

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  .  our wireless services compete with in-house information technology departments of wireless carriers and device manufacturers, and some of our services compete with those provided by OpenWave, TellMe, Qpass and others; and

  . in international markets, we compete with local companies which may have a competitive advantage due to their greater understanding of and focus on a particular local market.

   We expect that in the future we will experience competition from other Internet services companies and providers of Internet software, including Microsoft, Yahoo!, AOL, Excite@Home, Lycos and NBCi. Some of these companies are currently customers of ours, the loss of which could harm our business.

   Many of our current customers have established relationships with some of our current and potential future competitors. If our competitors develop information infrastructure services that are superior to ours or that achieve greater market acceptance than ours, our business will suffer.

Governmental Regulation

   Because of the increasing use of the Internet, U.S. and foreign governments have adopted or may in the future adopt laws and regulations relating to the Internet, addressing issues such as user privacy, pricing, content, taxation, copyrights, distribution and product and services quality.

   Recent concerns regarding Internet user privacy has led to the introduction of U.S. federal and state legislation to protect Internet user privacy. Existing laws regarding user privacy that we may be subject to include the Children's Online Privacy Protection Act, which regulates the online collection of personal information from children under 13, and the Gramm-Leach-Bliley Act, which regulates the collection and processing of personal financial information. In addition, the Federal Trade Commission has initiated investigations and hearings regarding Internet user privacy which could result in rules or regulations that could adversely affect our business. As a result, we could become subject to new laws and regulations that could limit our ability to conduct targeted advertising, or to distribute or collect user information.

   European legislation to protect Internet user privacy has not greatly impacted us so far. In October 1998, the European Union adopted a directive that may limit our collection and use of information regarding Internet users in Europe. European countries may pass new laws in accordance with the directive, or may seek to more strictly enforce existing legislation, which may prevent us from offering some or all of our services in some European countries.

   We may be subject to provisions of the Federal Trade Commission Act that regulate advertising in all media, including the Internet, and require advertisers to substantiate advertising claims before disseminating advertising. The Federal Trade Commission has the power to enforce this Act. It has recently brought several actions charging deceptive advertising via the Internet and is actively seeking new cases involving advertising via the Internet.

   We may also be subject to the provisions of the Children's Online Protection Act, which restricts the distribution of certain materials deemed harmful to children. Although some court decisions have cast doubt on the constitutionality of this Act, it could subject us to substantial liability.

   These or any other laws or regulations that may be enacted in the future could have several adverse effects on our business.

Employees

   As of July 31, 2001, we had 918 employees. None of our employees is represented by a labor union, and we consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly for software development and other technical staff and for personnel with experience in wireless

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services. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. We recently announced a realignment of resources to concentrate on development of our wireless, merchant and broadband services. This realignment included a reduction in our workforce of approximately 250 employees. This, or other future operational decisions, could create an unstable work environment and have a negative effect on our ability to retain and motivate employees.

Facilities

   We have development, operations and administrative facilities in: Bellevue and Seattle, Washington; Mountain View, California; Provo, Utah; Montreal, Canada; Papendrecht, The Netherlands; London, United Kingdom; Sydney, Australia; and Rio de Janeiro, Brazil. We also have sales offices in San Francisco, California; New York, New York; and Chicago, Illinois.

   In June 2000, we relocated to significantly larger facilities under a lease for a new principal administrative, engineering, marketing and sales facility located in Bellevue, Washington totaling approximately 137,419 square feet. Under the five-year lease, we will pay a monthly base rent of $359,009 per month during the first year, $252,647 per month during the second year, $263,551 per month during the third year, $265,373 per month during the fourth year and $276,276 per month during the final year.

   In connection with our acquisition of Go2Net, we assumed Go2Net's lease for its principal facility in Seattle, Washington. Rent for the 86,252 square-foot facility is currently $172,683 per month. The lease is for a term of seven years and expires in 2007.

   Our systems and operations at these locations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. See "Risk Factors--Poor performance in or disruption of the services we deliver to our customers could harm our reputation, delay market acceptance of our services and subject us to liability."

Legal Proceedings

   From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by us. These claims, even if not meritorious, could require the expenditure of significant financial and managerial resources.

   On July 10, 2001, a purported shareholder derivative complaint entitled Marlowe v. Belsheim, et al. was filed in the Superior Court of Washington for King County. The complaint names as defendants current and former officers and directors of ours; InfoSpace is named as a "nominal defendant." The complaint alleges that certain defendants breached their fiduciary duties to us and were unjustly enriched by engaging in insider trading, and that all of the defendants breached their fiduciary duties in connection therewith. Various equitable remedies are requested in the complaint, including disgorgement, restitution, accounting and imposition of a constructive trust, and the complaint also seeks monetary damages. As stated, the complaint is derivative in nature and does not seek monetary damages from, or the imposition of equitable remedies on, InfoSpace. We have entered into indemnification agreements in the ordinary course of business with defendant officers and directors and may be obligated throughout the pendency of this action to advance payment of legal fees and costs incurred by those individuals pursuant to our obligations under the indemnification agreements and applicable Delaware law. On August 29, 2001, the plaintiffs filed a motion for voluntary dismissal, which is pending before the court.

   On June 19, 2001, a putative securities class action complaint entitled Horton v. Infospace, Inc., et al., was filed in the United States District Court for the Western District of Washington. The complaint alleges that InfoSpace and its chief executive officer made false and misleading statements about InfoSpace's business and prospects during the period between January 26, 2000 and January 30, 2001. The complaint alleges violations of the federal securities laws and does not specify the amount of damages sought. We are currently investigating and assessing the claims at issue and are preparing our response. Other, similar complaints subsequently were filed. The Horton matter and the subsequent complaints will be consolidated into one matter. We believe we have meritorious defenses to these claims but litigation is inherently uncertain and we may not prevail in this matter.

   On March 19, 2001, a purported shareholder derivative complaint entitled Youtz v. Jain, et al., was filed in the Superior Court of Washington for King County. The complaint has been amended twice thus far and has been renamed Dreiling v. Jain, et al. The complaint names as defendants current and former officers and directors of ours and entities related to a few of the individual defendants; InfoSpace is named as a "nominal defendant." The complaint alleges that certain defendants breached their fiduciary duties to us and were unjustly enriched by engaging in insider trading, and also alleges that certain defendants breached their fiduciary duties in connection with the Go2Net and Prio mergers and that one defendant converted our assets to his personal use. Various equitable remedies are requested in the complaint, including disgorgement, restitution, accounting and imposition of a constructive trust, and the complaint also seeks monetary damages. As stated, the complaint is derivative in nature and does not seek monetary damages from, or the imposition of equitable remedies on, InfoSpace. We have entered into indemnification agreements in the ordinary course of business with the defendant officers and directors and may be obligated throughout the pendency of this action to advance payment of legal fees and costs incurred by those individuals pursuant to our obligations under the indemnification agreements and applicable Delaware law. The case is currently in the discovery stage.

   On December 18, 2000, an employee filed a complaint against us in federal court in Washington alleging claims for breach of contract, breach of the covenant of good faith and fair dealing, and fraudulent and negligent misrepresentation. The employee contends that he agreed to work for us on the basis of an oral representation that he would be granted more stock options than any other employee and that he would always have more stock options than any other employee. The employee also contends that he was falsely promised certain levels of authority and support in his position. The employee seeks unspecified compensatory damages from us as well as equitable relief requiring us to award him the largest number of stock options of any employee in the future. Additionally, on the basis of a claim against Naveen Jain for violations of the Racketeer Influenced Corrupt Organizations Act, the employee also seeks trebling of any award of compensatory damages and recovery of his attorneys' fees and costs. No trial date has been set. We believe we have meritorious defenses to these claims. Nevertheless, litigation is uncertain and we may not prevail in this suit.

   Two of nine founding shareholders of Authorize.Net Corporation, a subsidiary recently acquired through our merger with Go2Net, filed a lawsuit on May 2, 2000 in Utah State Court in Provo, Utah. This action was brought to reallocate amongst the founding shareholders the consideration received in the acquisition of Authorize.Net by Go2Net. The plaintiffs allege that the corporate officers of Authorize.Net fraudulently obtained a percentage of Authorize.Net shares greater than what was anticipated by the founding shareholders, and are making claims under the Utah Uniform Securities Act as well as claims of fraud, negligent misrepresentation, breach of fiduciary duty, conflict of interest, breach of contract and related claims. Plaintiffs seek compensatory and punitive damages in the amount of $200 million, rescission of certain transactions in Authorize.Net securities, and declaratory and injunctive relief. The plaintiffs subsequently amended the claim to name Authorize.Net as a defendant with regard to the claims under the Utah Uniform Securities Act. The case is currently in the discovery phase, which is expected to end on November 23, 2001. We have filed a motion for summary judgment on behalf of Authorize.Net. We believe we have meritorious defenses to these claims. Nevertheless, litigation is uncertain and we may not prevail in this suit.

   One of the shareholders of INEX Corporation filed a complaint with the Ontario Superior Court of Justice in Canada on September 22, 1999 alleging that the original shareholders of INEX and INEX itself were bound by a shareholders agreement that entitled the shareholder to pre-emptive rights and rights of first refusal. The complaint alleges that INEX improperly made private placements, issued employee options and permitted share transfers after February 1997. The plaintiff alleges it should have acquired rights in approximately 88% of the

INEX share capital, which would be less than one percent of our common stock after conversion. The plaintiff also alleges other breaches of contract, breach of fiduciary duty, corporate oppression, unlawful interference with economic relations and conspiracy. The complaint was amended on December 20, 1999 to allege that we assumed the obligations of INEX under the alleged shareholders agreement as a result of our acquisition of INEX on October 14, 1999. The plaintiff seeks damages against us and the former INEX shareholders named in the suit for the difference between the issue or sale price of INEX shares issued or transferred after February 1997 and before the acquisition, and the highest trading value of the shares of our common stock received or receivable in the exchange prior to the date of trial. In the alternative, the plaintiff seeks special damages of $50 million Canadian. The plaintiff also seeks $500,000 Canadian in punitive damages and other remedies with regard to the disputed shares of stock. We have filed our response with the court, and discovery has yet to take place. We believe we have meritorious defenses to such claims but litigation is uncertain and we may not prevail in this suit.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information as of October 11, 2001 with respect to our executive officers and directors:

             Name             Age                    Position
             ----             ---                    --------
 Naveen Jain................. 41  Chairman and Chief Executive Officer
 Edmund O. Belsheim, Jr. .... 48  President, Chief Operating Officer and
                                  Director
 Tammy D. Halstead........... 38  Chief Financial Officer
 John K. Arnold.............. 37  Executive Vice President, Strategic Planning
 Rasipuram ("Russ") V. Arun.. 43  Executive Vice President and Chief Technology
                                  Officer
 York Baur................... 37  Executive Vice President, Wireline and
                                  Broadband
 Jan E. Claesson............. 45  Executive Vice President, Wireless
 Prakash Kondepudi........... 38  Executive Vice President, Merchant
 John E. Cunningham, IV(1)... 43  Director
 Peter L.S. Currie(1)(2)..... 44  Director
 Richard D. Hearney.......... 61  Director
 Rufus W. Lumry, III......... 54  Director
 William D. Savoy(2)......... 36  Director
 Lewis M. Taffer............. 53  Director

--------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

   Naveen Jain founded InfoSpace in March 1996. Mr. Jain served as our Chief Executive Officer from our inception in March 1996 to April 2000 and was reappointed as our Chief Executive Officer in January 2001. He also served as our President from inception to November 1998 and as our sole director from our inception to June 1998, when he was appointed Chairman of the Board. From June 1989 to March 1996, Mr. Jain held various positions at Microsoft Corporation, including Group Manager for MSN, Microsoft's online service. From 1987 to 1989, Mr. Jain served as Software Development Manager for Tandon Computer Corporation, a PC manufacturing company. From 1985 to 1987, Mr. Jain served as Software Manager for UniLogic, Inc., a PC manufacturing company. From 1982 to 1985, he served as Product Manager and Software Engineer at Unisys Corporation/Convergent Technologies, a computer manufacturing company. Mr. Jain holds a B.S. from the University of Roorkee and a M.B.A. from St. Xavier's School of Management.

   Edmund O. Belsheim, Jr. joined us in November 2000 as Senior Vice President and General Counsel, and was appointed Chief Operating Officer in January 2001 and President in July 2001. He has served as a director since January 2001. From April 1999 to November 2000, he was a partner at Perkins Coie LLP, a Seattle-based law firm. From 1996 to 1998, Mr. Belsheim served as Vice President, Corporate Development, General Counsel and Secretary of Penford Corporation, a maker of specialty starches. He also served as Senior Vice President, Corporate Development, General Counsel and Secretary of Penwest Pharmaceuticals Co., an oral drug delivery technology and products company. Prior to joining Penford Corporation, Mr. Belsheim was a member of the law firm Bogle & Gates, P.L.L.C. Mr. Belsheim holds an A.B. from Carleton College, an M.A. from the University of Chicago, and a J.D. from the University of Oregon.

   Tammy D. Halstead was appointed our Chief Financial Officer in January 2001. Ms. Halstead had resigned her previous positions with us in November 2000. She initially joined us as Corporate Controller in July 1998, was appointed Vice President and Chief Accounting Officer in December 1998 and became a Senior Vice President in June 2000. In addition, from November 1999 to June 2000 she served as our acting Chief Financial Officer. From March 1997 to June 1998, she worked at the Seattle office of USWeb Corporation, an Internet professional services firm, where she served as Director of Finance and Administration and later as Vice President, Finance and Administration. From April 1996 to March 1997, she served as Director of Finance and Administration at Cosmix, Inc., which was acquired by USWeb Corporation in March 1997. From December 1993 to February 1996, she served as Controller of ConnectSoft, Inc., a software development company. Prior to joining ConnectSoft, Inc., she spent eight years in private industry with a division of Gearbulk Ltd., an international shipping company, and in public accounting with Ernst & Whinney (now Ernst & Young LLP). She holds a B.B.A. from Idaho State University and is a licensed CPA.

   John K. Arnold was appointed our Executive Vice President, Strategic Planning in March 2001. He initially joined us in June 1998 as Vice President, Commerce and was appointed Senior Vice President, Merchant Services in October 1999. Mr. Arnold resigned his employment with InfoSpace in December 2000 before rejoining us in March 2001. In January 1996, Mr. Arnold founded OutPost Network, Inc., which was acquired by InfoSpace in June 1998, and served as OutPost's Chief Executive Officer and President until June 1998. From 1993 to 1995, he served as Executive Director of Information Technology for Western Wireless Corporation and its subsidiary VoiceStream Wireless. Prior to joining Western Wireless, Mr. Arnold worked for Nordstrom, Inc. from 1984 to 1993 in its Information Technology division in a variety of management, network, and technical positions. Mr. Arnold holds an Associated Science Degree from Seattle Central Community College, and was enrolled in the Computer Science and Engineering Department at the University of Washington.

   Rasipuram ("Russ") V. Arun joined us in May 2000 as Chief Technology Officer and was named Executive Vice President in October 2000. From 1992 to May 2000, he worked for Microsoft in various capacities including Product Unit Manager, responsible for development and strategy of products for handheld devices, Win95 Base Program Manager, Windows 98 Team Group Manager and Java Group Performance Manager. Prior to joining Microsoft, Mr. Arun had ten years of experience working for SunSoft, Inc., Multisolutions, Inc. and Zenith Data Systems. Mr. Arun holds a B.S. from the Indian Institute of Technology, an M.S. from Syracuse University and an M.B.A. from the University of California at Los Angeles.

   York Baur joined us in September 2001 as Executive Vice President, Wireline and Broadband. In 2000, Mr. Baur co-founded SafariDog, Incorporated, an Internet e-commerce and media consumer application company, and served as its Vice President, Sales and Marketing through August 2001. From August 1999 to January 2000, he served as Vice President, Sales of InterVU Incorporated (now Akamai Technologies, Inc.), and served as Vice President, Sales of Netpodium, Incorporated from January to August 1999. From 1994 to January 1999, Mr. Baur was employed by Wall Data, Incorporated most recently serving as Vice President, Cyberprise Products. He also has worked for Attachmate Corporation, Microsoft Corporation, Zenith Data Systems and TRW. Mr. Baur holds a B.S. in Computer Science from the University of Southern California.

   Jan E. Claesson joined us in September 2001 as Executive Vice President, Wireless. Prior to joining InfoSpace, from August 1999 to August 2001, Mr. Claesson served as Executive Vice President Sales, Marketing and Business Development of GoAhead Software, a developer of service availability software for the wireless 3G telecom and web cluster markets. From September 1996 to July 1999, he was Chairman and Chief Executive Officer of Her Interactive.Com, Inc., a company producing interactive entertainment for girls, and was also a founding partner of Millenium Venture Management LLC, an executive management consulting and venture capital company. Mr. Claesson was employed by Microsoft Corporation from 1985 to June 1996, most recently as Director, OEM, US Mega Accounts. He holds an M.B.A. from the University of Gothenburg (Sweden).

   Prakash Kondepudi joined us in April 2000 as Vice President, Mobile Commerce and was appointed Executive Vice President, Merchant in February 2001. Mr. Kondepudi had served as Vice President, Application Services of Saraide Inc. (formerly saraide.com, inc.) from November 1998 until our acquisition of Saraide in March 2000. At Saraide, he led the development of wireless application services such as e-mail, content applications and mobile commerce on GSM phones. From May 1995 to October 1998, Mr. Kondepudi worked for VeriFone, Inc., where he initially served as Director, Client/Server Technology and was later appointed Director, Business Development. Mr. Kondepudi holds a Bachelors in Technology from Jawaharlal Nehru Technology University in India and a Masters in Technology from the Indian Institute of Technology-Madars.

   John E. Cunningham, IV has served as a director since July 1998. Since April 1995 he has served as President of Kellett Investment Corporation, an investment fund for early-stage, high-growth private companies. He is on the Board of Directors of Petra Capital, LLC, Meals.com and digiMine.com.
Mr. Cunningham also serves as an advisor to ArrayComm and Virtual Bank.com. During 1997, Mr. Cunningham acted as interim Chief Executive Officer of Real Time Data, a wireless services company. From December 1994 to August 1996, he was President of Pulson Communications, Inc. From February 1991 to November 1994, he served as Chairman and Chief Executive Officer of RealCom Office Communications, a privately held telecommunications company that merged with MFS Communications Company, Inc., and was subsequently acquired by WorldCom, Inc. Mr. Cunningham holds a B.A. from Santa Clara University and an M.B.A. from the University of Virginia.

   Peter L. S. Currie has served as a director since July 1998. Since May 1999, he has been a partner in The Barksdale Group, an investment firm. Mr. Currie previously served as Executive Vice President and Chief Administrative Officer of Netscape Communications Corporation, where he held various management positions since April 1995. From April 1989 to April 1995, Mr. Currie held various management positions at McCaw Cellular Communications, Inc., including Executive Vice President and Chief Financial Officer and Executive Vice President of Corporate Development. Before joining McCaw Cellular, he was a Principal at Morgan Stanley & Co., Incorporated. Mr. Currie currently serves on the Board of Directors of Corsair Communications, Inc. Mr. Currie holds a B.A. from Williams College and an M.B.A. from Stanford University.

   Richard D. Hearney has served as a director since September 2001. Since January 2000, he has served as President and Chief Executive Officer of Business Executives for National Security, an organization focusing on national security policy. General Hearney joined McDonnell Douglas Corporation in 1996 and served as Regional Vice President of Business Development--Western Europe until the acquisition of McDonnell Douglas by The Boeing Company in 1997, and subsequently served as Vice President of the Military Aircraft and Missile Systems Group of Boeing until November 1999. General Hearney served in the United States Marine Corps for over 30 years, and retired from military service in 1996 as Assistant Commandant of the Marine Corps. He holds a B.A. from Stanford University, an M.A. from Pepperdine University and graduated from the Naval War College.

   Rufus W. Lumry, III has served as a director since December 1998. Since 1992, Mr. Lumry has served as President of Acorn Ventures, Inc., a venture capital firm he founded. Prior to founding Acorn Ventures, Mr. Lumry served as a director and Chief Financial Officer of McCaw Cellular Communications. Mr. Lumry was one of the founders of McCaw in 1982, and retired from McCaw in 1990 as Executive Vice President and Chief Financial Officer. Mr. Lumry holds an A.B. from Harvard University and an M.B.A. from the Harvard Graduate School of Business Administration.

   William D. Savoy has served as a director since October 2000. He is a nominee of Vulcan Ventures Inc., a significant stockholder. He served as a director of Go2Net, Inc. from May 1999 until its acquisition by InfoSpace. Currently, Mr. Savoy serves as Vice President of Vulcan Ventures Inc., a venture capital fund wholly-owned by Paul G. Allen. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and also serves as director of Charter Communications, Inc., drugstore.com, High Speed Access Corporation, Metricom, Inc., Peregrine Systems, Inc., RCN Corporation, Telescan, Inc., and USA Networks, Inc. Mr. Savoy holds a B.S. from Atlantic Union College.

   Lewis M. Taffer has served as a director since June 2001. Since May 2001, Mr. Taffer has been an independent consultant specializing in marketing, business development and strategic partnerships. From 1979 through April 2001, Mr. Taffer served in various positions at American Express Company, most recently as Senior Vice President--Corporate Business Development, a position at which he developed and launched an online shopping portal for American Express Cardmembers which utilized InfoSpace services. Previously, Mr. Taffer's career at American Express focussed primarily on managing the company's relationships with large, U.S.-based airlines, hotels, retailers, restaurants and entertainment companies. Mr. Taffer serves on the board of directors of Cure for Lymphoma Foundation, a nonprofit entity. Mr. Taffer holds a B.A. from the University of Pittsburgh and a J.D. from the University of Michigan.

Board of Directors

   Our restated certificate of incorporation and restated bylaws provide that the Board of Directors shall be composed of not less than five or more than nine directors, with the specific number to be set by resolution of the Board. We currently have eight directors.

   Our Board of Directors is divided into three classes, with each class to be as equal in number as possible. Each Class 3 director will serve until our next annual meeting of stockholders in May 2002, each Class 1 director will serve until the following annual meeting of stockholders in 2003, and each Class 2 director will serve until the third ensuing annual meeting of stockholders in 2004. Thereafter, each newly elected director will serve for a term ending at the third annual meeting of stockholders following such election.
Messrs. Cunningham, Belsheim and Taffer serve as Class 1 directors; Messrs. Hearney, Lumry and Savoy serve as Class 2 directors; and Messrs. Jain and Currie serve as Class 3 directors. Directors may be removed by stockholders only for cause.

Committees of the Board of Directors

   The Compensation Committee consists of Messrs. Cunningham and Currie. The Compensation Committee reviews and approves the compensation and benefits for our executive officers, administers our stock option plans and makes recommendations to the Board of Directors regarding such matters.

   The Audit Committee consists of Messrs. Currie and Savoy. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our balance sheet, statement of operations and cash flows and reviews and evaluates our internal control functions.

Compensation Committee Interlocks and Insider Participation

   No member of the Board of Directors or of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

   We pay directors $750 for each Board of Directors meeting attended in person, $500 for each Board of Directors meeting attended by telephone and $500 for each committee meeting attended. We also reimburse directors for travel expenses incurred to attend meetings of the Board of Directors or committee meetings. Directors are eligible to participate in the stock incentive plan. See "--Benefit Plans--Stock Option Program for Nonemployee Directors."

Limitation of Liability and Indemnification Matters

   Our restated certificate of incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability:

  . for any breach of their duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   Our restated bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the full extent permitted by law. We believe that indemnification under our restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. We have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. We believe that these agreements are necessary to attract and retain qualified directors and officers.

Compensation of Executive Officers

   The following table sets forth information concerning the compensation we paid to Naveen Jain, our Chief Executive Officer, Arun Sarin, our former Chief Executive Officer, and our other most highly paid executive officers during 2000 (collectively, the "Named Executive Officers").

Summary Compensation Table

                                                                 Long-Term
                                                                Compensation
                                              Annual            ------------
                                           Compensation          Securities
                                  Fiscal -------------------     Underlying
   Name and Principal Position     Year   Salary      Bonus      Options(#)
   ---------------------------    ------ --------    -------    ------------
Naveen Jain......................  2000  $250,000         --             --
 Chairman and Chief Executive      1999   231,571    $   500(1)   1,400,000
 Officer                           1998    62,500         --             --
Arun Sarin(2)....................  2000  $141,667         --     14,000,000(10)
 Former Chief Executive Officer
Rasipuram V. Arun................  2000  $123,333         --        690,000
 Executive Vice President and
 Chief Technology Officer
Joanne R. Harrell(3).............  2000  $113,525         --         300,00
 Former Senior Vice President,
 Human Resources and Facilities
Michael D. Kantor(4).............  2000  $351,006(5)      --         20,000
 Former Senior Vice President,     1999   541,126(6)      --         40,000
 Advertising
Chris Nabinger(7)................  2000  $133,333    $50,000        400,000
 Former Senior Vice President,
 Worldwide Operations
Rand Rosenberg(8)................  2000  $103,846         --        450,000(10)
 Former Chief Financial Officer
Steven Shivers(9)................  2000  $147,102         --        335,000
 Former Managing Director, Europe

--------
 (1) Consists of an award to Mr. Jain in connection with patent filings.

 (2) Mr. Sarin resigned his position as our Chief Executive Officer in January 2001.

 (3) Ms. Harrell left InfoSpace in March 2001.

 (4) Mr. Kantor left InfoSpace in June 2000.

 (5) Consists of $58,333 in base salary and sales commissions of $292,673 paid to Mr. Kantor for advertising revenue attributable to Mr. Kantor.

 (6) Consists of $90,792 in base salary and sales commissions of $450,334 paid to Mr. Kantor for advertising revenue attributable to Mr. Kantor.

 (7) Mr. Nabinger left InfoSpace in October 2000. The amount in the "Bonus" column represents a retention bonus of $50,000 that was paid to Mr. Nabinger pursuant to an employment agreement which is more fully described under "--Employment Contracts."

 (8) Mr. Rosenberg left InfoSpace in January 2001.

 (9) Mr. Shivers served as Managing Director, Europe until February 2001 and he subsequently left InfoSpace in April 2001.

(10) These options were relinquished upon the executive's termination of employment with us.

Option Grants in Last Fiscal Year

   The following table sets forth certain information regarding stock options granted by us to the Named Executive Officers during 2000.

                                         Individual Grants                        Potential Realizable
                         ------------------------------------------------------  Value at Assumed Annual
                         Number of      Percent of                                Rates of Stock Price
                         Securities    Total Options                             Appreciation for Option
          Name           Underlying     Granted to                                       Term(3)
          ----             Options     Employees in      Exercise    Expiration -------------------------
                         Granted(#)    Fiscal Year(1) Price($/Sh)(2)    Date       5%($)        10%($)
                         ----------    -------------  -------------- ---------- ------------ ------------
Naveen Jain.............        --           --               --           --             --           --
Arun Sarin.............. 7,000,000(4)      14.7%         $ 45.44      04/2010   $200,027,797 $824,972,211
                         7,000,000(4)      14.7%           18.81      10/2010     82,817,561  341,563,460
Rasipuram V. Arun.......   200,000           *             70.06      01/2010      8,812,386   36,344,816
                           140,000           *             45.44      04/2010      4,000,556   16,499,444
                           150,000           *             35.13      09/2010      3,313,489   13,665,781
                           200,000           *             14.25      11/2010      1,792,350    7,392,166
Joanne R. Harrell.......   200,000(4)        *             58.00      05/2010      7,295,178   30,087,413
                            25,000(4)        *             35.13      09/2010        552,248    2,277,630
                            75,000(4)        *             14.25      11/2010        672,131    2,772,062
Michael D. Kantor.......    20,000(5)        *             45.44      04/2010        571,508    2,357,063
Chris Nabinger..........   200,000(5)        *            100.13      02/2010     12,593,615   51,939,693
                           100,000(5)        *             45.44      04/2010      2,857,540   11,785,317
                           100,000(5)        *             45.06      07/2010      2,833,956   11,688,052
Rand L. Rosenberg.......   400,000(4)        *             56.88      06/2010     14,307,353   59,007,641
                            50,000(4)        *             35.13      09/2010      1,104,496    4,555,260
Steven Shivers..........    75,000(5)        *             45.44      04/2010      2,143,155    8,838,988
                           155,000(5)        *             55.44      06/2010      5,403,974   22,287,543
                            75,000(5)        *             45.06      07/2010      2,125,467    8,766,039
                            30,000(5)        *             35.13      09/2010        662,698    2,733,156

--------
 *  Less than 1%

(1) Based on a total of 47,775,934 option shares granted to employees during 2000.

(2) Options were granted at an exercise price equal to the fair market value of our common stock at the time of the grant.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and are therefore not intended to forecast possible future appreciation, if any, of the price of our common stock. Assumes all options are exercised at the end of their respective

   10-year terms. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(4) These options were relinquished upon the executive's termination of employment with us.

(5) These options expired 90 days after the executive's termination of employment with us to the extent they remained unexercised.

Aggregate Option Exercises in 2000 and Year-End Option Values

   The following table shows certain information concerning stock options exercised by the Named Executive Officers during 2000, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money options held by the Named Executive Officers on December 31, 2000.

                                                              Number of
                                                        Securities Underlying     Value of Unexercised
                           Shares                      Unexercised Options at    In-the-Money Options at
                          Acquired                        Fiscal Year-End(1)     Fiscal Year-End ($)(2)
                             on          Value        ------------------------- -------------------------
          Name           Exercise(#) Realized($)(1)   Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- --------------   ----------- ------------- ----------- -------------
Naveen Jain.............     1,000    $        --(3)     599,000      800,000   $1,815,749   $2,425,040
Arun Sarin..............        --             --      5,152,778    8,847,222           --           --
Rasipuram V. Arun.......        --             --         28,125      661,875           --           --
Joanne R. Harrell.......        --             --             --      300,000           --           --
Michael D. Kantor.......   230,152     24,455,394             --           --           --           --
Chris Nabinger..........   140,824      6,465,957         20,047           --       23,908           --
Rand L. Rosenberg.......        --             --         50,000      400,000           --           --
Steven Shivers..........    22,345      1,723,567         43,194      274,461       28,249       91,958

--------
(1) Represents the aggregate fair market value on the respective dates of exercise of the shares of common stock received on exercise of the options, less the aggregate exercise price of the options.

(2) These values represent the number of shares subject to in-the-money options multiplied by the difference between the closing price of our common stock on December 29, 2000 ($8.8438 per share) and the exercise price of the options.

(3) No value was realized upon exercise, since the fair market value on the date of exercise of the shares of common stock received upon exercise did not exceed the exercise price of the options.

Employment Contracts

   Our executive officers generally sign non-disclosure, invention release, and non-competition agreements which limit their ability to compete with us for a year after their employment ends. Our Chairman and Chief Executive Officer, Naveen Jain, has a two-year non-competition agreement.

   Arun Sarin. In April 2000, we entered into an employment agreement with Arun Sarin that provided him an annual salary of $200,000, with any bonus to be determined at the discretion of our Board of Directors. The agreement also provided that we grant to Mr. Sarin options to purchase an aggregate of 7,000,000 shares of our common stock. Pursuant to the agreement, upon termination of his employment by us without good cause or within six months of a change-in-control, Mr. Sarin was entitled to receive six months salary. Mr. Sarin resigned his position as Chief Executive Officer on January 21, 2001 and agreed to relinquish all stock options that we granted to him in the course of his employment.

   Chris Nabinger. In December 1999, we entered into an employment agreement with Chris Nabinger that provided him an annual salary of $176,000, with a performance bonus to be determined by our Board of Directors. The employment agreement was subsequently amended to include a retention bonus in the amount of up to $600,000, of which $50,000 was paid. The remaining $550,000 of the retention bonus was to be paid to Mr. Nabinger upon the earlier of (i) the first anniversary of his initial date of employment or (ii) the termination of his employment by us without cause. Pursuant to the amendment, if Mr. Nabinger voluntarily terminated his employment with us within the first year of his employment, he was to be paid a portion of the retention bonus based upon an agreed upon formula. In May 2000, the employment agreement was amended to increase his annual salary to $200,000. In addition, he was granted an option to purchase 100,000 shares of the common stock with vesting to begin on the date of its grant in equal monthly installments for 48 months, so long as he was employed by us. Mr. Nabinger resigned his employment with us in October 2000.

   Rand L. Rosenberg. In June 2000, we entered into an employment agreement with Rand Rosenberg that provided him an annual salary of $200,000. In connection with our offer of employment, it was agreed that Mr. Rosenberg would receive an option to purchase 400,000 shares of our common stock, with the options vesting in equal monthly increments over a four-year period from the date of grant. In addition, if we terminated his employment without cause during the first year, his options were to continue to vest through the remainder of the first year of his employment, and he would receive a severance amount equal to two times his annual base salary at the time of termination.

   On January 21, 2001, pursuant to a separation agreement and release, Mr. Rosenberg terminated his employment with us. The separation agreement and release provides him a $200,000 severance payment. Mr. Rosenberg agreed to relinquish all stock options granted to him during his term of employment with us.

   In February 2001 some of our executive officers, including our Chairman and Chief Executive Officer, Naveen Jain, received additional option grants. These grants, unlike other grants under our 1996 Flexible Stock Incentive Plan, provide for full acceleration of vesting if we are acquired by another company and the executive holding the grant is actually or constructively terminated.

Benefit Plans

   The following is a brief summary of plans in effect during 2000 under which our executive officers and directors received benefits:

 Restated 1996 Flexible Stock Incentive Plan

   The purpose of the stock incentive plan is to provide an opportunity for our employees, officers, directors, independent contractors and consultants to acquire our common stock. The stock incentive plan provides for grants of stock options, stock appreciation rights, or SARs, and stock awards. We have authorized an aggregate of 45,967,866 shares of common stock for issuance under the stock incentive plan. As of December 31, 2000, options to purchase 32,073,834 shares of common stock were outstanding under the stock incentive plan at a weighted average exercise price of $26.70 per share, and options to purchase 1,117,360 shares were available for future grant.

 Stock Option Program for Nonemployee Directors

   Under the stock incentive plan, we grant a nonqualified stock option to purchase 20,000 shares of common stock to each nonemployee director on the date the director is first appointed or elected to our Board of Directors. Nonemployee directors serving at the time of the adoption of the program each received an option to purchase 5,000 shares of common stock. On November 19, 1998, each nonemployee director received a supplemental option to purchase 80,000 shares of common stock. We grant to each nonemployee director an additional nonqualified stock option to purchase 15,000 shares of common stock immediately following each Annual Meeting of Stockholders, except for those nonemployee directors who were newly elected to the Board of Directors at such Annual Meeting of Stockholders or within the three-month period prior to such Annual Meeting of Stockholders. All options granted under the program for nonemployee directors fully vest on the first anniversary of the date of such grant.

 1998 Employee Stock Purchase Plan

   We adopted the 1998 employee stock purchase plan in August 1998. This plan is intended to qualify under Section 423 of the Code and permits eligible employees to purchase our common stock through payroll deductions of up to 15% of their compensation. Under the purchase plan, no employee may purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. We have authorized an aggregate of 3,600,000 shares of common stock for issuance under the purchase plan.

   The purchase plan is implemented with six-month offering periods. Offering periods begin on each February 1 and August 1. Participants purchase common stock under the purchase plan at a price equal to the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period. As of December 31, 2000, 207,672 shares of common stock have been issued under the purchase plan.

 InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan

   InfoSpace, Inc. and Saraide each adopted the 2000 stock plan effective April 17, 2000. The purpose of the 2000 stock plan is to attract, retain and provide incentives to employees, directors and consultants of Saraide. The 2000 stock plan provides for grants of both Saraide options and InfoSpace options; optionees will have the right to exercise either set of options as they vest. When an optionee exercises a number of Saraide options, this will automatically cancel a proportional number of the optionee's InfoSpace options, and similarly, when an optionee exercises a number of InfoSpace options, this will automatically cancel a proportional number of the optionee's Saraide options. We have authorized an aggregate of 10,000,000 shares of our common stock for issuance under the 2000 stock plan, and Saraide has authorized an aggregate of 10,000,000 shares of Saraide common stock for issuance under the 2000 stock plan.

   As of December 31, 2000, options to purchase 5,822,500 shares of our common stock were outstanding under the 2000 stock plan at a weighted average exercise price of $45.4375 per share, and options to purchase 3,471,300 shares of our common stock were available for future grant.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                      MANAGEMENT AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 31, 2001 and as adjusted to reflect the exchange of our common stock offered by this prospectus as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors (iii) each of the executive officers named in the Summary Compensation Table in "Management--Compensation of Executive Officers," and (iv) all directors and executive officers as a group. Percentages are based on total shares of common stock and exchangeable shares outstanding as of July 31, 2001. Exchangeable shares have the same voting rights as our common stock; see "Description of Capital Stock--Voting Shares." None of our principal stockholders, directors or executive officers is selling or exchanging stock pursuant to this prospectus.

                            Shares Beneficially              Shares Beneficially
                                Owned Before                     Owned After
 Principal Stockholders,        Offering(1)       Number of      Offering(1)
 Directors and Executive   ----------------------  Shares   ----------------------
         Officers            Number    Percent(2)  Offered    Number    Percent(2)
 -----------------------   ----------- ---------- --------- ----------- ----------
 Naveen Jain(3)..........   64,022,446    19.6%          --  64,022,446    19.6%
  c/o InfoSpace, Inc.
  601 108th Avenue NE
   Suite 1200
  Bellevue, WA 98004

 Vulcan Ventures
  Inc.(4)................   21,698,778     6.7%          --  21,698,778     6.7%
  110 110th Avenue N.E.,
   Suite 550
  Bellevue, WA 98004

 Acorn Ventures-IS,
  LLC(5).................   19,672,691     5.8%          --  19,672,691     5.8%
  1309 114th Avenue S.E.
  Suite 200
  Bellevue, WA 98004

 Rasipuram V. Arun(6)....      723,749       *           --     723,749       *

 Edmund O. Belsheim,
  Jr.(7).................      379,711       *           --     379,711       *

 John E. Cunningham,
  IV(8)..................      401,263       *           --     401,263       *

 Peter L. S. Currie(9)...      161,910       *           --     161,910       *

 Joanne R. Harrell.......        1,600       *           --       1,600       *

 Michael D. Kantor.......      324,224       *           --     324,224       *

 Rufus W. Lumry, III(5)..   19,672,691     5.8%          --  19,672,691     5.8%

 Chris Nabinger..........       90,948       *           --      90,948       *

 Rand L. Rosenberg.......        1,800       *           --       1,800       *

 Arun Sarin..............        4,000       *           --       4,000       *

 William D. Savoy(10)....   21,718,684     6.7%          --  21,718,684     6.7%

 Steven Shivers..........        7,936       *           --       7,936       *

 Lewis M. Taffer.........           --      --           --          --      --

 All directors and
  executive officers as a
  group (14
  persons)(11)...........  107,468,485    31.4%          -- 107,468,485    31.4%

   Selling Stockholders
   --------------------
 Former Locus Dialogue
  shareholders that
  received InfoSpace
  common stock upon the
  acquisition, as a
  group..................    1,073,257       *    1,073,257          --      --

 Former Locus Dialogue
  shareholders that
  received exchangeable
  shares upon the
  acquisition, as a
  group..................    2,867,760       *    2,867,760          --      --

--------
 *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) For purposes of calculating the percent of shares beneficially owned, the exchangeable shares which have not yet been exchanged for shares of our common stock in connection with our acquisitions of INEX and Locus Dialogue are deemed outstanding and therefore are included in the denominator of this calculation.

 (3) Represents 42,665,051 shares of common stock held in the name of Naveen and Anuradha Jain, 3,992,973 shares of common stock held by the Jain Family Irrevocable Trust, 7,844,294 shares of common stock held by Naveen Jain GRAT No. 1, 7,844,294 shares of common stock held by Anuradha Jain GRAT No. 1,603,167 shares subject to options exercisable by Naveen Jain within 60 days of July 31, 2001, 72,667 shares subject to options exercisable by Anuradha Jain within 60 days of July 31, 2001. Anuradha Jain is Mr. Jain's spouse.

 (4) As of December 31, 2000, based on a Schedule 13D filed with the SEC on January 16, 2001. All shares beneficially held by Vulcan Ventures Inc. were repurchased by InfoSpace on September 10, 2001 at a discount to the then-current market price of our common stock. The repurchased shares will be retired.

 (5) Includes 13,750,208 shares of common stock issuable upon exercise of warrants currently exercisable held by Acorn Ventures-IS, LLC, 5,745,310 shares of common stock beneficially owned by Acorn Ventures-IS, LLC, 23,933 shares of common stock beneficially owned by Rufus W. Lumry, III, 115,000 shares subject to options exercisable by Mr. Lumry within 60 days of July 31, 2001, and 38,240 shares held in trust for Mr. Lumry's children, of which Mr. Lumry disclaims beneficial ownership. Mr. Lumry is the principal stockholder, sole director and President of Acorn Ventures, Inc., the sole member of Acorn Ventures-IS, LLC.

 (6) Includes 403,749 shares of common stock subject to options exercisable within 60 days of July 31, 2001.

 (7) Includes 364,583 shares of common stock subject to options exercisable within 60 days of July 31, 2001.

 (8) Includes 125,000 shares of common stock subject to options exercisable within 60 days of July 31, 2001, and 92,806 shares of common stock held by Clear Fir Partners LP. Mr. Cunningham is the President of Clear Fir Partners, LP.

 (9) Includes 125,000 shares of common stock subject to options exercisable within 60 days of July 31, 2001.

(10) Includes 19,906 shares of common stock subject to options exercisable within 60 days of July 31, 2001 and 21,698,778 shares of common stock held by Vulcan Ventures Inc. (as of December 31, 2000, based on a Schedule 13D filed with the SEC on January 16, 2001), of which Mr. Savoy disclaims beneficial ownership. Mr. Savoy is President of Vulcan Ventures Inc.

(11) Includes 16,949,157 shares of common stock subject to options and warrants exercisable within 60 days of July 31, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Transactions that are material to us, including loans, between us and our officers, directors and principal stockholders and their affiliates are approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors.

Strategic Business Arrangements

   Since we tailor our products and services to the individual needs of each of our customers, all of our sales arrangements must be negotiated with our customers or business partners individually; as a result, we have no standard sales arrangements or standard pricing structure. We believe, however, that all of the following transactions were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

 Transactions with Entities Having Relationships with Directors

   In July 1998, we entered into a joint venture agreement with TDLI.com Limited, which was at that time a subsidiary of Thomson Directories Limited, to form TDL InfoSpace to replicate our infrastructure services in Europe. Gary C. List, formerly one of our directors, is chairman of Thomson Directories Limited and chief executive of its parent company, TDL Group Limited. TDLI.com Limited was subsequently spun off to Thomson employees, including Mr. List, who held a majority interest. TDL InfoSpace has been providing content services in the United Kingdom since the third quarter of 1998. Under the Web site services agreement, Thomson provides its directory information to TDL InfoSpace and sells Internet yellow pages advertising for the joint venture through its local sales forces. We also license our technology and provide hosting services to TDL InfoSpace. On August 31, 2000, we acquired all of the issued and outstanding stock of TDLI.com Limited. This gave us complete control of TDL InfoSpace.

   In January 2000, we entered into contracts to provide content and promotional services to ImageX.com, Inc., pursuant to which we may earn up to $1.2 million in fees over a one-year period. For the year ended December 31, 2000, we earned $941,667 in fees under these contracts. Rufus W. Lumry, III, one of our directors, is president of Acorn Ventures, Inc., which directly and through affiliated entities beneficially owns approximately 7.5% of the common stock of ImageX.com as of February 29, 2000, of which approximately 3.0% is subject to currently exercisable warrants. Naveen Jain, our Chairman and Chief Executive Officer, indirectly beneficially owns approximately 2.8% of the common stock of ImageX.com, of which approximately .1% is subject to currently exercisable warrants. No premium or discount was applied to the fees earned by us under this arrangement. The contracts to provide services to ImageX.com were negotiated at arm's-length and we believe that the terms agreed upon are comparable to the terms that could have been agreed upon in a similar transaction with a non-affiliated third party.

   During 1999, we entered into a technology license and development agreement for the development of online shopping cart technology with TEOCO Corporation. Atul Jain, the president and owner of a majority of the outstanding equity securities of TEOCO Corporation, is the brother of Naveen Jain, our Chairman and Chief Executive Officer. Under the terms of the agreement, we paid a development fee to TEOCO Corporation of $400,000. We own all rights to the technology and have granted a perpetual license to TEOCO Corporation to use the developed technology for certain limited uses.

   In March 2000, we entered into a service provider agreement and a promotion agreement with netgenShopper.com, Inc. Atul Jain owns a majority of the outstanding equity securities of TEOCO and serves as its president. At December 31, 2000, TEOCO indirectly owned approximately 57% of the outstanding equity securities of netgenShopper. Under the terms of the service provider agreement, netgenShopper makes its reverse auction technology available to us and the parties share revenue generated from subscription fees charged to our customers for the reverse auction service based on a formula set forth in the agreement. Under the terms of the promotion agreement, we provide promotional services to netgenShopper, and netgenShopper issued us a warrant to purchase 1,000,000 shares of netgenShopper's common stock in consideration for such services. During 2000, we earned approximately $7.3 million in fees and warrant revenue.

   In February 2000, our former subsidiary, InfoSpace Venture Capital Fund 2000, LLC, invested $1.5 million in common stock of netgenShopper.com, Inc. In November 2000, we invested $8.0 million in preferred stock of netgenShopper.

 Transactions with Entities Having Relationships with Principal Stockholders

   Prior to our acquisition of Go2Net, Go2Net entered into several strategic business relationships with companies in which Go2Net acquired securities of, and simultaneously entered into business agreements with, each company. In connection with Go2Net's investment in these companies, Vulcan Ventures, which held approximately 30% of Go2Net's voting securities, also made equity investments in these companies.

   Prior to our repurchase of all of our shares held by Vulcan Ventures on September 10, 2001, Vulcan Ventures held approximately 6.7% of our outstanding capital stock and was therefore a principal stockholder of ours. William Savoy is vice president of Vulcan Ventures and serves as a director of InfoSpace. The following transactions represent the strategic business relationships which Go2Net entered into and for which the equity interest of Vulcan Ventures is material:

  . On July 21, 1999, Go2Net acquired 428,571 shares of common stock of Click2Learn, Inc. (formerly Asymetrix) and received warrants to acquire an additional 428,571 shares of common stock. The stock and warrants were valued at approximately $3.2 million. Vulcan Ventures owns approximately a 36% equity interest in Click2Learn.

     Go2Net entered into a three-year marketing, distribution, licensing and co-branding partnership with Click2Learn. The contract provided that Go2Net would distribute certain of Click2Learn's content and services through Go2Net's Web sites under a co-branding arrangement, with a fee to be paid to Go2Net in consideration of such arrangement, and with revenue earned from such services to be shared by the parties under a formula set forth in the contract. The contract also provided for revenue sharing for advertising sold by the parties on areas of the co-branded Web site. The contract was terminated by agreement of the parties in November 2000.

  . On August 2, 2000, Go2Net acquired 10,000 shares of preferred stock of HealthAnswers, Inc. valued at $10.0 million. Vulcan Ventures owns approximately a 10% equity interest in HealthAnswers.

     Go2Net entered into a separate distribution and marketing agreement with HealthAnswers, prior to the equity investment, on February 17, 2000. Go2Net recognized revenues of $3.6 million for the year ended December 31, 2000 under this agreement. The contract provides that Go2Net would distribute some of HealthAnswers' content and services through Go2Net's Web sites under a co-branding arrangement, with distribution fees to be paid to Go2Net in consideration of such arrangement and revenue from such services to be shared by the parties according to a formula set forth in the contract. The agreement also provided for advertising fees to be paid to Go2Net in consideration for promoting the co-branded content and services. The contract was terminated effective June 30, 2000.

  . On June 13, 2000, Go2Net acquired 1,624,959 shares of preferred stock of imandi.com inc. valued at $5.0 million. Vulcan Ventures owns approximately an 11% equity interest in imandi.

     On May 26, 2000, Go2Net entered into an advertising, marketing and distribution agreement with imandi. Go2Net recognized revenues of $1.0 million for the year ended December 31, 2000 under this agreement. The contract provides that Go2Net would distribute certain of imandi's content and services through Go2Net's Web sites under a co-branding arrangement, with distribution fees to be paid to Go2Net in consideration of such arrangement. The contract also provided for revenue from advertising on the co-branded Web site areas to be shared by the parties according to a formula set forth in the contract. The contract was terminated by imandi in December 2000.

Transactions with Directors

   On May 21, 1998, we entered into consulting agreements with Acorn Ventures-IS, LLC and John E. Cunningham, IV, pursuant to which we are required to pay reasonable out-of-pocket expenses incurred by them in connection with their services as consultants. In addition, we have entered into agreements to indemnify Acorn Ventures and Mr. Cunningham against expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding in which they are parties or participants arising out of their services as consultants. These consulting services include assistance in defining our business strategy, identifying and meeting with sources of financing and assisting us in structuring and negotiation such financings. The consulting agreements have terms of five years and are terminable by either party upon breach of the consulting agreement by the other party or on 30 days' notice. Other than the reimbursement of out-of-pocket expenses, there is no cash compensation under the consulting agreements. No services were provided, or expenses paid, under the consulting agreements during 2000 and the agreements have been terminated.

Indebtedness of Management

   In October 2000, we loaned Rasipuram V. Arun, our current Chief Technology Officer, $4.0 million. The non-recourse promissory note matures on December 31, 2001. The non-recourse note is secured by a pledge of 200,000 shares of our common stock. If, on the maturity date, the fair market value of the pledged shares is insufficient to repay the principal and accrued interest on the note, we will forgive the difference between fair market value of the collateral and the principal plus accrued interest and will make a cash distribution to Mr. Arun sufficient to cover his resulting tax liability from the forgiveness of debt.

   On December 22, 2000, we loaned Rick Thompson, a former executive vice president of ours, $1.4 million. The loan is not secured. On March 8, 2001, Mr. Thompson was served with a summons and complaint demanding full repayment of the loan. Mr. Thompson answered this complaint on April 10, 2001 and the parties are proceeding with the discovery phase of the litigation.

Indemnification Arrangements

   We have entered into indemnification agreements with each of our executive officers and directors.

   On December 11, 1998, we, our directors and Naveen Jain entered into an indemnification agreement whereby Mr. Jain placed 8,000,000 shares of our common stock beneficially owned by him into an escrow account to indemnify us and our directors for a period of five years for certain known and unknown liabilities that may have arisen prior to September 30, 1998. The indemnification agreement, however, did not provide for indemnification for certain matters known by the Board prior to September 30, 1998 or losses less than $100,000. On February 10, 2000, in exchange for the release of such shares, Mr. Jain entered into a noncompetition agreement with us. In addition to noncompetition, nondisclosure and invention release provisions which apply for the duration of his employment, the noncompetition agreement also provides that Mr. Jain will not engage in activities which compete with our business for a period of two years after termination of his employment with us for any reason.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 900,000,000 shares of common stock, $0.0001 par value per share, and 15,000,000 shares of preferred stock, $0.0001 par value per share. The following summary includes all material provisions of our common stock and preferred stock. For more information, you are encouraged to read the provisions of our certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

   As of July 31, 2001, there were 325,259,314 shares of common stock (exclusive of exchangeable shares convertible into common stock, as described below) outstanding held by approximately 1,220 holders of record.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. See "Risk Factors--Insiders own a larger percentage of our stock, which could delay or prevent a change in control and may negatively affect your investment" and "Dividend Policy."

Preferred Stock

   Two shares of preferred stock are outstanding, the voting rights of which are described below. Pursuant to our certificate of incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

Voting Shares

   The INEX Voting Share. A single share of series A preferred stock, the INEX voting share, was issued in connection with our acquisition of INEX Corporation and the voting and exchange trust agreement entered into by and among us, InfoSpace.com Canada Holdings and Montreal Trust Company of Canada. The INEX voting share was issued to Montreal Trust Company of Canada, as trustee, to hold for the benefit of the holders of exchangeable shares that were issued by an indirect subsidiary of ours to complete this transaction. The trustee is entitled to the number of votes equal to the number of votes the holders of the outstanding exchangeable shares, not held directly or indirectly by us or our subsidiaries, would be entitled to if the exchangeable shares were exchanged for shares of our common stock. As of May 31, 2001, there were 744,339 outstanding exchangeable shares not held by us or our subsidiaries, which gives the trustee 744,339 votes to exercise on behalf of the exchangeable shareholders.

   The Locus Voting Share. A single share of series B preferred stock, the Locus voting share, was issued in connection with our acquisition of Locus Dialogue and the voting and exchange trust agreement entered into by and among us, Locus Holdings and Montreal Trust Company of Canada. The Locus voting share was issued to Montreal Trust Company of Canada, as trustee, to hold for the benefit of the holders of exchangeable shares that were issued by an indirect subsidiary of ours to complete this transaction. The trustee is entitled to the number of votes equal to the number of votes the holders of the outstanding exchangeable shares, not held directly or indirectly by us or our subsidiaries, would be entitled to if the exchangeable shares were exchanged for shares of our common stock. As of July 31, 2001, there were 2,867,760 outstanding exchangeable shares not held by us or our subsidiaries, which gives the trustee 2,867,760 votes to exercise on behalf of the exchangeable shareholders.

   The holders of the exchangeable shares obtained in connection with both the INEX acquisition and the Locus acquisition have the right to require a subsidiary of ours to redeem any or all of their exchangeable shares for an amount per share equal to the current market price of one share of our common stock, which shall be paid in full by delivering one share of our common stock for each exchangeable share presented to be redeemed. The certificates of the powers, designations, preferences and rights of the series A preferred stock and of the series B preferred stock provide that the INEX voting share, the Locus voting share and the common stock shall vote together as a single class.

   Neither the INEX voting share nor the Locus voting share will entitle the trustee to receive dividends. In the event of our dissolution, liquidation or the winding up of our affairs, the trustee will receive an amount equal to $1.00, together with payment to any class of stock ranking equally with the series A preferred stock or the series B preferred stock, as the case may be, and before payment shall be made to holders of stock ranking junior. This amount will be adjusted to reflect the effect of any stock split, stock dividend, combination or similar change on the respective voting share. When there are no longer any outstanding exchangeable shares relating to either the INEX acquisition or the Locus acquisition, respectively, other than those exchangeable shares which are held by us or our subsidiaries, the INEX voting share or the Locus voting share, as the case may be, will cease to have any rights. In such event, we will redeem the respective voting share for an amount equal to the par value of the voting share and it will automatically return to being an authorized but unissued share of our preferred stock. There are no sinking fund provisions or preemptive rights applicable to either the INEX voting share or the Locus voting share.

Warrants

   As of December 31, 2000, there were outstanding warrants to purchase 18,371,096 shares of common stock. Two investors hold warrants to purchase an aggregate of 13,673,584 and 242,880 shares of common stock, which expire on May 21, 2008 and August 6, 2008, respectively, at a weighted average exercise price of $0.73 per share. On August 24, 1998, in connection with the agreement relating to our white pages directory services, we issued to AOL warrants to purchase up to 7,919,328 shares of common stock, which warrants vest in 16 equal quarterly installments over four years, based on the delivery by AOL of a minimum number of searches on our white pages directory service. During the year ended December 31, 2000, AOL exercised warrants to purchase 3,464,696 shares of our common stock and, as of December 31, 2000, had vested warrants remaining to purchase 4,454,632 shares of common stock. The warrants have an exercise price of $1.50 per share.

Antitakeover Effects of Certain Provisions of our Restated Certificate of Incorporation and Washington and Delaware Law; Right of First Negotiation

   As noted above, our Board of Directors, without stockholder approval, has the authority under our restated certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

   Election and Removal of Directors. Our restated bylaws provide for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. See "Management--Board of Directors." Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

   Approval for Certain Business Combinations. Our restated certificate of incorporation requires that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of our assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of the Board of Directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

   Stockholder Meetings. Under our restated certificate of incorporation and restated bylaws, the stockholders may call a special meeting only upon the request of holders of at least 30% of the outstanding shares. Additionally, the Board of Directors, the chairman of the Board and the president may call special meetings of stockholders.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

   Washington Statute. The laws of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act, or the WBCA, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons which beneficially owns 10% or more of the voting securities of the target corporation, an "acquiring person," for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares or allowing the acquiring person to receive any disproportionate benefit as a stockholder. After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute or is approved at an annual or special meeting of stockholders.

   A target corporation includes a foreign corporation if:

  .  the corporation has a class of voting stock registered pursuant to
     Section 12 or 15 of the Securities Exchange Act of 1934;

  .  the corporation's principal executive office is located in Washington;

  .  any of:

    . more than 10% of the corporation's stockholders of record are Washington residents;

    . more than 10% of its shares of record are owned by Washington residents; or

    . 1,000 or more of its stockholders of record are Washington residents;

  . a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

  . a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington.

   A corporation may not "opt out" of this statute. If we meet the definition of a target corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change of control.

   Delaware Statute. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

  . on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66/3% of the outstanding voting stock that is not owned by the interested stockholder.

   For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates of such person:

  .  owns 15% or more of the corporation's voting stock; or

  . is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

   AOL Agreement; Right of First Negotiation. Pursuant to certain agreements with AOL, if we receive an unsolicited proposal, or we determine to solicit proposals or otherwise enter into discussions that would result in a sale of a controlling interest in us or other merger, asset sale or other disposition that effectively results in a change of control, a "disposition", then we are required to give written notice to AOL, and AOL has seven days to provide notice to us of its desire to negotiate in good faith with us regarding a disposition involving AOL. In the event that AOL timely delivers such a notice, then we will negotiate exclusively and in good faith with AOL regarding a disposition for a period of 30 days from the date of delivery of our initial notice to AOL, after which we will be free to negotiate a disposition with other third parties if we and AOL cannot in good faith come to terms. If such a disposition is not consummated within five months from the date of delivery of our initial notice to AOL, the process described above will again apply AOL's right of first negotiation could have the effect of delaying, deterring or preventing a change of control.

   These charter provisions, provisions of Washington and Delaware law and AOL's right of first negotiation may have the effect of delaying, deterring or preventing a change of control.

Registration Rights

   This offering relates to our acquisition of Locus Dialogue Inc. on January 1, 2001. Pursuant to the share exchange agreement dated November 3, 2000, we are required to register the resale of shares of our common stock issued upon the exchange of exchangeable shares issued in the acquisition of Locus Dialogue.

   Also in connection with our acquisition of Locus Dialogue, we entered into a registration rights agreement with holders of an aggregate of 1,073,257 shares of our common stock. Pursuant to this agreement, such stockholders are entitled to notice of registration, if within 180 days of January 1, 2001, we propose to register any shares of our common stock, with certain exceptions, under the Securities Act on a Form S-1 or a

Form S-3 registration statement either for our own account or the account of a security holder, and they are entitled to include shares of common stock in such registration at our expense. If no such registration has taken place within 180 days of January 1, 2001, or the shares entitled to be registered were limited, then we are obligated to file a registration statement providing for the resale of shares of common stock held by those stockholders under the registration rights agreement. The registration rights set forth in the agreement terminate as to each stockholder at such time as that stockholder is able to sell all of his shares of our common stock issued in the Locus Dialogue acquisition under Rule 144 of the Securities Act of 1933, as amended.

   On September 1, 1999, we filed a registration statement on Form S-1, as amended, to register the exchange of exchangeable shares issued in connection with our acquisition of INEX Corporation on October 14, 1999 for shares of our common stock. Such registration satisfied our obligation under the agreement and plan of acquisition and arrangement dated August 13, 1999. Pursuant to that agreement we are obligated to maintain the effectiveness of the exchange registration statement until all shares of common stock issuable upon exchange of exchangeable shares have been issued.

   Pursuant to a registration rights agreement dated May 1, 1997 entered into in connection with the acquisition of all the outstanding membership units of Yellow Pages on the Internet (YPI), the former members of YPI holding an aggregate of 680,000 shares of common stock may require us to file registration statements on Form S-3 at the expense of those stockholders requesting such registration. These registration rights cease to be exercisable after December 18, 2001.

   In connection with an agreement dated August 24, 1998 relating to our white pages directory services, AOL, which as of December 31, 2000, holds warrants to purchase 4,454,632 shares of our common stock, is entitled to notice of registration if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, and, with certain exceptions, is entitled to include shares of common stock issuable upon the exercise of such warrants in such registration at our expense. Further, AOL may require us to file up to four additional registration statements on Form S-3, and we will bear the expense for such registrations. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Mellon Investor Services LLC, Seattle, Washington.

Nasdaq National Market Listing

   Our common stock is listed on the Nasdaq National Market under the symbol "INSP."

                              PLAN OF DISTRIBUTION

Shares Issued in Our Acquisition of Locus Dialogue

   On November 3, 2000, the shareholders of Locus Dialogue signed a share exchange agreement whereby Locus Dialogue shareholders received, at their option, either (1) exchangeable shares issued by Locus Holdings, a Canadian subsidiary of ours, or (2) our common shares. The exchangeable shares and our common shares were issued at a ratio of 0.2683442 share for each Locus Dialogue share.

   At the closing of our acquisition of Locus Dialogue on January 1, 2001, three former Locus Dialogue shareholders, all of whom resided in the United States at the time of the closing, elected to receive an aggregate of 1,073,257 shares of our common stock. These shares were issued in reliance upon the exemption provided by Regulation D promulgated under the Securities Act of 1933, as amended. Regulation D provides a safe harbor for the limited sale of securities to certain persons. This registration statement registers the resale of these common shares by the selling stockholders.

   Additionally, 27 former Locus Dialogue shareholders, all non-U.S. persons as defined in Regulation S promulgated under the Securities Act, elected to receive an aggregate of 2,867,760 exchangeable shares of Locus Holdings upon the closing. The shareholders electing to receive exchangeable shares rather than shares of our common stock generally did so in order to defer the tax liability associated with the receipt of our common stock. These shares were issued in reliance upon the exemption provided by Regulation S promulgated under the Securities Act of 1933, as amended. Regulation S provides a safe harbor for securities sold outside of the U.S. The holders of exchangeable shares may exchange their shares for shares of our common stock at any time within the next five years, or may be required to exchange at our request. This registration statement registers the resale by the selling stockholders of the common shares which will be issued to these stockholders upon the exchange of their exchangeable shares.

   Persons who are deemed to have been "affiliates," as such term is defined under the Securities Act, of Locus Dialogue prior to the closing of our acquisition may only sell their shares in transactions permitted by the resale provisions of Rule 145(d)(i), (2) or (3) promulgated under the Securities Act.

Resale of Shares by Selling Stockholders

   We will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers, including pledgees, or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

   The sale of the shares may be effected in one or more of the following methods:

  .  ordinary brokers' transactions, which may include long or short sales;

  . transactions involving cross or block trades or otherwise on the Nasdaq National Market;

  . purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

  . ""at the market" to or through market makers or into an existing market for the shares;

  . in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

  . through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise; or

  . any combination of the foregoing, or by any other legally available means.

   In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

   Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both, which compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

                                 LEGAL MATTERS

   Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington.

                                    EXPERTS

   The financial statements of InfoSpace, Inc. as of the December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the cumulative effect of a change in accounting principle) appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 in connection with this offering. While the information contained in this prospectus is materially complete, this prospectus does not contain all the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and our common stock please refer to the registration statement and its exhibits. We have also filed reports, proxy statements and other information with the SEC. A copy of the registration statement and its exhibits, and copies of our reports, proxy statements and other information, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of these documents may be obtained from such offices upon payment of the fees prescribed by the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

   Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                INFOSPACE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
INFOSPACE, INC.:

Independent Auditors' Report............................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations and Comprehensive Income............. F-4

Consolidated Statements of Changes in Stockholders' Equity................. F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of InfoSpace, Inc.
Bellevue, Washington

   We have audited the accompanying consolidated balance sheets of InfoSpace, Inc. and its subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion such consolidated financial statements present fairly, in all material respects, the financial position of InfoSpace, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 1 in the consolidated financial statements, in the year 2000, the Company adopted SAB No. 101, Revenue Recognition in Financial Statements.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Seattle, Washington
March 2, 2001
(March 23, 2001 as to Note 9)

                                INFOSPACE, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (Amounts in thousands, except share data)

                                                  December 31,
                                              ---------------------
                                                                      June 30,
                                                 2000       1999        2001
                                              ----------  ---------  -----------
                                                                     (unaudited)
                   ASSETS
                   ------
Current assets:
  Cash and cash equivalents.................  $  153,913  $ 104,350  $  182,295
  Short-term investments, fair value
   $216,235, $310,247 and $85,866...........     216,235    310,311      85,866
  Accounts receivable, net of allowance for
   doubtful accounts of $4,898, $1,325 and
   $6,139...................................      33,881     13,551      17,414
  Payroll tax receivable....................         --         --       13,214
  Notes and other receivables, net of
   allowance of $3,624, $12 and $3,533......      22,321     18,524      23,004
  Prepaid expenses and other assets.........      14,491     10,828      14,582
                                              ----------  ---------  ----------
    Total current assets....................     440,841    457,564     336,375
Long-term investments, fair value $32,451,
 $100,631 and $75,445.......................      32,451    101,077      75,445
Property and equipment, net.................      51,137     11,878      52,946
Other long-term assets......................       5,075      2,046       3,300
Other investments...........................     121,574    121,684      88,949
Intangible assets, net......................     621,032    259,670     615,501
                                              ----------  ---------  ----------
Total assets................................  $1,272,110  $ 953,919  $1,172,516
                                              ==========  =========  ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
  Accounts payable..........................  $    4,537  $   3,689  $    5,891
  Accrued expenses and other current
   liabilities..............................      37,999     23,457      35,103
  Deferred revenues.........................      31,430     12,121      21,426
                                              ----------  ---------  ----------
    Total current liabilities...............      73,966     39,267      62,420
Long-term debt..............................         --         686         --
Long-term deferred revenue..................       7,973      4,946       3,477
Minority interest...........................      21,599        --          --
                                              ----------  ---------  ----------
    Total liabilities.......................     103,538     44,899      65,897
Commitments and contingencies (Note 9)
Stockholders' equity:
  Preferred stock, par value $.0001--
   Authorized, 15,000,000 shares; issued and
   outstanding, 1, 1 and 2 shares...........         --         --          --
  Common stock, par value $.0001--
   Authorized, 900,000,000 shares, issued
   and outstanding, 316,669,408; 283,411,552
   and 325,244,717 shares...................          32         28          33
  Additional paid-in capital................   1,596,213    959,492   1,717,399
  Accumulated deficit.......................    (408,646)  (126,234)   (603,945)
  Deferred expense--warrants................      (1,495)    (2,311)     (1,088)
  Unearned stock-based compensation.........      (1,500)    (1,518)     (1,710)
  Accumulated other comprehensive income
   (loss)...................................     (16,032)    79,563      (4,070)
                                              ----------  ---------  ----------
    Total stockholders' equity..............   1,168,572    909,020   1,106,619
                                              ----------  ---------  ----------
Total liabilities and stockholders' equity..  $1,272,110  $ 953,919  $1,172,516
                                              ==========  =========  ==========

                See notes to consolidated financial statements.

                                INFOSPACE, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (Amounts in thousands, except per share data)

                                                            Six Months Ended
                             Years Ended December 31,           June 30,
                           ------------------------------  --------------------
                             2000       1999       1998      2001       2000
                           ---------  ---------  --------  ---------  ---------
                                                               (unaudited)
Revenues (includes
 related party revenues
 of $32,095, $2,921, $19,
 $12,889 and $8,799) ....  $ 214,530  $  71,980  $ 18,490  $  97,507  $  89,264
Cost of revenues.........     35,627     13,472     4,919     22,335     14,243
                           ---------  ---------  --------  ---------  ---------
   Gross profit..........    178,903     58,508    13,571     75,172     75,021
Operating expenses:
  Product development
   (includes related
   party expenses of
   $400, $0, $0, $0 and
   $0)...................     40,624     15,580     9,005     22,356     16,458
  Sales, general and
   administrative
   (includes related
   party expenses of $39,
   $4, $0, $0 and $0)....    127,980     77,777    23,893     66,601     56,698
  Amortization of
   intangibles...........    171,336     42,761       710    123,004     68,646
  Acquisition and related
   charges...............    123,998     13,574     4,486      1,000     86,599
  Impairment and other
   charges...............     26,595     11,360     4,898     57,043        --
  Restructuring charges..      2,322        --        --       1,655      2,171
                           ---------  ---------  --------  ---------  ---------
   Total operating
    expenses.............    492,855    161,052    42,992    271,659    230,572
                           ---------  ---------  --------  ---------  ---------
   Loss from operations..   (313,952)  (102,544)  (29,421)  (196,487)  (155,551)
Other income, net........     27,682     22,342       946     10,563     14,707
Gain (loss) on
 investments, net........      9,222        --        --      (6,016)    15,151
                           ---------  ---------  --------  ---------  ---------
Loss from operations
 before income tax
 expense, minority
 interest, cumulative
 effect of change in
 accounting principle and
 preferred stock
 dividend................   (277,048)   (80,202)  (28,475)  (191,940)  (125,693)
Income tax expense.......       (137)       --        (64)      (187)       (24)
Minority interest........     (3,171)       --        --         --      (6,398)
                           ---------  ---------  --------  ---------  ---------
Loss from operations
 before cumulative effect
 of change in accounting
 principle and preferred
 stock dividend..........   (280,356)   (80,202)  (28,539)  (192,127)  (132,115)
Cumulative effect of
 change in accounting
 principle...............     (2,056)       --        --      (3,171)    (2,055)
                           ---------  ---------  --------  ---------  ---------
Net loss.................   (282,412)   (80,202)  (28,539)  (195,298)  (134,170)
                           =========  =========  ========  =========  =========
Preferred stock
 dividend................        --    (159,931)      --         --         --
                           ---------  ---------  --------  ---------  ---------
Net loss applicable to
 common stockholders.....  $(282,412) $(240,133) $(28,539) $(195,298) $(134,170)
                           =========  =========  ========  =========  =========
Basic and diluted net
 loss per share
  Loss per share before
   accounting change.....  $   (0.92) $   (0.93) $  (0.19) $     --   $     --
  Accounting change......      (0.01)       --        --         --         --
                           ---------  ---------  --------  ---------  ---------
  Loss per share.........  $   (0.93) $   (0.93) $  (0.19) $   (0.60) $   (0.45)
                           =========  =========  ========  =========  =========
Shares used in computing
 basic net loss per
 share...................    304,480    257,752   152,655    324,167    296,726
                           =========  =========  ========  =========  =========
Shares used in computing
 diluted net loss per
 share...................    304,480    257,752   152,655    324,167    296,726
                           =========  =========  ========  =========  =========
Other comprehensive
 income:
Net loss applicable to
 common stockholders.....  $(282,412) $(240,133) $(28,539) $(195,298) $(134,170)
  Foreign currency
   translation
   adjustment............       (316)        36       (17)      (318)      (350)
  Unrealized gain (loss)
   on equity
   investments...........    (95,279)    79,570       --      12,280    (42,396)
                           ---------  ---------  --------  ---------  ---------
Comprehensive income.....  $(378,007) $(160,527) $(28,555) $(183,336) $(176,916)
                           =========  =========  ========  =========  =========


                See notes to consolidated financial statements.

                                INFOSPACE, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 2000, 1999 and 1998 and Six Months Ended June 30, 2001
                   (Amounts in thousands, except share data)

                                                                                            Accumulated
                            Common Stock                                                       other
                         ------------------  Paid-in    Accumulated Deferred    Unearned   comprehensive
                           Shares    Amount  capital      deficit   expense   compensation    income       Total
                         ----------- ------ ----------  ----------- --------  ------------ ------------- ----------
Balance, January 1,
1998.................... 126,007,749  $ 13  $   41,038   $ (17,493) $   --      $  (474)     $    (26)   $   23,058
 Common stock issued....  95,559,609    10     121,777         --       --          --            --        121,787
 Common stock issued for
 acquisitions...........   2,445,679   --        7,957         --       --          --            --          7,957
 Common stock issued for
 stock options..........     426,361   --        1,836         --       --          --            --          1,836
 Common stock issued for
 warrants, exchange and
 preferred shares.......     471,235   --        2,581         --       --          --            --          2,581
 Unearned compensation--
 stock options..........         --    --        1,729         --       --       (1,729)          --            --
 Compensation expense-
 stock options..........         --    --          --          --       --        1,534           --          1,534
 Cancelled options for
 deferred services......         --    --          --          --       --          --            --            --
 Deferred expense--
 warrants...............         --    --        3,263         --    (3,263)        --            --            --
 Warrant expense........         --    --          --          --       136         --            --            136
 Unrealized gain (loss)
 on equity investments..         --    --          --          --       --          --            --            --
 Foreign currency
 translation
 adjustment.............         --    --          --          --       --          --            (17)          (17)
 Net loss...............         --    --          --      (28,539)     --          --            --        (28,539)
                         -----------  ----  ----------   ---------  -------     -------      --------    ----------
Balance, December 31,
1998.................... 224,910,633  $ 23  $  180,181   $ (46,032) $(3,127)    $  (669)     $    (43)   $  130,333
 Common stock issued....  18,426,518     2     185,103         --       --          --            --        185,105
 Common stock issued for
 acquisitions...........   8,373,279     1     253,137         --       --          --            --        253,138
 Common stock issued for
 stock options..........  14,041,290     1      16,946         --       --          --            --         16,947
 Common stock issued for
 warrants, exchange and
 preferred shares.......  17,418,376     1     297,669         --       --          --            --        297,670
 Common stock for
 conversion of special
 shares and debentures..      85,304   --          170         --       --          --            --            170
 Common stock issued for
 employee stock purchase
 plan...................     156,152   --          394         --       --          --            --            394
 Unearned compensation--
 stock options..........         --    --        3,881         --       --       (3,881)          --            --
 Compensation stock-
 stock options..........         --    --          --          --       --        2,865           --          2,865
 Cancelled options for
 deferred services......         --    --         (167)        --       --          167           --            --
 Non-qualified stock
 option tax benefit.....         --    --        4,526         --       --          --            --          4,526
 Deferred expense--
 warrants...............         --    --       17,652         --   (17,652)        --            --            --
 Warrant expense........         --    --          --          --    18,468         --            --         18,468
 Unrealized gain (loss)
 on equity investments..         --    --          --          --       --          --         79,570        79,570
 Foreign currency
 translation
 adjustment.............         --    --          --          --       --          --             36            36
 Net loss...............         --    --          --      (80,202)     --          --            --        (80,202)
                         -----------  ----  ----------   ---------  -------     -------      --------    ----------
Balance, December 31,
1999.................... 283,411,552  $ 28  $  959,492   $(126,234) $(2,311)    $(1,518)     $ 79,563    $  909,020
 Common stock issued....      19,958   --        9,912         --       --          --            --          9,912
 Common stock issued for
 acquisitions...........  14,851,150     2     573,017         --       --          --            --        573,018
 Common stock issued for
 stock options..........  14,057,032     1      27,769         --       --          --            --         27,770
 Common stock issued for
 warrants, exchange and
 preferred shares.......   4,266,085     1       9,840         --       --          --            --          9,841
 Common stock issued for
 employee stock purchase
 plan...................      63,631   --        1,512         --       --          --            --          1,512
 Unearned compensation--
 stock options..........         --    --        1,695         --       --       (1,695)          --            --
 Compensation stock-
 stock options..........         --    --          --          --       --        1,713           --          1,713
 Non-qualified stock
 option tax benefit.....         --    --       10,089         --       --          --            --         10,089
 Deferred expense--
 warrants...............         --    --        2,887         --    (2,887)        --            --            --
 Warrant expense........         --    --          --          --     3,703         --            --          3,703
 Unrealized gain (loss)
 on equity investments..         --    --          --          --       --          --        (95,279)      (95,279)
 Foreign currency
 translation
 adjustment.............         --    --          --          --       --          --           (316)         (316)
 Net loss...............         --    --          --     (282,412)     --          --            --       (282,412)
                         -----------  ----  ----------   ---------  -------     -------      --------    ----------
Balance, December 31,
2000.................... 316,669,408  $ 32  $1,596,213   $(408,646) $(1,495)    $(1,500)     $(16,032)   $1,168,572
 Common stock issued for
 acquisitions...........   3,740,184   --      110,121         --       --          --            --        110,121
 Common stock issued for
 stock options..........   4,586,951     1       7,591         --       --          --            --          7,592
 Common stock issued for
 employee stock purchase
 plan...................     248,517   --        1,117         --       --          --            --          1,117
 Unearned compensation--
 stock options..........         --    --        2,357         --       --       (2,357)          --            --
 Compensation stock--
 stock options..........         --    --          --          --       --        2,147           --          2,147
 Warrant expense........         --    --          --          --       407         --            --            407
 Unrealized gain (loss)
 on equity investments..         --    --          --          --       --          --         12,280        12,280
 Foreign currency
 translation
 adjustment.............         --    --          --          --       --          --           (318)         (318)
 Net loss...............         --    --          --     (195,299)     --          --            --       (195,298)
                         -----------  ----  ----------   ---------  -------     -------      --------    ----------
Balance, June 30, 2001
(unaudited)............. 325,244,717  $ 33  $1,717,399   $(603,945) $(1,088)    $(1,710)     $ (4,070)   $1,106,619
                         ===========  ====  ==========   =========  =======     =======      ========    ==========

                See notes to consolidated financial statements.

                                INFOSPACE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                                           Six Months Ended
                            Years Ended December 31,           June 30,
                          ------------------------------  --------------------
                            2000       1999       1998      2001       2000
                          ---------  ---------  --------  ---------  ---------
                                                              (unaudited)
Net loss applicable to
 common stockholders....  $(282,412) $(240,133) $(28,539) $(195,298) $(134,170)
Adjustments to reconcile
 net loss to net cash
 provided (used) by
 operating activities
 Depreciation and
  amortization..........    183,526     47,707     4,413    132,005     72,824
 Performance warrant
  revenue...............    (22,075)    (3,168)      --     (11,003)    (9,978)
 Preferred stock
  dividend..............        --     159,931       --         --         --
 Warrants expense.......      3,703     18,468       136        407      3,296
 Stock-based
  compensation expense..      1,713      2,865     1,534      2,147        512
 Minority interest in
  venture fund..........      3,171        --        --          17      6,334
 Loss on disposal of
  fixed assets..........        324         13       111        304        360
 Noncash services
  exchanged.............        --       1,414       281        --         --
 (Gain) loss on
  investments...........    (14,830)        26        22      5,611    (15,150)
 Bad debt expense.......      7,376      1,326     1,082      4,230      2,266
 Deferred taxes.........        --         --       (256)       --         --
 Tax benefit from stock
  options...............        --       4,525       --         --         --
 Write-off of in-process
  research and
  development...........     80,100      9,200     2,800        600     74,100
 Impairment of assets...     19,032        --        --      55,699        --
 Net (gain) loss on
  sale/write-off of
  investments held by
  the Company...........     (2,392)       --        --         405        --
 Net loss on write-off
  of investments held by
  the Venture Fund......      8,000        --        --         --         --
 Business acquisition
  costs.................     43,898      4,374     1,686        400     12,499
 Cumulative translation
  adjustment............       (260)        43        (5)      (318)      (295)
Cash provided (used) by
 changes in operating
 assets and liabilities,
 net of assets acquired
 in business
 combinations:
 Accounts receivable....    (28,762)   (12,053)   (5,579)    13,758    (13,734)
 Other receivables......      7,832    (14,626)      --     (16,646)    (3,769)
 Prepaid expenses and
  other current assets..        261     (9,267)   (2,645)    (2,292)      (473)
 Other long-term
  assets................       (782)       (91)     (404)     2,021       (773)
 Accounts payable.......      2,495        860     4,332        465      2,446
 Accrued expenses and
  other liabilities.....    (14,312)    10,092     6,151     (1,873)   (14,616)
 Deferred taxes.........        --         --        --         --       2,145
 Deferred revenue.......     21,172      6,683     2,278    (15,776)    24,608
                          ---------  ---------  --------  ---------  ---------
INVESTING ACTIVITIES:
 Business acquisitions,
  net of cash acquired..    (45,680)   (52,577)   (1,998)    (5,827)    (9,933)
 Minority interest
  contribution
  (purchase) in venture
  fund..................     16,365        --        --     (16,335)    19,365
 Purchase of intangible
  asset.................        --        (110)   (3,290)       --         --
 Notes receivable
  issued................    (27,920)       --        --        (275)   (15,802)
 Notes receivable
  payments..............      7,070        --        --         --         --
 Purchase of other
  investments...........    (41,270)   (13,202)     (646)   (12,000)   (27,500)
 Purchase of property
  and equipment.........    (44,370)    (9,079)   (4,985)    (9,244)   (23,792)
 Proceeds from sale of
  fixed assets..........        --         --        --          50        --
 Short and long-term
  investments, net......    130,244   (348,299)  (83,541)    88,088    (10,141)
                          ---------  ---------  --------  ---------  ---------

   Net cash provided
    (used) by operating
    activities..........     16,778    (11,811)  (12,602)   (21,708)    10,229
FINANCING ACTIVITIES:
 Proceeds from stock
  options and warrants..     37,471     22,289     1,436      7,591     27,566
 Proceeds from issuance
  of ESPP shares........      1,512        394       --       1,117        587
 Proceeds (payments)
  from issuance of
  common stock, net.....        (24)   476,042   124,040        --         (40)
 Debt borrowings
  (payments)............       (613)      (460)      115     (3,075)   (22,730)
                          ---------  ---------  --------  ---------  ---------

   Net cash provided by
    financing
    activities..........     38,346    498,360   125,591      5,633      5,383
                          ---------  ---------  --------  ---------  ---------
Net increase in cash and
 cash equivalents.......     49,563     63,182    18,529     28,382    (52,191)
Cash and cash
 equivalents, beginning
 of period..............    104,350     41,168    22,639    153,913    104,349
                          ---------  ---------  --------  ---------  ---------
Cash and cash
 equivalents, end of
 period.................  $ 153,913  $ 104,350  $ 41,168  $ 182,295  $  52,158
                          =========  =========  ========  =========  =========

   Net cash used by
    investing
    activities..........     (5,561)  (423,267)  (94,460)    44,457    (67,803)



SUPPLEMENTAL DISCLOSURE
 OF NONCASH FINANCING
 AND INVESTING
 ACTIVITIES:
 Acquisitions from
  purchase transactions:
 Stock issued...........  $ 572,938  $ 253,137  $  7,987  $  88,772  $   5,000
 Net assets acquired....    (21,877)      (150)     (191)    (2,372)     5,000
 Property and equipment
  acquired under
  equipment financing
  and capital lease
  obligations...........        --         308       198        --         --
 Issuance of warrants
  and options for
  deferred services and
  abandoned financing...        --       2,665       216        --         --
 Conversion of note
  payable as
  consideration for
  interest in previously
  consolidated
  subsidiary............        --         --        250        --         --
 Compensation expense
  for Prio warrants.....      2,888     17,652       --         --         --
 Stock issued in
  exchange transaction..        --         169       335        --         110
 Stock issued for
  retirement of
  debentures............        --         170       --         --         --
 Preferred stock
  dividend..............        --     159,931       --         --         --
 Interest paid..........        --         132       125        --         --

                See notes to consolidated financial statements.

                                INFOSPACE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 2000, 1999 and 1998

Note 1: Summary of Significant Accounting Policies

   Description of business: InfoSpace, Inc., (the Company or InfoSpace), previously known as InfoSpace.com, Inc., a Delaware corporation, was founded in March 1996. The Company is an international provider of cross-platform commerce and consumer infrastructure services on wireless, broadband and wireline platforms. InfoSpace provides commerce, information and communication infrastructure services for wireless devices, merchants and Web sites.

   Principles of consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Basis of Presentation: During the year ended December 31, 2000, the Company acquired the outstanding stock of Go2Net, Inc. (Go2Net) and Prio, Inc. (Prio) These acquisitions were accounted for using the pooling-of-interests method of accounting. Accordingly, the Company's historical consolidated financial statements have been recast to include the financial results of Go2Net and Prio as if both companies were wholly owned subsidiaries since inception.

   Because the fiscal periods of the Company and Go2Net were not the same, all fiscal year end periods for Go2Net have been adjusted to conform with the InfoSpace December 31 year-end. Because Go2Net's fiscal year end was September 30, accumulated deficit at December 31, 1997 includes Go2Net's net loss for the three months ended December 31, 1997 of $416,000. All references to shares in Go2Net acquisitions reflect the merger exchange ratio.

   The financial statements for the year ended December 31, 1999 have also been restated to give effect to an adjustment made to Go2Net's previously issued financial information. This adjustment resulted in an increase in assets of $8.4 million, deferred revenue of $7.2 million and retained earnings of $1.2 million as of December 31, 1999. Additionally, revenue increased and net loss decreased by $1.1 million for the year ended December 31, 1999. The adjustment was related to the fair value originally assigned to warrants received in conjunction with a service agreement in July 1999 between Go2Net and CommTouch Software, Inc. (CommTouch). Go2Net and CommTouch entered into three agreements: a stock purchase agreement, an e-mail service agreement and a warrant agreement. The service and warrant agreements were contemporaneously negotiated and executed. The stock purchase agreement called for Go2Net to purchase 896,057 shares of CommTouch's common stock concurrent with CommTouch's initial public offering. The price for each share of CommTouch's common stock shares was $14.88 per share, resulting in a total investment of $13,333,333. Go2Net also entered into a customized e-mail service agreement with CommTouch. Pursuant to the agreement, CommTouch agreed to offer Go2Net's end users with a private label email service, including email, calendaring and other services. The agreement requires the sharing of certain revenues at varying percentages over an initial term of three years. Go2Net had the option to extend the agreement in one-year increments, and could terminate the agreement after one year. As an inducement to enter into this service agreement, Go2Net received from CommTouch a warrant to purchase 1,136,000 shares of CommTouch's common stock at a per share purchase price of $12.80. The warrant was immediately fully vested, exercisable, non-forfeitable, and non-transferable. The contractual life of the warrant was five years. Go2Net originally allocated the cash consideration of $13,333,333 between (a) the investment in warrants and
(b) the investment in common stock based on their relative fair values. Go2Net determined the fair value for the warrants using the Black-Scholes model: a stock price of $16, an exercise price of $12.80, volatility of 11%, an expected term of 0.8 years, and a 4.5% discount rate. A warrant premium was recorded as the difference between the fair value of the warrants and the intrinsic value of the warrants multiplied by the number of warrants. The same amount was recorded as deferred revenue and amortized over a three-year period. As part of the merger, the Company recalculated the

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

fair value of the warrants as of July 16, 1999 using the following variables and the Black-Scholes model: a stock price of $14.88 (the same price as the common stock purchase), contractual life of 5 years, and an annualized volatility of 56%. The total value of the warrants received is being recognized as revenue on a straight-line basis over the three year life of the service agreement.

   The InfoSpace Venture Capital Fund 2000 started on January 1, 2000. The fund's financial statements are consolidated in the Company's financial statements, as the Company holds the majority interest in the fund. In accordance with Venture Fund accounting, the Company accounts for the investments in the fund at fair value, which is carried forward in consolidation.

   Business combinations: Business combinations accounted for under the purchase method of accounting include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired are recorded at their fair value at the date of acquisition. Amounts allocated to in-process research and development are expensed in the period of acquisition. The valuation of the shares issued is based on a seven-day stock price average using the measurement date and three days prior to and after this date. If the Company issued a public announcement of the acquisition, the measurement date is the date of such announcement. If the purchase consideration is based on a formula, the measurement date is based on the requirements in Emerging Issues Task Force (EITF) Issue No. 99-12. If no public announcement was made and a formula is not used in determining the purchase consideration, then the measurement date is the date of purchase.

   Business combinations accounted for under the pooling-of-interests method of accounting include the financial position and results of operations as if the acquired company had been a wholly-owned subsidiary since inception. In such cases, the assets, liabilities and stockholders' equity of the acquired entities were combined with the Company's respective amounts at their recorded values. The equity of the acquired entity is reflected on an as-if-converted basis to InfoSpace equity at the time of issuance. Prior period financial statements have been recast to give effect to the merger. Certain reclassifications have been made to the financial statements of the pooled entities to conform with the Company's presentation.

   Cash and cash equivalents: The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market.

   Short-term and long-term investments: The Company principally invests its available cash in equity and investment grade debt instrument of corporate issuers, and in debt instruments of the U.S. Government and its agencies. All debt instruments with original maturities greater than three months up to one year from the balance sheet date are considered short-term investments. Investments maturing after twelve months from the balance sheet date are considered long-term. The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As of December 31, 2000, the Company's short-term and long-term investments are classified as available-for-sale and are reported at their fair market value. During 2000, all held-to-maturity investments were reclassified to available-for-sale based on the Company's re-evaluation of its investment strategy. As of December 31, 1999. the Company's short-term and long-term investments were classified as of combination of held-to-maturity and available-for-sale and are reported at their fair market value. The unrealized gain (loss) on available-for-sale securities are recorded net of any tax effect as a component of accumulated other comprehensive income. The Company specifically identifies its investments to determine the realized gain or loss from sales.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Property and equipment: Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

   Computer equipment and software...... 3 years
   Internally developed software........ 5 years
   Office equipment..................... 5 years
   Office furniture..................... 7 years
   Leasehold improvements............... Shorter of lease term or economic life

   On January 1, 1999, the Company adopted Statement of Position 98-1, Accounting for the Costs of Computer Software developed or Obtained for Internal Use. This requires capitalization of certain costs incurred in connection with developing or obtaining internal use software and amortization of these costs over future periods, which prior to the adoption of SOP 98-1, were expensed. For the years ended December 31, 2000 and 1999, the Company has capitalized $278,522 and $478,304, respectively, of costs associated with internally developed software. These costs are included in property and equipment on the accompanying balance sheet and are generally amortized over five years.

   Intangible assets: Goodwill, purchased technology and other intangibles are amortized on a straight-line basis over their estimated useful lives. Goodwill and purchased technology are generally amortized over three to five years. Other intangibles, primarily consisting of purchased trademarks and domain name licenses, are amortized over an estimated useful life of three years.

   Other investments: The Company and the InfoSpace Venture Fund 2000 LLC (Venture Fund) invest in equity investments of public and privately-held technology companies for business and strategic purposes. These investments are included in long-term assets. Investments held by the Company whose securities are not publicly traded are recorded at cost. Investments in companies, whose securities are publicly traded, are recorded at fair value. The Company regularly reviews all investments in public and private companies for other than temporary declines in fair value in accordance with Staff Accounting Bulletin No. 59 "Accounting for Noncurrent Marketable Equity Securities and SFAS 115." An impairment loss on Other investments held by the Company of $9.8 million was recognized in the year ended December 31, 2000 (Note 4). Unrealized gains or losses on the investments held by the Company are recorded within accumulated other comprehensive income in the Company's stockholders' equity. Realized gains or losses are recorded based on the identified specific cost of the investment sold. Investments held by the Venture Fund are recorded at their fair value. Realized and unrealized gains or losses on the investments held by the Venture Fund are recorded as gains or losses in the statement of operations.

   Valuation of long-lived assets: Management periodically evaluates long-lived assets, consisting primarily of purchased technology, goodwill, property and equipment, to determine whether there has been any impairment of the value of these assets and the appropriateness of their estimated remaining life. The Company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of the Company's assets might not be recoverable. An impairment loss on intangible assets of $8.97 million was recognized in the year ended December 31, 2000 (Note 5). No impairment losses were recognized in the years ended December 31, 1999 and 1998.

   Unearned compensation: Unearned compensation represents the unamortized difference between the option exercise price and the fair market value of the Company's common stock for shares subject to grant at the grant date, for options issued under the Company's stock incentive plans (Note 7). The amortization of unearned compensation is charged to operations and is amortized over the vesting period of the options. For the

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

year ended December 31, 2000, the Company recorded $1.7 million in additional unearned compensation as a result of acquisitions.

   Deferred expense-warrants: Deferred expense-warrants represents the fair value of the warrants that were issued and is expensed ratably over the four year vesting period. The amortization of deferred warrant expense is charged to sales, general and administrative expense.

   Revenue recognition: The Company's revenues are derived from its consumer and commerce products and services, which are distributed to users and subscribers on wireline, wireless and broadband platforms to merchants via merchant aggregators including merchant banks and local media networks. The Company derives revenue by its four business areas of merchant, wireline, wireless and broadband. Multi-element revenue agreements are recognized based on the evidence of fair value of individual components or as one element if no evidence exists.

   Subscriber fees: Wireless agreements generate revenue from per subscriber and per query fees that are charged to the wireless carriers. Merchant agreements generate subscriber fees from local and national merchants on a per service per month basis. Minimum usage fees are straight-lined over the contract period. Subscriber fees above the minimum usage fees are recognized in the period where usage occurs.

   Commerce transaction fees: Transaction fees are generated as a percentage of the completed transaction from the Company's shopping, online rewards and payment authorization services. Transaction fees are recognized in the period the transaction occurred.

   Licensing fees: Licensing fees are generated from the access and utilization of our infrastructure services. Because our customers do not have the contractual right to take possession of our software, these contracts are considered service agreements pursuant to EITF Issue No. 00-3 and license fee revenue is recognized ratably over the term of the license agreement.

   Development and integration fees: Development fees are charged for the development of private-labeled sites for customers. Integration fees are charged for the integration of the Company's content and platform of products into these private-labeled sites. Although these fees are generally paid to the Company at the commencement of the agreement, they are recognized ratably over the term of the agreement.

   Advertising: Revenues from contracts based on the number of impressions displayed or click throughs provided are recognized as services are rendered. In some cases, the Company shares revenues that it earns from banner advertising with content providers and affiliates having co-branded Web pages. Many of the Company's arrangements provide for an equal sharing of revenue from advertising sold by an affiliate after deducting selling costs. In cases where the affiliate is responsible for the sale of advertising under a revenue sharing arrangement and the Company receives only a net amount from the affiliate, the Company records the net amount received as revenue. In cases where the Company acts as a principal and is responsible for the sale of advertising, it records the gross amount earned as revenue.

   Also included in revenues are revenues generated from non-cash transactions. Non-cash revenues are recorded based on comparable cash transactions. Revenue is recognized when the Company completes all of its obligations under the agreement. In accordance with EITF 99-17 for barter agreements, which generally relate to the exchange of advertising, the Company records a receivable or liability at the end of the reporting period for the difference in the fair value of the services provided or received. The Company recognized $10.4 million (unaudited), $9.8 million, $948,000 and $852,000 as revenue from barter agreements for the six months ended June 30, 2001 and the years ended December 31, 2000, 1999 and 1998, respectively. The Company also

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

recognizes revenue associated with providing services in exchange for warrants. For warrants that vest based on the Company's future performance, the amount recorded in revenue is based on the fair value of the warrant. For warrants that are fully vested upon execution of a contract, the fair value of the warrant is determined on the date of the contract execution and the revenue is recognized on a straight-line basis over the life of the contract. The Company measures the fair value of the equity instruments using the stock price and other measurement assumptions including a review of current financial information and recent rounds of financing, on the earlier of (i) the date the terms of the warrant compensation arrangement and a commitment for performance is reached or (ii) the date at which the Company's performance to earn the warrants is complete (vesting date). The Company's agreements rarely include performance commitments pursuant to which performance is assured because of sufficiently large disincentives for non-performance. Accordingly, most of the Company's arrangements are valued on the vesting date. The Company recorded revenue in the amount of $22.1 million for vesting in performance warrants for the year ended December 31, 2000 and $3.2 million for the year ended December 31, 1999. No performance warrant revenue was recognized in the year ended December 31, 1998. At December 31, 2000, deferred revenue included $9.6 million from the unamortized portion of fully vested warrants, and $5.2 million as of June 30, 2001 (unaudited).

   Cost of revenues: Cost of revenues consists of expenses associated with the delivery, maintenance and support of our consumer and commerce services, including direct personnel expenses, communication costs such as high-speed Internet access, server equipment depreciation, and content license fees.

   Product development expenses: Product development expenses consist principally of personnel costs for research, design, maintenance and on-going enhancements of the proprietary technology.

   Sales, general and administrative expense: Sales, general and administrative expenses consist primarily of salaries and related benefits for sales, general and administrative personnel, advertising and promotion expenses, carriage fees, professional service fees, occupancy and general office expenses and travel expenses for sales and management personnel.

   Advertising costs: Costs for print advertising are recorded as expense when the advertisement appears. Advertising costs related to electronic impressions are recorded as expense as impressions are provided. Cash advertising expense totaled approximately $5.8 million, $5.1 million and $840,000 for the years ended December 31, 2000, 1999 and 1998, respectively. In addition, the Company recorded approximately $8.7 million, $878,000 and $646,000 in non-cash advertising expense relating to barter arrangements for the years ended December 31, 2000, 1999 and 1998, respectively.

   Acquisition and other related charges: Acquisition and other related charges consist of in-process research and development and other one-time charges related directly to the acquisitions, such as investment banking, legal and accounting fees.

   Impairments and other charges: Impairment and other charges consist of one-time costs and/or charges that are not directly associated with other operating expense classifications. Impairment and other charges for the year ended December 31, 2000, includes settlement charges on two litigation matters of $1.73 million (Note 9), impairment of intangible assets of $8.97 million (Note
5), impairment of investments of $9.81 million (Note 4), allowance for an employee loan in the amount of $3.1 million (Note 3) and $3.0 million for estimated liability for past overtime worked (Note 9). Impairment and other charges for the year ended December 31, 1999 consist of charges associated with litigation settlements. Impairment and other charges for the year ended December 31, 1998 consist of $4.5 million for charges associated with a litigation settlement and $398,000 associated with impairment write-off of technology Go2Net acquired from the Playsite company acquisition.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   During the year ended December 31, 2000, the Company determined that the decline in value from the Company's accounting basis for two of the Company's other investments were other than temporary. The Company recognized non-cash losses totaling $9.8 million to record these investments at their current fair values as of December 31, 2000. Both investments were in publicly traded companies. This amount is included in gain (loss) on investments in the Company's statements of operations. The Company periodically evaluates whether the decline in fair value of these investments are other than temporary. This evaluation consists of a review by members of senior management in finance and treasury. For investments with publicly quoted market prices, the Company compares the market price to the Company's accounting basis and, if the quoted market price is less than the Company's accounting basis for an extended period of time, the Company then considers additional factors to determine whether the decline in fair value is other than temporary, such as the financial conditions, results of operations and operating trends for the company. The Company also reviews publicly available information regarding the investee companies, including reports from investment analysts. The Company also evaluates whether: 1) The Company has both the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value; 2) the decline in fair value is attributable to specific adverse conditions affecting a particular investment; 3) the decline is attributable to more general conditions in an industry or geographic area;
4) the decline in fair value is attributable to seasonal factors; 5) a debt security has been downgraded by a rating agency; 6) the financial condition of the issuer has deteriorated; and 7) if applicable, dividends have been reduced or eliminated or scheduled interest payments on debt securities have not been made. For investments in private companies with no quoted market price, the Company considers similar qualitative factors and also consider the implied value from any recent rounds of financing completed by the investee as well as market prices of comparable public companies. The Company requires the Company's private investees to deliver annual and quarterly financial statements to assist the Company in reviewing relevant financial data and to assist the Company in determining whether such data may indicate other-than temporary declines in fair value below the Company's accounting basis.

   Restructuring charges: Restructuring charges for the year ended December 31, 2000 reflect actual and estimated costs associated with the closures of our Dallas, Texas facility and our Ottawa, Canada facility. These costs are primarily comprised of the write-off of leasehold improvements, early lease termination penalties and personnel costs. The Company acquired both of these facilities in the acquisition of Saraide, Inc. in March 2000 (Note 11). The determination to close the Dallas, Texas facility was made in the second quarter of 2000. The determination to close the Ottawa, Canada facility was made in the fourth quarter of 2000.

   Minority interest: The minority interest reflected on the balance sheet as of December 31, 2000 and the statement of operations for the year ended December 31, 2000 consists of the employee-owned portion of the InfoSpace Venture Fund 2000, LLC (Note 4).

   Cumulative effect of change in accounting principle: On January 1, 2000, the Company adopted SAB 101, Revenue Recognition in Financial Statements. Prior to January 1, 2000, the Company recorded revenues from customers for development fees, implementation fees and/or integration fees when the service was completed. If this revenue were recognized on a straight-lined basis over the term of the related service agreements, in accordance with SAB 101, the Company would have deferred revenue of $2.1 million as of January 1, 2000 originally recorded in prior years. In accordance with SAB 101, the Company recorded a cumulative effect of change in accounting principle of $2.1 million. The Company recognized $2.0 million in revenue in the year ended December 31, 2000 related to this deferred revenue. The remaining amount will be recognized from January 2001 through November 2001.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Pro forma amounts assuming SAB 101 is applied retroactively (amounts in thousands, except per share data):

                                                Year ended December 31,
                                              ------------------------------
                                                2000       1999       1998
                                              ---------  ---------  --------
   Net loss applicable to common
    shareholders............................. ($280,356) ($242,187) ($28,539)
   Net loss per share........................    ($0.92)    ($0.94)   ($0.19)

   Foreign currencies: Assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the period. Realized gains and losses on foreign currency transactions are included in Other income, net.

   Concentration of credit risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term and long-term investments and trade receivables. These instruments are generally unsecured and uninsured. The Company also has notes receivable that subject the Company to concentration of credit risk (Note 3). The Company places its cash equivalents and investments with major financial institutions. The Company operates in one business segment and sells consumer and commerce services to various companies across several industries. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States operating in a wide variety of industries and geographic areas. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. For the years ended December 31, 2000 no one customer accounted for more than 10% of revenues. For the years ended December 31, 1999 and 1998, one customer accounted for approximately 11% of revenues. At December 31, 2000, one customer accounted for approximately 18% of accounts receivable and another customer accounted for approximately 15% of accounts receivable. Both these balances have been collected subsequent to year-end. At December 31, 1999, no one customer accounted for more than 10% of accounts receivable.

   Fair value of financial instruments: Financial instruments consist primarily of cash and cash equivalents, investments, trade and notes receivables, prepaid expenses and other assets, accounts payable, accrued expenses and other current liabilities, deferred revenues and warrants in other entities. Except for the fair values of investments disclosed in Notes 2 and 4, the Notes and other receivables disclosed in Note 3 and the warrants disclosed later in Note 1, the carrying value of financial instruments approximate fair value due to their short maturities.

   Income taxes: The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets, including net operating loss carryforwards, and liabilities are determined based on temporary differences between the book and tax basis of assets and liabilities. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required.

   Reclassification: Certain reclassifications have been made to the 1999 and 1998 balances to conform with the 2000 presentation.

   Stock splits: A two-for-one stock split of the Company's common stock was effected in May 1999. A second two-for-one stock split of the Company's common stock was effected in January 2000. A third two-for-one stock split of the Company's common stock was effected in April 2000. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for these stock splits.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from estimates.

   Recent accounting pronouncements: SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was effective for the Company for the fiscal year beginning January 1, 2001. SFAS 133 as amended and interpreted, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, were required to be recorded on the balance sheet at fair value. If the derivative was designated in a cash-flow hedge, changes in fair value of the derivative and the hedged item were recorded in other comprehensive income (OCI) and were recognized on the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value were recognized in earnings.

   The Company's management has determined that certain warrants held to purchase stock in other companies will be derivative instruments under SFAS
133. The Company recorded a cumulative effect of change in accounting principle in net income of $3.2 million on January 1, 2001 to record these warrants on the balance sheet at fair value.

   Recent accounting pronouncements (unaudited): In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being classified into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 will be adopted by the Company on January 1, 2002. The Company expects our amortization of goodwill and intangibles to be significantly reduced upon the adoption of these accounting standards commencing January 1, 2002; however, it is possible that significant impairment charges may be incurred upon adoption or in periods subsequent to adoption.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


Note 2: Balance Sheet Components

   Short-term and long-term investments classified as available-for-sale at December 31, 2000 consist of the following, stated at fair market value:

                                                                    Fair Value
                                                                   ------------
       Corporate notes and bonds.................................. $120,371,938
       U.S. Government securities.................................   39,609,418
       Commercial paper...........................................    6,154,783
       Taxable municipal bonds....................................   80,800,000
       Certificate of deposit.....................................    1,750,000
                                                                   ------------
                                                                   $248,686,139
                                                                   ============

   Maturity information is as follows:

                                             Unrealized Unrealized     Fair
                                                Gain       Loss       Value
                                             ---------- ---------- ------------
Within one year.............................  $ 15,263   $(61,938) $216,234,797
1 year through 5 years......................   303,836        --     32,451,342
                                              --------   --------  ------------
                                              $319,099   $(61,938) $248,686,139
                                              ========   ========  ============

   Short-term and long-term investments classified as held-to-maturity at December 31, 1999 consist of the following:

                                              Gross      Gross
                                Amortized   Unrealized Unrealized      Fair
                                   Cost        Gain       Loss        Value
                               ------------ ---------- ----------  ------------
Corporate notes and bonds..... $100,604,357  $ 61,109  $(530,513)  $100,134,953
U.S. Government securities....   52,920,693    14,198   (249,720)    52,685,171
Commercial paper..............   27,362,325   147,997        --      27,510,322
Certificates of deposit.......   15,249,543    79,125    (31,108)    15,297,560
                               ------------  --------  ---------   ------------
                               $196,136,918  $302,429  $(811,341)  $195,628,006
                               ============  ========  =========   ============

   Maturity information is as follows:

                                                       Amortized       Fair
                                                          Cost        Value
                                                      ------------ ------------
     Within one year................................. $124,720,142 $124,656,361
     1 year through 5 years..........................   71,416,776   70,971,645
                                                      ------------ ------------
                                                      $196,136,918 $195,628,006
                                                      ============ ============

   Short-term and long-term investments classified as available-for-sale at December 31,1999 consist of the following, stated at fair market value:

                                                                       Fair
                                                                      Value
                                                                   ------------
     Corporate notes and bonds.................................... $ 64,300,792
     Taxable municipal bonds......................................  145,950,000
     Certificates of deposit......................................    5,000,000
                                                                   ------------
                                                                   $215,250,792
                                                                   ============

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

   Maturity information is as follows:

                                            Unrealized Unrealized      Fair
                                               Gain       Loss        Value
                                            ---------- ----------  ------------
Within one year............................   $  --    $(114,938)  $185,591,000
1 year through 5 years.....................      --     (535,802)    29,659,792
                                              ------   ---------   ------------
                                              $  --    $(650,740)  $215,250,792
                                              ======   =========   ============

                                                    December 31,   December 31,
                                                        2000           1999
                                                    -------------  ------------
Property and equipment:
  Fixed assets in progress......................... $   3,398,900  $        --
  Computer equipment and data center...............    32,420,529    11,277,684
  Purchased software...............................    10,678,274     3,587,170
  Internally developed software....................       756,826       478,304
  Office equipment.................................       989,377       403,977
  Office furniture.................................     4,669,486       667,749
  Leasehold improvements...........................    15,609,657       993,190
                                                    -------------  ------------
                                                       68,523,049    17,408,074
  Accumulated depreciation.........................   (17,385,666)   (5,529,668)
                                                    -------------  ------------
                                                    $  51,137,383  $ 11,878,406
                                                    =============  ============

Intangible assets:
  Goodwill......................................... $ 712,116,537  $228,883,077
  Core technology..................................    69,755,610    38,642,277
  Customer value/list..............................    33,758,000    18,282,338
  Trade names......................................    15,395,590    15,395,590
  Assembled workforce..............................     3,517,166     1,201,499
  Other............................................       866,773       937,981
                                                    -------------  ------------
                                                      835,409,676   303,342,762
  Accumulated amortization.........................  (214,378,127)  (43,673,193)
                                                    -------------  ------------
                                                    $ 621,031,549  $259,669,569
                                                    =============  ============

                                                         December    December
                                                            31,         31,
                                                           2000        1999
                                                        ----------- -----------
Accrued expenses and other current liabilities:
  Salaries and related expenses........................ $ 9,374,088 $ 4,052,304
  Accrued legal and accounting fees....................   2,524,743     755,932
  Accrued revenue share................................   1,673,190   1,606,949
  Accrued carriage fees................................     201,982     907,503
  Accrued acquisition costs............................  15,284,324         --
  Accrued settlement costs.............................   1,975,000  10,500,000
  Other................................................   6,965,670   5,634,332
                                                        ----------- -----------
                                                        $37,998,997 $23,457,020
                                                        =========== ===========

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


Note 3: Notes Receivable and Other Receivables

   On June 30, 1999, the Company loaned an unrelated third party $6.0 million at 12% interest per annum. The short-term note and accrued interest was repaid on February 7, 2000.

   On December 1, 1999, the Company loaned The boxLot Company $2.5 million. This short-term note was due by August 1, 2000, and accrues interest at 12% per annum. On January 19, 2000 and February 18, 2000, the Company loaned The boxLot Company an additional $1.5 million and $1.0 million, respectively. These two notes were due by September 1, 2000 and accrued interest at 12% per annum. The Company closed an asset purchase with boxLot in December 2000. These loans were paid in full at close of the acquisition (Note 8). Interest was accrued on these notes through closing.

   From December 21, 1999 to February 29, 2000, the Company loaned a former officer of the Company $10.0 million. At December 31, 1999, the loan balance was $1.9 million. The promissory note is due in December 2001 and accrues interest at the prime rate. The note is secured by a pledge of the officer's shares of the Company's common stock. The pledged shares are valued at $1.6 million at December 31, 2000. The note has full recourse against the former officer. At December 31, 2000 and 1999, accrued interest on this note was $889,055 and $4,405, respectively.

   In October 2000, the Company loaned an officer of the Company $4.0 million. The non-recourse promissory note matures on December 31, 2001. The non-recourse note is secured by a pledge of 200,000 shares of the Company's common stock, valued at $1.8 million on December 31, 2000. If on the maturity date, the fair market value of the pledged shares is insufficient to repay the principle and accrued interest on the note, the Company will forgive the difference between the fair market value of the collateral and the principal plus accrued interest and will make a cash distribution to Mr. Arun sufficient to cover his resulting tax liability from the forgiveness of the debt. A valuation allowance was recorded in the amount of $3.1 million at December 31, 2000, which included potential payroll tax expense of approximately $870,000 associated with the difference between the fair market value of the stock on December 31, 2000 and the outstanding note balance. The expense was recorded in Impairment and other charges on the Statement of Operations.

   On November 14, 2000, the Company loaned an unrelated third party $1.0 million. This long-term note is due by November 14, 2002 and accrues interest at 10% per annum. The note is secured by all the proprietary technology of the borrower and is considered fully collectible. At December 31, 2000, accrued interest on this note was $12,500.

   On December 22, 2000, the Company loaned a former officer of the Company $1.4 million. The loan is not secured. The Company has taken legal action to ensure the full repayment of this loan. No valuation allowance has been recorded at December 31, 2000, as the amount is considered fully collectible.

   At December 31, 2000, the Company also had approximately $4.7 million in interest receivable, $2.5 million in other receivables, $1.0 million in a note receivable with a customer and $470,000 in short-term loans to employees and unrelated parties at various interest rates. At December 31, 1999, the Company had approximately $6.9 million in interest receivable, $1.1 million in short-term loans to employees and unrelated parties at various interest rates.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


Note 4: Other Investments and InfoSpace Venture Capital Fund

 Other investments held by the Company:

   The Company invests in equity instruments of public and privately-held technology companies for business and strategic purposes. The Company does not exercise significant influence over the operating or financial policies of any of these companies. These investments are recorded as long-term assets. As of December 31, 2000, the Company's publicly-held and privately-held investments were $20.8 million and $67.4 million, respectively. As of December 31, 1999, the Company's publicly-held and privately-held investments were $109.0 and $12.7 million respectively.

   The Company also holds warrants in public and privately-held technology companies for business and strategic purposes. Some of these warrant agreements were issued in conjunction with equity investments. Additionally, some were issued in conjunction with a business agreement and contain certain provisions that require the Company to meet specific performance criteria under the agreement in order for the warrants to vest. When the Company meets its performance obligations it records revenue equal to the fair value of the warrants. The fair value of each warrant is calculated using the Black-Scholes options pricing model using a risk free interest rate applicable to the date of the warrant valuation, a zero percent dividend yield, the volatility in stock price of the company issuing the warrant, if available, or a peer group volatility if not available, and the life of the warrant. The Company recorded revenue in the amount of $22.1 million and $3.2 million for vesting in performance warrants and stock for the year ended December 31, 2000 and December 31, 1999, respectively. No warrant revenue was recognized in the year ended December 31, 1998. At December 31, 2000, the Company held warrants exercisable for approximately 11.9 million shares in sixteen companies, seven of which were public companies and the remainder were privately held entities. As of December 31, 2000 and 1999, total warrant investments were $18.5 million and $56.6 million, respectively. The Company recorded a realized gain on the sale of investments of $4.9 million and a realized loss on investments of $2.5 million for the year ended December 31, 2000. The following summarizes the other investments held by the Company at December 31, 2000 and December 31, 1999.

                                         Unrealized   Unrealized       Fair
                                Cost        Gains       Losses        Value
                            ------------ ----------- ------------  ------------
As of December 31, 2000.... $104,186,405 $ 5,447,117 $(21,413,839) $ 88,219,683
As of December 31, 1999.... $ 41,464,119 $80,220,228 $        --   $121,684,347

   In accordance with Staff Accounting Bulletin No. 59 and SFAS 115, the Company evaluated all its Other investments and recorded an other than temporary impairment of $9.8 million on two investments in publicly-held entities held by the Company at December 31, 2000 for which the Company determined there was an other than temporary decline in value.

 Investments held by the InfoSpace Venture Fund 2000 LLC:

   On January 1, 2000, the Company established the InfoSpace Venture Fund 2000, LLC. The fund invests in privately held early-stage companies primarily, but not exclusively, engaged in technology-related industries on the Internet. Investors in this fund are the Company and certain of its employees. The Company will contribute a total of $30.0 million to this fund, $27.9 million of which had been contributed as of December 31, 2000. Employees meeting the accredited investor criteria contributed $16.4 million to the fund. The Company contributed $3.0 million of its total investment on behalf of the employees of the Company employed as of March 31, 2000. The employer contribution to the employee vests on March 31, 2003. The Company recognizes this expense on a straight-line basis over the three year vesting term, $517,500 of which was recognized in the year ended December 31, 2000. Amounts forfeited during the vesting term will revert to the Company.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The fund's investments are selected and managed by an investment committee that includes members of the Company's management. As of December 31, 2000, the Company owned 60.25% of the fund.

   All investments held in the fund are recorded at their fair market value and unrealized gains and losses on the investments are recorded as gains or losses in the statement of operations of the fund. As of December 31, 2000, the fund had $13.6 million in cash and $33.4 million in investments. The investment balance is reflected at fair market value. The Company has recognized $22.8 million of net realized and unrealized gains and losses that were recorded in Gain (loss) on investments on the Company's Consolidated Statement of Operations for the year ended December 31, 2000. This includes a write-off of an investment of $8.0 million which related to privately-held entities. The Company has recorded minority interest on the Balance Sheet and Statements of Operations for the employee-owned portion of the fund. The following summarizes the investment values held by the Venture Fund at December 31, 2000. (Note 15)

                                     Unrealized Gains Unrealized Losses
                                     Recorded Through Recorded Through
                                     the Statement of the Statement of     Fair
                            Cost        Operations       Operations        Value
                         ----------- ---------------- ----------------- -----------
As of December 31,
 2000................... $18,524,012   $15,876,764       $(1,046,977)   $33,353,799

 Other investments of the Company and InfoSpace Venture Fund 2000 LLC combined:

                                        InfoSpace    Venture Fund    Combined
                                       ------------  ------------  ------------
Fair value as of December 31, 2000.... $ 88,219,683  $33,353,799   $121,573,482
                                       ============  ===========   ============
Fair value as of December 31, 1999.... $121,684,347  $       --    $121,684,347
                                       ============  ===========   ============
Gain (loss) on investments:
  Realized gain on sale of
   investment......................... $  4,940,000  $       --    $  4,940,000
  Realized loss on write-off of
   investment(s)......................   (2,548,125)  (8,000,000)   (10,548,125)
  Unrealized gain recorded in the
   statement of operations............          --    15,876,764     15,876,764
  Unrealized losses recorded in the
   statement
   of operations......................          --    (1,046,977)    (1,046,977)
                                       ------------  -----------   ------------
                                       $  2,391,875  $ 6,829,787   $  9,221,662
                                       ============  ===========   ============

Note 5: Intangible Impairment

   In accordance with FAS No. 121, the Company evaluated its long-lived assets and recorded a permanent impairment loss on intangible assets at December 31, 2000, of approximately $8.97 million. The impairment includes the write-off of goodwill of $6.1 million from the acquisition of Zephyr. The primary assets acquired from Zephyr were technology, knowledge of the Indian market by the two co-founders, access to scarce programming talent and the development center located in India. The technology acquired from Zephyr has been abandoned as it has no future use or value to the Company and the Company has postponed indefinitely plans to launch its services in India. The impairment also includes goodwill, core technology and assembled workforce of $2.6 million from the acquisition of Outpost. The technology acquired from Outpost has been replaced with technology acquired in other acquisitions in 2000 and is no longer in use. Additionally, transaction revenue and customer value of $226,000 from the acquisition of Haggle and an assembled workforce of $45,000 from the acquisition of Dogpile were determined to be impaired. No future cash flows from the Haggle transaction and customer value are expected and the Company received no transaction revenue

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

in the year ended December 31, 2000. The two employees that joined the Company from Dogpile are no longer employed with the Company.

Note 6: Long-Term Debt

   The Company's long-term debt as of December 31 consists of:

                                                              2000      1999
                                                             ------- ----------
     Demand note payable.................................... $   --  $  250,000
     Equipment lease line...................................     --   1,219,331
     Loan related to joint venture..........................     --         --
     Current portion........................................     --    (783,569)
                                                             ------- ----------
     Long-term portion...................................... $   --  $  685,762
                                                             ======= ==========

   In January 1996, Prio executed a demand note with a commercial entity in the amount of $250,000. The note bore interest at LIBOR (5.82% as of December 31, 1999) plus 1% per annum, and the full principal amount plus interest was due on demand. The note could have been converted into shares of the Company's preferred stock at the then prevailing conversion or market price, until the note is paid in full. In January 2000, the Company exercised its right to repay the demand note in accordance with the terms of the note payable, by sending a check for full amount of principal and accrued interest. The lender rejected the repayment on the grounds that it had attempted to convert the note in early 1998. The Company settled with the lender and paid an additional $357,195, which was accrued in 2000. This debt was assumed in the pooling transaction with Prio, Inc.

   In June 1997, the Company entered into a loan and security agreement with Phoenix Leasing Incorporated. The notes bear interest at effective rates ranging from 15.0% to 16.4% per annum. This note was paid in full in 2000. This debt was assumed in the pooling transaction with Prio, Inc.

Note 7: Stockholders' Equity

   Authorized shares: On May 1, 1998, the Company's Certificate of Incorporation was amended to increase the authorized number of shares of all classes of Company stock to 55,000,000 shares, consisting of 40,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share.

   On August 25, 1998, the Board of Directors approved and the Company effected a one-for-two reverse stock split of the Company's common stock.

   Also, on August 25, 1998, the Company filed a Restated Certificate of Incorporation. The effect was to change the authorized number of all classes of Company stock to 65,000,000 shares, consisting of 50,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share after giving effect to the one-for-two reverse stock split.

   In April 1999, the Company closed a follow-on offering. The Company sold 17,360,000 shares and raised approximately $185 million, net of expenses. Certain shareholders sold 12,080,000 shares.

   On April 6, 1999, the Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effected on May 5, 1999.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   On May 24, 1999, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock to 200,000,000 shares.

   On November 29, 1999, the Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effected on January 5, 2000.

   On January 21, 2000, the Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was effected on April 6, 2000. On April 3, 2000, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized common stock to 900,000,000 shares.

   Restated 1996 Flexible Stock Incentive Plan: On June 3, 1998, the Board of Directors approved the Restated 1996 Flexible Stock Incentive Plan (the Plan). The Plan provides employees (including officers and directors who are employees) of the Company an opportunity to purchase shares of stock pursuant to options which may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and employees, officers, directors, independent contractors and consultants of the Company an opportunity to purchase shares of stock pursuant to options which are not described in Section 422 of the Code (nonqualified stock options). The Plan also provides for the sale or bonus of stock to eligible individuals in connection with the performance of service for the Company. Finally, the Plan authorizes the grant of stock appreciation rights, either separately or in tandem with stock options, which entitle holders to cash compensation measured by appreciation in the value of the stock. Not more than 3,000,000 shares of stock shall be available for the grant of options or the issuance of stock under the Plan. If an option is surrendered or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to option but on which the option has not been exercised shall continue to be available under the Plan. The Plan is administered by the Board of Directors. Options granted under the Plan typically vest over four years, 25% one year from the date of grant and ratably thereafter on a monthly basis and expire ten years from the date of grant. Additional options have been granted to retain certain existing employees, which options vest monthly over four years.

   On June 3, 1998, the Board of Directors approved the Option Exchange Program and the Option Replacement Program, allowing employees of the Company to exchange their nonqualified stock options for incentive stock options. Nonqualified stock options to purchase a total of 2,900,424 shares were exchanged for incentive stock options to purchase the equivalent number of shares with an exercise price equal to the fair market value at the date of exchange.

   On May 24, 1999, the stockholders approved an amendment to the Plan to annually increase the number of shares reserved for issuance on the first day of the Company's fiscal year beginning January 1, 2000 by an amount equal to the lesser of (A) 8,000,000 shares, (B) three percent of the Company's outstanding shares at the end of the Company's preceding fiscal year, and (C) a lesser amount determined by the Board of Directors.

   On May 24, 1999, the stockholders approved an amendment to the Plan to limit the number of shares of Common Stock that may be granted to any one individual pursuant to stock options in any fiscal year of the Company to 8,000,000 shares, plus an additional 8,000,000 shares in connection with his or her initial employment with the Company, which grant shall not count against the limit.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Activity and price information regarding the 1996 Plan options are summarized as follows:

                                                                Weighted Average
                                                     Options     Exercise Price
                                                   -----------  ----------------
Outstanding, January 1, 1998......................   8,419,000       $ 0.04
  Granted.........................................  14,704,408         1.39
  Cancelled.......................................  (2,203,000)        0.45
  Exercised.......................................     (39,832)        0.40
                                                   -----------
Outstanding, December 31, 1998....................  20,880,576         0.94
  Granted.........................................   8,006,152        14.29
  Cancelled.......................................    (698,586)        3.08
  Exercised.......................................  (3,678,472)        0.46
                                                   -----------
Outstanding, December 31, 1999....................  24,509,670         5.31
  Granted.........................................  26,841,953        37.22
  Cancelled....................................... (10,048,226)       26.14
  Exercised.......................................  (9,229,563)        1.12
                                                   -----------
Outstanding, December 31, 2000....................  32,073,834        26.70
                                                   ===========
Options exercisable, December 31, 2000............   7,513,644       $16.00
                                                   ===========

   At December 31, 2000, 1,117,360 shares were available for future grants under the 1996 Plan.


   Go2Net, Stock Option Plans: In connection with the acquisition of Go2Net, Inc. which was accounted for as a pooling of interests, the Company assumed two Go2Net Stock Option Plans under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Options under both Go2Net stock option plans expire six years from the date of the grant. Options under the original Go2Net plan generally vest annually over a three to four year period. Options under the 2000 Go2Net plan vest over four years, 25% one year from date of grant and ratably thereafter on a quarterly basis. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 3.89 years for the original Go2Net plan and 5.5 years for the 2000 Go2Net plan. No options remain available for grant at December 31, 2000.

                                INFOSPACE, INC.

                 Years Ended December 31, 2000, 1999 and 1998


   Activity and price information regarding the original Go2Net Plan options are summarized as follows:

                                                                Weighted Average
                                                     Options     Exercise Price
                                                    ----------  ----------------
Outstanding, January 1, 1998.......................  6,022,372       $ 1.12
  Granted.......................................... 12,721,779         2.79
  Cancelled........................................   (179,568)        1.16
  Exercised........................................   (409,376)        1.11
                                                    ----------
Outstanding, December 31, 1998..................... 18,155,207         2.29
  Granted.......................................... 10,097,379        32.31
  Cancelled........................................ (2,198,099)        6.57
  Exercised........................................ (4,058,363)        3.44
                                                    ----------
Outstanding, December 31, 1999..................... 21,996,124         15.4
  Granted..........................................  3,809,244         31.9
  Cancelled........................................ (3,467,863)       25.39
  Exercised........................................ (2,836,771)        4.61
                                                    ----------
Outstanding, December 31, 2000..................... 19,500,734        18.45
                                                    ==========
Options exercisable, December 31, 2000.............  7,556,606       $ 9.62
                                                    ==========

   Activity and price information regarding the 2000 Go2Net Plan options are summarized as follows:

                                                                Weighted Average
                                                     Options     Exercise Price
                                                    ----------  ----------------
Outstanding, January 1, 2000.......................        --
  Granted.......................................... 10,103,686       $27.97
  Cancelled........................................   (395,653)       29.57
  Exercised........................................
                                                    ----------
Outstanding, December 31, 2000 ....................  9,708,033        27.91
                                                    ==========
Options exercisable, December 31, 2000.............     54,599       $26.78
                                                    ==========

   Tandem Option Plan and Saraide Stock Option Plan: On April 17, 2000, the Company initiated the InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, a tandem plan under which incentive options and nonqualified stock options to purchase common stock may be granted to employees of Saraide, Inc. Under the Tandem plan Saraide employees receiving the grant received an option to purchase Saraide stock or stock of the Company. At the time of exercise, the employee chooses the option to exercise the Saraide option or the InfoSpace option. Upon exercise of one option, rights in the option of the other company are cancelled. Under the Tandem Plan, options to purchase 10,000,000 shares of the Company's common stock were reserved for grants. Options under the Tandem Plan expire ten years from the date of the grant. Options under this plan generally vest over four years, 25% one year from date of grant and ratably thereafter on a monthly basis. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 9.29 years. 4,117,500 options remain available for grant at December 31, 2000.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Activity and price information regarding the Tandem Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                     ---------  ----------------
Outstanding, January 1, 2000........................       --
  Granted........................................... 6,558,700       $45.44
  Cancelled.........................................  (676,200)       45.44
  Exercised.........................................
                                                     ---------
Outstanding, December 31, 2000...................... 5,882,500        45.44
                                                     =========
Options exercisable, December 31, 2000.............. 1,875,000       $45.44
                                                     =========

   In connection with the acquisition of Saraide, Inc., the Company assumed the Saraide Stock Option Plan under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Under the Saraide Stock Option Plan, options to purchase 357,121 shares of the Company's common stock were assumed at acquisition. Options under this stock option plan expire four years from the date of the grant. Options under the Saraide plan vest over four years on a quarterly basis. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 2.85 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the Saraide Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                      --------  ----------------
Outstanding at acquisition...........................  357,121       $0.48
  Cancelled..........................................   (8,056)       0.72
  Exercised.......................................... (255,241)       0.51
                                                      --------
Outstanding, December 31, 2000.......................   93,824        0.36
                                                      ========
Options exercisable, December 31, 2000...............   77,939       $0.36
                                                      ========

   Prio Stock Option Plan: In connection with the acquisition of Prio, Inc. which was accounted for as a pooling of interests, the Company assumed the Prio Stock Option Plan, under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Options under this stock option plan expire ten years from the date of the grant. Options under the Prio plan vest over four years, 25% one year from date of grant and ratably thereafter on a monthly basis. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 7.65 years. No options remain available for grant at December 31, 2000.

                                INFOSPACE, INC.

                 Years Ended December 31, 2000, 1999 and 1998


   Activity and price information regarding the Prio Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                     ---------  ----------------
Outstanding January 1, 1998.........................   528,821       $ 1.37
  Granted...........................................   834,448         2.73
  Cancelled.........................................  (382,972)        1.81
  Exercised.........................................   (81,132)        0.38
                                                     ---------
Outstanding, December 31, 1998......................   899,165         2.53
  Granted...........................................   430,756         8.82
  Cancelled.........................................   (79,830)        3.52
  Exercised.........................................   (74,318)        8.29
                                                     ---------
Outstanding, December 31, 1999...................... 1,175,773         4.40
  Granted...........................................   105,230        75.16
  Cancelled.........................................  (189,125)       34.19
  Exercised.........................................  (642,077)        3.16
                                                     ---------
Outstanding, December 31, 2000......................   449,801        10.21
                                                     =========
Options exercisable, December 31, 2000..............   232,349       $ 6.29
                                                     =========

   INEX Stock Option Plan: In connection with the acquisition of INEX Corporation which was accounted for as a pooling of interests, the Company assumed the INEX Stock Option Plan under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Options under this stock option plan expire five years from the date of the grant and vest one-third annually. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 2.92 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the INEX Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                      --------  ----------------
Outstanding, January 1, 1998.........................  114,500       $0.35
  Granted............................................   60,656        4.72
  Cancelled..........................................      --
  Exercised..........................................  (30,032)       0.12
                                                      --------
Outstanding, December 31, 1998.......................  145,124        2.25
  Granted............................................  288,272        6.53
  Cancelled..........................................      --
  Exercised.......................................... (161,100)       3.49
                                                      --------
Outstanding, December 31, 1999.......................  272,296        6.05
  Granted............................................      --
  Cancelled..........................................  (18,788)       6.23
  Exercised.......................................... (235,668)       6.06
                                                      --------
Outstanding, December 31, 2000.......................   17,840        5.73
                                                      ========
Options exercisable, December 31, 2000...............   12,384       $5.56
                                                      ========

   Authorize.Net Stock Option Plan: In connection with the acquisition of Authorize.Net, Inc., the Company assumed the Authorize.Net Stock Option Plan under which incentive options and nonqualified stock options to

                                INFOSPACE, INC.

                 Years Ended December 31, 2000, 1999 and 1998

purchase common stock may be granted to officers, advisors and employees. Under the Authorize.Net Stock Option Plan, options to purchase 185,317 shares of the Company's common stock were reserved for grants. Options under this stock option plan expire six years from the date of the grant. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 4.5 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the Authorize.Net Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                       Options   Exercise Price
                                                       -------  ----------------
Outstanding at acquisition............................ 185,317       $0.43
  Cancelled...........................................     --
  Exercised........................................... (55,635)       0.43
                                                       -------
Outstanding, December 31, 1999........................ 129,682        0.43
  Granted.............................................     --
  Cancelled...........................................     --
  Exercised........................................... (69,690)       0.43
                                                       -------
Outstanding, December 31, 2000........................  59,992        0.43
                                                       =======
Options exercisable, December 31, 2000................  59,992       $0.43
                                                       =======

   IQC Stock Option Plan: In connection with the acquisition of IQC, the Company assumed the IQC Stock Option Plan under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Under the IQC Stock Option Plan, options to purchase 128,449 shares of the Company's common stock were reserved for grants. Options under this stock option plan expire ten years from the date of the grant. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 4.36 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the IQC Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                      --------  ----------------
Outstanding at acquisition...........................  128,449       $1.71
  Cancelled..........................................
  Exercised.......................................... (117,031)       1.72
                                                      --------
Outstanding, December 31, 1999.......................   11,418        1.69
  Granted............................................      --
  Cancelled..........................................      --
  Exercised..........................................   (1,820)       1.69
                                                      --------
Outstanding, December 31, 2000.......................    9,598        1.69
                                                      ========
Options exercisable, December 31, 2000...............    9,598       $1.69
                                                      ========

   Web21 Stock Option Plan: In connection with the acquisition of Web21 which was accounted for as a pooling of interests, the Company assumed the Web 21 Stock Option Plan under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Options under this stock option plan expire ten years from the date of the grant. Options under the Web 21 plan

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

vest over a four year period from the date of grant. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 2.0 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the Web 21 Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                      Options    Exercise Price
                                                      --------  ----------------
Outstanding, January 1, 1998.........................  152,438       $1.27
  Granted............................................  204,378        4.04
  Cancelled..........................................      --
  Exercised..........................................      --
                                                      --------
Outstanding, December 31, 1998.......................  356,816        2.86
  Granted............................................      --
  Cancelled.......................................... (111,855)       4.45
  Exercised.......................................... (218,675)       2.00
                                                      --------
Outstanding, December 31, 1999.......................   26,286        3.21
  Granted............................................      --
  Cancelled..........................................   (9,263)       5.69
  Exercised..........................................   (9,888)        .02
                                                      --------
Outstanding, December 31, 2000.......................    7,135        4.41
                                                      ========
Options exercisable, December 31, 2000...............      911       $5.02
                                                      ========

   Silicon Investor Stock Option Plan: In connection with the acquisition of Silicon Investor which was accounted for as a pooling of interests, the Company assumed the Silicon Investor Stock Option Plan under which incentive options and nonqualified stock options to purchase common stock may be granted to officers, advisors and employees. Options under this stock option plan expire ten years from the date of the grant. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 3.75 years. No options remain available for grant at December 31, 2000.

   Activity and price information regarding the Silicon Investor Stock Option Plan options are summarized as follows:

                                                                Weighted Average
                                                       Options   Exercise Price
                                                       -------  ----------------
Outstanding, January 1, 1998..........................     --
  Granted.............................................  87,045       $0.35
  Cancelled Exercised................................. (40,039)       0.06
                                                       -------
Outstanding, December 31, 1998........................  47,006        0.59
  Granted.............................................     --
  Cancelled...........................................     --
  Exercised........................................... (35,574)       0.06
                                                       -------
Outstanding, December 31, 1999........................  11,432        2.23
  Granted.............................................     --
  Cancelled...........................................     --
  Exercised...........................................  (9,608)       2.28
                                                       -------
Outstanding, December 31, 2000........................   1,824        1.98
                                                       =======
Options exercisable, December 31, 2000................   1,824       $1.98
                                                       =======

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Other Options: The Company granted nonqualified stock options outside of the 1996 Plan to purchase common stock to certain employees of the Company. These options under this stock option plan expire ten years from the date of the grant and vest over four years, 25% one year from date of grant and ratably thereafter on a monthly basis. The total weighted average contractual life for the options outstanding at December 31, 2000 was approximately 5.99 years.

   Activity and price information regarding the options are summarized as follows:

                                                                Weighted Average
                                                     Options     Exercise Price
                                                    ----------  ----------------
Outstanding, January 1, 1998.......................  2,844,840      $0.3566
  Granted..........................................  1,192,000        .0025
  Cancelled........................................ (1,552,000)       .0025
  Exercised........................................ (2,167,488)       .4616
                                                    ----------
Outstanding, December 31, 1998.....................    317,352        .0418
  Granted..........................................        --
  Cancelled........................................    (58,336)       .0025
  Exercised........................................   (141,312)       .0481
                                                    ----------
Outstanding, December 31, 1999.....................    117,704        .0537
  Granted..........................................        --
  Cancelled........................................        --
  Exercised........................................     (5,000)       .0025
                                                    ----------
Outstanding, December 31, 2000.....................    112,704        .0559
                                                    ==========
Options exercisable, December 31, 2000.............     97,704      $ .0559
                                                    ==========

   Information regarding stock option grants for all plans during the years ended December 31, 2000, 1999 and 1998 is summarized as follows:

                                   Year Ended                     Year Ended                     Year Ended
                               December 31, 2000              December 31, 1999              December 31, 1998
                         ------------------------------ ------------------------------ ------------------------------
                                    Weighted                       Weighted                       Weighted
                                    Average   Weighted             Average   Weighted             Average   Weighted
                                    Exercise  Average              Exercise  Average              Exercise  Average
                           Shares    Price   Fair Value   Shares    Price   Fair Value   Shares    Price   Fair Value
                         ---------- -------- ---------- ---------- -------- ---------- ---------- -------- ----------
Exercise price exceeds
 market price...........        --      --        --        66,248  $24.15    $ 6.92    1,004,908  $3.17       --
Exercise price equals
 market price........... 46,910,416  $36.31    $29.65   17,994,531  $24.46    $22.60   23,074,750  $1.88     $0.78
Exercise price is less
 than market price......    865,518  $ 7.37    $30.97    1,075,662  $ 4.53    $17.62    5,725,056  $2.23     $1.43

   The Company has elected to follow the measurement provisions of Accounting Principles Board Opinion No. 25, under which no recognition of expense is required in accounting for stock options granted to employees for which the exercise price equals or exceeds the fair market value of the stock at the grant date. In those cases where options have been granted when the option price is below fair market value, the Company recognizes compensation expense over the vesting period using the aggregated percentage of compensation accrued method as prescribed by Financial Standards Accounting Board Interpretation No.
28. Compensation expense of $1,712,859, $2,864,761 and $1,533,920 was recognized during the years ended December 31, 2000, 1999 and 1998, respectively.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   To estimate compensation expense which would be recognized under SFAS No. 123, Accounting for Stock-based Compensation, the Company uses the modified Black-Scholes option-pricing model with the following weighted-average assumptions for options granted: risk-free interest rate of 6.0% for the 1998 grants, 6.56% for the 1999 grants and 5.71% for the 2000 grants, expected dividend yield of 0-% for all periods; volatility of zero to 73% for the 1998 grants, 121% to 313% for the 1999 grants and 134% to 289% for the 2000 grants; and an expected life of six years for the 1998 grants and five years for the 1999 and 2000 grants.

   Had compensation expense for the Plan been determined based on the fair value of the options at the grant dates for awards under the Plan consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net losses for the years ended December 31, 2000, 1999 and 1998 would have been as follows (amounts in thousands, except per share data):

                                                         Year Ended
                                                ------------------------------
                                                  2000       1999       1998
                                                ---------  ---------  --------
Net loss available to common shareholders as
 reported.....................................  $(282,412) $(240,133) $(28,539)
Net loss available to common shareholders, pro
 forma........................................  $(817,113) $(359,431) $(34,910)
Basic and diluted net loss per share, pro
 forma........................................  $   (2.68) $   (1.39) $  (0.23)

   Additional information regarding options outstanding as of December 31, 2000, is as follows:

                              Options Outstanding        Options Exercisable
                        -------------------------------- --------------------
                                     Weighted
                                      Average   Weighted             Weighted
                                     Remaining  Average              Average
         Range of         Number    Contractual Exercise   Number    Exercise
      Exercise Prices   Outstanding Life (yrs.)  Price   Exercisable  Price
      ---------------   ----------- ----------- -------- ----------- --------
     $ 0.0025 -   0.43   1,297,226     5.71      $ 0.08   1,152,579   $ 0.07
     $ 0.50   -   1.21   4,241,702     2.82        1.03   3,013,586     1.08
     $ 1.31   -   1.88   1,508,465     7.63        1.79     625,218     1.82
     $ 2.063  -   3.03   4,737,599     3.68        2.38   2,755,273     2.33
     $ 3.17   -   5.89   2,618,732     6.45        4.97     872,137     5.28
     $ 6.19   -  10.84   1,734,586     7.62        8.68     552,455     8.80
     $10.94   -  12.97   4,892,734     9.19       11.45     862,703    11.82
     $13.04   -  18.81   9,020,998     9.49       18.25   2,875,572    18.70
     $19.78              1,850,817     5.36       19.78      10,560    19.78
     $20.38   -  26.51   3,197,749     7.04       24.30     137,925    24.74
     $26.78   -  29.94   5,889,468     6.15       27.10     179,038    27.99
     $30.01   -  33.82   5,087,841     5.28       31.52     730,382    32.45
     $34.35   -  44.71   6,261,432     6.79       37.81     753,360    38.31
     $45.05   -  45.94  10,102,782     9.09       45.44   2,661,605    45.43
     $46.11   -  63.25   3,740,688     8.03       53.67     310,157    51.35
     $67.50   - 126.75   1,735,000     9.15       93.92         --
                        ----------                       ----------
                        67,917,819     7.14      $25.93  17,492,550   $16.14
                        ==========                       ==========

   Consultant Warrants: In connection with the May and August 1998 private placement offering, the Company issued warrants to purchase 16,510,688 shares of common stock to five third-party participants for consulting services performed in identifying, structuring and negotiating future financings. These warrants can

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

be exercised at any time up until their expirations which are between May 21, 2008 and August 6, 2008. The activity and additional information are as follows:

         Outstanding, January 1, 1999................. 16,510,688
         Exercised.................................... (1,870,872)
                                                       ----------
         Outstanding, December 31, 1999............... 14,639,816
         Exercised....................................   (723,352)
                                                       ----------
         Outstanding, December 31, 2000............... 13,916,464
                                                       ==========

                                                         Number
                   Range of Exercise prices            Outstanding
                   ------------------------            -----------
         $0.25  - 0.50................................  7,460,904
         $0.625 - 0.75................................  3,247,176
         $1.25........................................  3,208,384

   In July 1998, the Company issued warrants to purchase 3,823,736 shares of common stock at an exercise price of $.0025 to a former consultant in conjunction with the acquisition of Outpost. All of these warrants were exercised in 1999.

   AOL Warrants: On August 24, 1998, the Company entered into agreements with America Online, Inc. (AOL) to provide white pages directory and classifieds information services to AOL. Pursuant to the white pages directory services agreement, the Company has agreed to provide to AOL white pages listings and directory service. The Company is required to pay to AOL a quarterly carriage fee, the retention of which is conditioned on the quarterly achievement of a minimum number of searches on the AOL white pages site. The quarterly carriage fee is paid in advance at the beginning of the quarter in which the searches are expected to occur and is recorded as a prepaid expense in the quarter it is paid. The fee is refundable if the minimum number of searches on the AOL white pages site for such quarter is not achieved. In addition, AOL has guaranteed to the Company a minimum number of searches over the term of the agreement. In the event that AOL does not deliver the guaranteed minimum number of searches over the term of the agreement, AOL has agreed to pay to the Company a cash penalty payment. The Company will share with AOL revenues generated by advertising on the Company's white pages directory services delivered to AOL. The Company is entitled to a greater percentage of advertising revenues than is AOL if the amount of such revenues received by the Company is less than the carriage fees paid to AOL.

   The Company has agreed to provide white pages directory services to AOL for a three-year term beginning on November 19, 1998, which term may be extended for four additional one-year terms at AOL's discretion. The agreement may be terminated by AOL for any reason after 18 months or at any time upon the acquisition by AOL of a competing white pages directory services business. In the event of any such termination, AOL is required to pay a termination fee to the Company. In addition, without the payment of a termination fee, AOL has the right to terminate the agreement in the event of a change of control of the Company.

   The Company agreed to provide classifieds information services to AOL for a two-year term, with up to three one-year extensions at AOL's discretion. AOL has agreed to pay to the Company a quarterly fee and will share with the Company revenues generated from payments by individuals and commercial listing services for listings on the AOL classifieds service.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Pursuant to the terms of these agreements, the Company has granted AOL the right to negotiate with the Company exclusively and in good faith for a period of 30 days with respect to proposals or discussions that would result in a sale of a controlling interest of the Company or other merger, asset sale or other disposition that effectively results in a change of control of the Company.

   In connection with the agreements, the Company issued to AOL warrants to purchase up to 7,919,328 shares of common stock, which warrants vest in 16 equal quarterly installments over four years, conditioned on the delivery by AOL of a minimum number of searches each quarter on the Company's white pages directory service. The warrants have an exercise price of $1.50 per share. The warrants were valued using the fair value method, as required under SFAS No.
123. The fair value of the warrants was approximately $3,300,000 at the date of grant, and is being amortized ratably over the four-year vesting period. The underlying assumptions used to determine the value of the warrants are an expected life of six years and a 5.5% risk-free interest rate. AOL exercised 3,464,696 warrants in 2000.

   INEX Warrants: The Company assumed warrants to purchase 144,404 shares of the Company's common stock as a result of the acquisition of INEX Corporation (Note 8). These warrants were issued to seven third-party INEX investors. Two of the third party investors exercised 24,486 of the warrants in December 1999. The remaining warrants were exercised during 2000.

   Prio Warrants: The Company assumed warrants to purchase 447,203 shares of the Company's stock as a result of the acquisition of Prio, Inc. with an exercise price of $9.97 per share. The warrants were issued to a third-party investor in December 1998 in connection with a marketing agreement and are exercisable over a maximum of a 48 month period, based on achievement of performance milestones and other criteria as defined in the marketing agreement. In 1999, Prio recorded warrant expense for all the warrants issued of $17.7 million based on the fair value of these warrants using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 75%; contractual life of nine years; and risk-free interest rate of 6.37%. The compensation cost for the unvested warrants was remeasured when vesting occurred and additional warrant expense of $2.9 million was recognized in the year ended December 31, 2000. Because the warrant expense for 2000 resulted from the termination of the marketing agreement upon Prio's acquisition by the Company and was not related to performance nor to another operating expense, the one-time charge was recorded in Impairment and other charges on the Statement of Operations. All of these warrants were exercised in 2000.

   Stock purchase rights plan: On June 26, 1998, the Board of Directors approved the InfoSpace Stock Purchase Rights Plan. The plan was offered to employees of the Company and its subsidiaries. The purpose of the plan was to provide an opportunity for employees to invest in the Company and increase their incentive to remain with the Company. A maximum of 4,000,000 shares of common stock were available for issuance under the plan. During July 1998, the Company offered shares to employees under the plan, resulting in the sale of 1,786,008 shares at $.94 per share. The plan was terminated on August 24, 1998.

   1998 Employee stock purchase plan: The Company adopted the 1998 Employee Stock Purchase Plan (the ESPP) in August 1998. The ESPP was implemented upon the effectiveness of the initial public offering. The ESPP is intended to qualify under Section 423 of the Code, and permits eligible employees of the Company and its subsidiaries to purchase common stock through payroll deductions of up to 15% of their compensation. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the Company or subsidiary's common stock and the Company's executives may not participate in the ESPP. An aggregate of 3,600,000 shares of common stock are authorized for issuance under the ESPP.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The ESPP was implemented with six-month offering periods, with the first such period commencing upon the effectiveness of the initial public offering and ending July 31, 1999. Thereafter, offering periods will begin on each February 1 and August 1. The price of common stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period was equal to the lesser of 100% of the initial public offering price of the common stock offered hereby and 85% of the fair market value on July 31, 1999. The ESPP does not have a fixed expiration date, but may be terminated by the Company's Board of Directors at any time. There were 152,580 shares issued for the ESPP offering period which ended on July 31, 1999 and 55,092 shares for ESPP periods that ended in 2000.

   Preferred stock dividend: On March 15, 1999, Go2Net entered into a Stock Purchase Agreement under which Go2Net agreed to issue and sell to Vulcan Ventures Incorporated ("Vulcan") 546,000 (all shares and share prices include the exchange ratio of 1.82 used in the Company's acquisition of Go2Net) shares of Go2Net's Series A Convertible Preferred Stock, par value $.01 per share, for a purchase price of $549.05 per share, in two separate issuances of 304,863 (the "First Issuance") and 241,137 shares (the "Second Issuance"). The Series A Convertible Preferred Stock was initially convertible at a conversion price of $18.1648 per share into 16,517,923 shares of common stock and had a liquidation preference of $549.05 per share. The First Issuance was consummated concurrently with the execution of the Stock Purchase Agreement on March 15, 1999. The Second Issuance was consummated June 17, 1999. The total proceeds to the Company for both issuances was $291.0 million.

   On the dates of the First Issuance and Second Issuance, the price of Go2Net's Series A Convertible Preferred Stock was at a discount to the price of the common stock into which the preferred stock was then convertible. The common stock price on March 12, 1999 was $23.901 and on June 17, 1999 was $32.8296. The discount of $159,930,733 was recognized as a dividend to Vulcan.

Note 8: Business Combinations

 Fiscal 2001

   Locus Dialogue, Inc. (unaudited): On January 1, 2001, the Company acquired all of the common stock of Locus Dialogue, Inc. (Locus), a developer of speech recognition-enabled applications, for purchase consideration of 5,114,233 shares, which included 253,175 restricted shares and 1,173,216 replacement stock options, of the Company's common stock and acquisition expenses of $556,000. The valuation of shares issued of $23.46 per share was based on the seven day stock price average from November 6, 2000, the date of announcement, and the three days before and after the date of announcement. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion (APB) No. 16.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The purchase price was allocated to the assets and liabilities assumed based on their estimated fair values as follows:

                                                                 (in thousands)
Tangible assets acquired.......................................     $  5,491
Liabilities assumed............................................       (7,010)
                                                                    --------
  Book value of net liabilities acquired.......................       (1,519)
Fair value adjustments:
  Purchased technology, including in-process research and
   development.................................................        5,900
  Distribution agreements......................................        2,400
  Assembled workforce..........................................        2,800
                                                                    --------
Fair value of net assets acquired..............................     $  9,581
                                                                    ========
Purchase price:
  Fair value of shares issued..................................     $ 88,772
  Fair value of options assumed................................       23,589
  Fair value of net assets acquired............................       (9,581)
  Fair value of restricted stock recorded as unearned
   compensation................................................       (2,239)
  Acquisition costs............................................          556
                                                                    --------
Excess of purchase price over net assets acquired, allocated to
 goodwill......................................................     $101,097
                                                                    ========

   The $5.9 million value of purchased technology includes purchased in-process research and development. GAAP requires purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the quarter ended March 31, 2001, include the write off of $600,000 of purchased in-process research and development. The remaining $5.3 million represents the purchase of core technology and existing products, which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill, assembled workforce and distribution agreements over an estimated life of five years.

   The Company also recorded $3.9 million of unearned compensation in conjunction with the acquisition of Locus. $1.7 million of the unearned compensation relates to the intrinsic value of Locus stock options replaced by the Company at the converted share value and share price. $2.2 million relates to the value of 253,175 restricted shares held by four Locus employees. The restricted stock vests after the employee completes one year of employment with the Company and is recorded as compensation expense over the vesting period.

   The Company recorded a non-recurring charge of $600,000 for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

   Among the factors the Company considered in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating the stage of development of each component of the technology, including the complexity and technical obstacles to overcome, estimating the amount of core technology leveraged into the in-process projects, estimating the expected life of each component, estimating cash flows resulting from the expected revenues, margins and operating expenses generated from each component, and discounting to present value the cash flows associated with the in-process technologies. The Company utilized a rate of return of 35% to discount to present value the cash flows associated with the in-process technologies. The discount rate was selected based on evaluation of the Company's weighted average cost of capital, the weighted average return on assets, the internal rate of return

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

implied from this transaction, and management's assessment of the risk inherent in the future performance estimates utilized in the valuation.

   Within the Locus technology there are two main product lines, Liaison and SpeechPortal, both of which run on the SoftDialogue platform (core speech engine). Liaison addresses the needs of enterprises which require speech-enabled communication solutions. SpeechPortal enables businesses and consumers to use the Internet via telephone or voice, without requiring an internet enabled device. The Company plans to offer a co-branded version of SpeechPortal to the Company's wireless carriers and device manufacturer customers. As of the date of acquisition, the Company estimated that Liaison was 80% complete. The percentage completed pre-acquisition was based primarily on the evaluation of three major factors: time-based data, cost-based data, and complexity-based data.

   The expected life of the modules being developed was assumed to be five years, after which substantial modification and enhancement would be required for the technology to remain competitive.

   The Company's revenue assumptions were based on the estimated growth potential of the industry and estimated market acceptance of the Locus Dialogue technology. The Company's expense assumptions included cost of revenue of 20% of revenue, sales, general and administrative of 35% of revenue, and product development of 2% of revenue. However, cost of revenues, sales, general and administrative and product development expenses may vary, both in absolute dollars and as a percentage of revenues.

   While the Company believes that the assumptions discussed above were made in good faith and were reasonable when made, the assumptions the Company made may prove to be inaccurate, and there can be no assurance that the Company will realize the revenue, gross profit, growth rates, expense levels or other variables set forth in such assumptions.

   The following summary, prepared on an unaudited pro forma basis, reflects the consolidated results of operations for the three months ended March 31, 2000 assuming Locus Dialogue had been acquired at the beginning of the period.

                                                                Quarter ended
                                                                March 31, 2000
                                                                (in thousands)
                                                                --------------
Revenue........................................................    $ 39,386
Net loss before cumulative effect of change in accounting
 principle.....................................................    $(95,298)
Net loss.......................................................    $(97,353)
Basic and diluted loss per share...............................    $  (0.33)

 Fiscal 2000

   The boxLot Company: On December 7, 2000, the Company closed an asset purchase with The boxLot Company. The Company acquired certain assets including interactive on-line variable pricing and dynamic pricing engine technology, equipment and domain names. The Company exchanged $2.6 million of cash and 501,527 shares of the Company's common stock in this transaction for a total purchase price of $8.9 million and recorded goodwill of $9.2 million which is being amortized over three years. The valuation of the shares issued of $12.47 per share was based on the seven day stock price average from the date of acquisition and the three days before and after the date of acquisition. The Company incurred acquisition costs of $227,427.

   Go2Net, Inc.: On October 12, 2000, the Company completed the merger with Go2Net, Inc., a publicly-held provider of applications and technology infrastructure for narrowband and broadband. Under the terms of

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

the merger, which was accounted for as a pooling-of-interests, the Company exchanged 74,154,448 shares of the Company's common stock for all of the preferred and common shares of Go2Net. The consolidated balance sheet as of December 31, 2000 and 1999 and the consolidated statements of operations, statements of cash flow and statements of stockholder's equity for the years ended December 31, 2000, 1999 and 1998 are presented as if Go2Net was a wholly owned subsidiary since inception. The revenue of the Company and Go2Net for the nine months ended September 30, 2000 was $76.0 million and $72.9 million, respectively. The net loss for the Company and Go2Net for the nine months ended September 30, 2000 was $155.0 million and $27.3 million, respectively.

   iJapan Corporation: On September 13, 2000, the Company acquired intellectual property that translates between cHTML and other major wireless markup languages from iJapan for purchase consideration of $2 million in cash. The entire purchase price was recorded in intangible assets and is being amortized over three years.

   TDLI.com Limited: On August 31, 2000, the Company acquired TDLI.com Limited, a privately held company based in Hampshire, England that in turn holds approximately fifty percent of TDL InfoSpace (Europe) Limited, a joint venture originally formed by InfoSpace and Thomson Directories Limited in July 1998 to replicate InfoSpace's services in Europe. The Company acquired TDLI.com for purchase consideration of 3,420,308 shares of the Company's common stock and acquisition expenses of $2.1 million. The Company recorded $118.5 million in intangible assets. The Company now has 100% ownership and control of TDL InfoSpace. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion ("APB") No. 16. Prior to the acquisition of 100% ownership, the Company's investment in TDLI was accounted for under the equity method.

   The purchase price was allocated to the assets and liabilities assumed based on their estimated fair market values as follows:

     Tangible assets acquired................................... $  8,186,943
     Liabilities assumed........................................   (7,430,408)
                                                                 ------------
       Book value of net assets acquired........................ $    756,535
                                                                 ============
     Purchase price:
       Fair value of net assets acquired........................ $116,504,241
       Elimination of joint venture investment and receivable...      597,692
       Book value of net assets acquired........................     (756,535)
       Acquisition costs........................................    2,105,304
                                                                 ------------
     Excess of purchase price over net assets acquired,
      allocated to goodwill..................................... $118,450,702
                                                                 ============

   Due to the variable exchange ratio, the valuation of the shares issued of $34.06 was based on the four day stock price average, using the date of acquisition and the prior three days.

   Orchest, Inc.: On August 4, 2000, the Company acquired all of the common stock of Orchest, Inc. for purchase consideration of 255,288 shares of the Company's common stock and acquisition expenses of $72,060. The Company recorded $8,359,418 for intangible assets. The valuation of the shares issued of $30.93 per share was based on the seven day stock price average from the date of acquisition and the three days before and after the date of acquisition. Orchest was a privately held provider of financial services technology that enables users to access a consolidated view of their personal financial information from multiple institutions. The acquisition was accounted for as a purchase in accordance with APB No. 16.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The purchase price was allocated to the assets and liabilities assumed based on their estimated fair market values as follows:

     Tangible assets acquired..................................... $    3,169
     Liabilities assumed..........................................   (393,695)
                                                                   ----------
       Book value of net liabilities acquired..................... $ (390,526)
                                                                   ==========
     Purchase price:
       Fair value of net assets acquired.......................... $7,896,832
       Book value of net liabilities acquired.....................    390,526
       Acquisition costs..........................................     72,060
                                                                   ----------
     Excess of purchase price over net assets acquired, allocated to goodwill................................................. $8,359,418
                                                                   ==========

   IQorder.com, Inc.: On July 3, 2000, the Company acquired all of the common stock of IQorder.com for purchase consideration of 989,959 shares of the Company's common stock and acquisition expenses of $132,088. The valuation of the shares issued of $55.82 per share was based on the seven day stock price average from the date of acquisition and the three days before and after the date of acquisition. The Company recorded a non-recurring charge of $6.0 million for in-process research and development. IQorder was a privately-held company that developed technology that allows consumers to enter in a model number, UPC code, part number, barcode or ISBN in order to locate a product, compare prices and make an instant purchase. The acquisition was accounted for as a purchase in accordance with APB No. 16.

   The Company assumed 233,872 stock options, valued at $11.1 million. The Company values these options using the modified Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.375%, expected dividend rate of 0%, volatility of 128% and a term of one year after vesting.

   The purchase price was allocated to the assets and liabilities assumed based on their estimated fair market values as follows:

Tangible assets acquired.......................................... $ 1,714,903
Liabilities assumed...............................................  (4,319,475)
                                                                   -----------
  Book value of net liabilities acquired..........................  (2,604,572)
Fair value adjustments:
  Fair value of purchased technology, including in-process
   research and development....................................... $ 8,600,000
  Fair value of assembled workforce...............................     150,000
                                                                   -----------
  Fair value of net assets acquired............................... $ 6,145,428
                                                                   ===========
Purchase price:
  Fair value of shares issued..................................... $54,682,557
  Fair value of options assumed...................................  11,092,051
  Fair value of net liabilities acquired..........................  (6,145,428)
  Acquisition costs...............................................     132,088
                                                                   -----------
Excess of purchase price over net assets acquired, allocated to goodwill......................................................... $59,761,268
                                                                   ===========

   Millet Software, Inc.: On March 31, 2000, the Company acquired all of the common stock of Millet Software for purchase consideration of 488,224 shares of the Company's common stock and acquisition expenses of $254,531. The valuation of the shares issued of $49.90 per share was based on the seven day stock

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

price average from January 4, 2000, the date the acquisition was announced, and the three days before and after the date of announcement. The Company recorded a charge of $2.4 million for in-process research and development. Millet was a privately held company that developed secure technology that provides an automated process for filling in payment forms. The acquisition was accounted for as a purchase in accordance with APB No. 16.

   The Company assumed 53,434 stock options, valued at $5.3 million, which was recorded as an addition to the purchase price. The Company values these options using the modified Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.56%, expected dividend rate of 0%, volatility of 121% and a term of one year after vesting.

Tangible assets acquired.......................................... $   100,354
Liabilities assumed...............................................    (204,374)
                                                                   -----------
  Book value of net liabilities acquired..........................    (104,020)
Fair value adjustments:
  Fair value of purchased technology, including in-process
   research and Development....................................... $ 6,000,000
  Fair value of assembled workforce...............................     170,000
                                                                   -----------
Fair value of net assets acquired................................. $ 6,065,980
                                                                   ===========
Purchase price:
  Fair value of shares issued..................................... $24,361,071
  Fair value of options assumed...................................   5,286,548
  Fair value of net assets acquired...............................  (6,065,980)
  Acquisition costs...............................................     254,531
                                                                   -----------
Excess of purchase price over net assets acquired, allocated to goodwill......................................................... $23,836,170
                                                                   ===========

   The $6,000,000 value of purchased technology includes purchased in-process research and development. GAAP requires purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 2000, include the write-off of $2,400,000 of purchased in-process research and development. The remaining $3,600,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill and assembled workforce over an estimated life of five years.

   Saraide Inc.: On March 10, 2000 the Company acquired eighty percent of the common stock of Saraide, Inc. (formerly saraide.com, inc.), a privately held provider of wireless Internet services in Europe, Japan and Canada, for purchase consideration of 9,233,672 shares of the Company's common stock and acquisition expenses of $373,831. The valuation of shares issued of $36.21 per share was based on the seven-day stock price average from December 6, 1999, the date the acquisition was announced, and three days before and after the date of announcement. The acquisition was accounted for as a purchase in accordance with APB No. 16.

   The Company assumed 357,121 stock options, valued at $12.7 million, which was recorded as an addition to the purchase price. The Company values these options using the modified Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.56%, expected dividend rate of 0%, volatility of 121% and a term of two years after vesting.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

Tangible assets acquired......................................... $ 13,550,326
Liabilities assumed..............................................  (30,902,846)
                                                                  ------------
  Book value of net liabilities acquired.........................  (17,352,520)
Fair value adjustments:
  Fair value of purchased technology, including in-process
   research and development...................................... $ 97,000,000
  Fair value of contract in place................................   16,000,000
  Fair value of assembled workforce..............................    2,100,000
                                                                  ------------
Fair value of net assets acquired................................ $ 97,747,480
                                                                  ============
Purchase price:
  Fair value of shares issued.................................... $334,308,458
  Fair value of options assumed..................................   12,713,748
  Fair value of net assets acquired..............................  (97,747,480)
  Acquisition costs..............................................      373,831
                                                                  ------------
Excess of purchase price over net assets acquired, allocated to goodwill........................................................ $249,648,557
                                                                  ============

   The $97,000,000 value of purchased technology includes purchased in-process research and development. GAAP requires purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 2000, include the write-off of $71,700,000 of purchased in-process research and development. The remaining $25,300,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill, assembled workforce and contract list over an estimated life of five years.

 Minority Interest:

   Net liabilities and losses applicable to the minority interest in Saraide exceed the minority interest equity capital in Saraide. The minority interest portion of the net liabilities and further losses are charged against the Company, the majority interest, since the minority interest is not obligated to fund these net liabilities and further losses. If Saraide has future earnings, the Company will recognize income to the extent of such losses previously absorbed.

   Prio, Inc.: On February 15, 2000, the Company completed the merger with Prio, Inc., a privately held provider of commerce solutions specializing in the development of strategic partnerships, technologies and programs that drive commerce in both traditional and online shopping environments. Under the terms of the merger, which was accounted for as a pooling-of-interests, the Company exchanged 9,322,418 shares of the Company's common stock for all of the preferred and common shares of Prio. The consolidated balance sheets as of December 31, 2000 and December 31, 1999 and the consolidated statements of operations, statements of cash flow and statements of stockholder's equity for the years ended December 31, 2000, 1999 and 1998 are presented as if Prio was a wholly owned subsidiary since inception.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


 Unaudited pro forma information--significant acquisitions in 2000:

   The following unaudited pro forma information shows the results of the Company for the year ended December 31, 2000 as if the acquisitions of TDLI.com, IQorder.com and Saraide occurred on January 1, 2000. The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated or which may occur in the future.

                                                    Year ended December 31
                                                  ----------------------------
                                                      2000           1999
                                                  -------------  -------------
Revenues:
  InfoSpace...................................... $ 214,529,824  $  71,979,579
  TDLI.com, IQorder.com and Saraide..............     1,742,505      5,557,851
                                                  -------------  -------------
                                                  $ 216,272,329  $  77,537,430
                                                  =============  =============
Net Loss:
  InfoSpace...................................... $(282,412,396) $(240,131,104)
  TDLI.com, IQorder.com and Saraide..............   (19,042,851)   (28,983,946)
  Elimination of TDLI joint venture income.......       (64,207)       (16,311)
                                                  -------------  -------------
                                                  $(301,519,454) $(269,131,361)
                                                  =============  =============
Loss per share................................... $       (0.99) $       (1.04)
                                                  =============  =============

 Pooling transactions in 2000:

   The following presents previously reported revenues and net loss for acquisitions accounted for as pooling-of-interests in 2000.

                                                    Year ended December 31,
                                                   ---------------------------
                                                       1999           1998
                                                   -------------  ------------
     Revenue:
       InfoSpace.................................. $  36,907,171  $  9,623,360
       Prio.......................................       483,132         8,567
       Go2Net.....................................    34,949,187     8,883,465
       Elimination of intercompany with Go2Net....      (359,911)      (25,257)
                                                   -------------  ------------
                                                   $  71,979,579  $ 18,490,135
                                                   =============  ============

     Net loss applicable to common shareholders:
       InfoSpace.................................. $ (21,693,775) $(11,818,703)
       Prio.......................................   (35,878,014)  (14,150,148)
       Go2Net.....................................  (182,406,968)   (2,592,418)
       Elimination of intercompany with Go2Net....      (152,347)       23,154
                                                   -------------  ------------
                                                   $(240,131,104) $(28,538,115)
                                                   =============  ============

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   The following presents previously reported revenues and net loss for the Company and Go2Net for the nine months ended September 30, 2000.

     Revenue:
       InfoSpace................................................. $ 31,030,239
       Go2Net....................................................   28,606,598
                                                                  ------------
                                                                  $ 59,636,837
                                                                  ============
     Net loss applicable to common shareholders:
       InfoSpace................................................. $(40,368,549)
       Go2Net....................................................   (7,786,052)
       Elimination of intercompany with Go2Net...................       20,833
                                                                  ------------
                                                                  $(48,133,768)
                                                                  ============

 Fiscal 1999

   Zephyr Software Inc: On December 29, 1999, the Company acquired all of the common stock of Zephyr Software Inc., a privately held company, and its wholly owned subsidiary Zephyr Software (India) Private Limited ("Zephyr") for a purchase consideration of 651,392 shares of the Company's common stock and acquisition expenses of $539,512. The valuation of shares issued of $13.27 per share was based on the seven-day stock price average from October 28, 1999, the date of the acquisition announcement, and the three days before and after the date of announcement. The Company assumed 16,444 options in this acquisition. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion ("APB") No. 16. The Company recorded $9.2 million of goodwill and acquired net liabilities of $20,690. The goodwill was written off for impairment at December 31, 2000 (Note 5).

   eComLive.com, Inc.: On December 16, 1999, the Company acquired all of the common stock of eComLive.com, Inc., a privately held company, for a purchase consideration of 1,372,712 shares and acquisition expenses of $582,246. The valuation of shares issued of $23.31 per share was based on the seven-day stock price average from November 22, 1999, the date of the acquisition announcement, and the three days before and after the date of announcement. The Company assumed 12,446 options in this acquisition. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. The Company recorded $27.1 million in goodwill, $5.3 million for purchased technology which includes a $2.0 million charge for in-process research and development, $140,000 of assembled workforce and acquired net liabilities of $925. The $3.3 million of capitalized technology represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill over an estimated life of five years.

   Free Yellow: On October 22, 1999, Go2Net acquired all of the stock of Free Yellow, a privately held company, for purchase considerations of 608,173 shares and approximately $1.0 million in cash. The total transaction was valued at $20.0 million and was recorded as a purchase transaction. The valuation of shares issued was based on the Go2Net seven-day stock price average from October 22, 1999, the date of the acquisition, and the three days before and after this date. The Go2Net valuation price was $56.61 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $31.10 per share.

   Union-Street.com: On October 14, 1999, the Company acquired all of the common stock of Union-Street.com, a privately held company, for a purchase consideration of 1,746,588 shares and acquisition

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

expenses of $395,656. The valuation of shares issued of $11.75 per share was based on the seven-day stock price average from October 14, 1999, the date of the acquisition, and the three days before and after the date of acquisition. The Company assumed 49,724 options in this acquisition. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. The Company recorded $15.5 million of goodwill, $5.3 million for purchased technology which includes $3.3 million of in-process research and development, $160,000 of assembled workforce and acquired net liabilities of $107,219. The $2.0 million of capitalized technology represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years. The Company is amortizing the goodwill over an estimated useful life of five years.

   INEX Corporation: On October 14, 1999, the Company completed the merger with INEX Corporation, a privately held company that developed and marketed Internet commerce applications to deliver solutions designed for small and medium-sized merchants to build, manage and promote online storefronts. Under the terms of the merger, which was accounted for as a pooling-of-interests, the Company exchanged 3,600,000 shares of common stock for (1) directly to those INEX shareholders who elected to receive our common stock in exchange for their INEX shares at the closing of the combination, (2) upon the exchange or redemption of the exchangeable shares of InfoSpace.com Canada Holdings Inc., an indirect subsidiary of the Company, which exchangeable shares were issued to those INEX shareholders who elected to receive exchangeable shares, or who did not make an election to receive shares of our common stock at the closing, and (3) upon the exercise of outstanding warrants and options to purchase INEX common shares, which the Company assumed and which will become exercisable for shares of InfoSpace common stock. The consolidated balance sheet as of December 31, 1999 and the consolidated statements of operations, statements of cash flow and statements of stockholder's equity for the years ended December 31, 1999 and 1998 are presented as if INEX was a wholly owned subsidiary since inception.

   Dogpile, LLC: On August 4, 1999, Go2Net acquired Dogpile, LLC in exchange for 1,241,524 shares of common stock and $15 million in cash. Total consideration was valued at approximately $52 million. The acquisition was accounted for as a purchase. The purchase agreement also provided for additional payments of up to $15 million over the eighteen months following the transaction close contingent on future revenue of Dogpile. The additional payments, if any, will be accounted for as additional goodwill. $10.0 million in stock was paid out in 2000. The valuation of shares issued was based on the Go2Net seven-day stock price average from August 4, 1999, the date of the acquisition, and the three days before and after this date. The Go2Net valuation price was $54.31 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $29.84 per share. An impairment of $45,000 for workforce related to this acquisition was recorded in the year ended December 31, 2000 (Note 5).

   Authorize.Net: On July 1, 1999, Go2Net acquired Authorize.Net in exchange for 1,645,076 shares of common stock and $13.5 million in cash. Total consideration was valued at approximately $98.6 million. The purchase price also included the value of outstanding stock options that were converted to options to purchase 185,317 of common stock. The valuation of shares issued was based on the Go2Net seven-day stock price average from July 1, 1999, the date of the acquisition, and the three days before and after this date. The Go2Net valuation price was $84.56 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $46.46 per share. The purchase agreement also provided for additional payments to Authorize.Net of up to $55 million in stock over the two years following the transaction close contingent on future revenues and operating income of Authorize.Net. The additional payment, if any, will be accounted for as additional goodwill.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   My Agent(TM) technology: On June 30, 1999 the Company acquired the MyAgent technology and related assets from Active Voice Corporation for $18 million dollars and incurred $83,054 in acquisition costs. The acquisition was accounted for as a purchase in accordance with the provisions of APB No. 16. The Company recorded $13.7 million of goodwill, $4.3 million of purchased technology and $80,000 of assembled workforce. Included in purchased technology is $3.9 million of in-process research and development. These intangibles will be amortized over their useful life, which the Company has estimated to be five years. Separately, the Company also recorded a one-time charge of approximately $1.0 million for expenses related to bonus payments made to certain Active Voice MyAgent team employees who accepted employment with InfoSpace but who are under no agreement to continue their employment with InfoSpace.

   IQC Corporation: On May 13, 1999, Go2Net acquired IQC Corporation in exchange for 412,459 shares of common stock and 128,449 options valued at approximately $19.4 million. The valuation of shares issued was based on the Go2Net seven-day stock price average from May 13, 1999, the date of the acquisition, and the three days before and after this date. The Go2Net valuation price was $65.25 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $35.85 per share.

   Virtual Avenue: On April 28, 1999, Go2Net acquired Virtual Avenue and USAOnline in exchange for 546,000 shares of common stock valued at approximately $24.7 million. The valuation of shares issued was based on the Go2Net seven-day stock price average from April 28, 1999, the date of acquisition, and the three days before and after this date. The Go2Net valuation price was $82.38 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $45.26 per share.

   Haggle Online: On April 16, 1999, Go2Net acquired Haggle Online in exchange for 149,356 shares of common stock valued at approximately $6.8 million. The valuation of shares issued was based on the Go2Net seven-day stock price average from April 15, 1999, the date of the acquisition, and the three days before and after this date. The Go2Net valuation price was $82.67 per share. Based on the stock conversion ratio in the pooling-of-interests merger with Go2Net, the converted InfoSpace valuation price is $45.42 per share.

 Fiscal 1998 and Prior

   Web21: On December 31, 1998, Go2Net merged with Web21 and exchanged all of the issued and outstanding capital stock of Web21 for 2,445,679 shares of the Company's common stock. The acquisition was accounted for as a pooling of interests.

   Hypermart: On August 3, 1998, Go2Net acquired all of the issued and outstanding capital stock of Hypermart, in exchange for 1,146,592 shares of common stock. This acquisition was accounted for as a pooling of interests, and accordingly, the financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Hypermart.

   Outpost Network, Inc.: On June 2, 1998, the Company acquired all of the common stock of Outpost, a privately held company, for a purchase consideration of 11,999,904 shares of the Company's common stock, cash of $35,000, assumed liabilities of $264,000, and acquisition expenses of $1,957,000. The valuation of shares issued of $4.00 per share was based on the seven-day stock price average from June 2, 1998, the date of the acquisition announcement, and the three days before and after the date of announcement. In conjunction with the acquisition, the Company was required to issue warrants valued at $1,902,000 to a former consultant, which are included in acquisition costs. The transaction was accounted for as a purchase.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   Of the purchase price of $7,992,000, $2,800,000 was allocated to in-process research and development, $800,000 was allocated to core technology and existing products and $4,543,000 was recorded as goodwill. GAAP requires purchased in-process research and development with no alternative future use to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the year ended December 31, 1998, include the write-off of the purchased in-process research and development. The goodwill, assembled workforce and core technology was written off for impairment at December 31, 2000 (Note 5).

   Silicon Investor: On June 23, 1998 Go2Net acquired all of the issued and outstanding capital stock of Silicon Investor, Inc., which began operations in April 1995, in exchange for 9,012,953 shares of common stock. In addition, Go2Net assumed 87,047 options. This acquisition was accounted for as a pooling of interests, and accordingly, the financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Silicon Investor.

   YPI: On May 16, 1997, the Company acquired all outstanding Membership Interest Units of YPI, a limited liability company, in a transaction accounted for as a purchase. YPI operations began to be included in the Company's financial statements on the effective date of the acquisition, May 1, 1997. In conjunction with the acquisition, the Company acquired certain advertising agreements and assumed a note payable for $90,000. The purchase price of $306,000 was allocated to advertising agreements of $85,417, note payable of $90,000 and goodwill of $310,383. The aggregate number of shares of the stock issued was derived from revenues generated by the business during the specified measurement period. Before December 31, 1997, the number of shares to be issued was finalized and a total of 680,000 shares were issued to the sellers on January 2, 1998.

Note 9: Commitments and Contingencies

   The Company has noncancellable operating leases for its corporate facilities. The leases expire through 2005. Rent expense under operating leases totaled approximately $6.7 million, 2.0 million and 1.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

   Future minimum rental payments required under noncancellable operating leases are as follows for the years ending December 31:

     2001........................................................... $11,040,000
     2002...........................................................  10,908,000
     2003...........................................................  10,112,000
     2004...........................................................   9,117,000
     2005...........................................................   5,071,000
                                                                     -----------
                                                                     $46,248,000
                                                                     ===========

   The Company also has noncancellable carriage fee agreements with certain affiliates. Future payments required under noncancellable affiliate carriage fee agreements for the year ending December 31, 2001 and 2002 are $3.2 million and $500,000, respectively.

 Litigation:

   On December 18, 2000, an employee filed a complaint against the Company in federal court in Washington alleging claims for breach of contract, breach of the covenant of good faith and fair dealing, and fraudulent and negligent misrepresentation. The employee contends that he agreed to work for the Company on the basis of an oral representation that he would be granted more stock options than any other employee and

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

that he would always have more stock options than any other employee. The employee also contends that he was falsely promised certain levels of authority and support in his position. The employee seeks unspecified compensatory damages from the Company as well as equitable relief requiring the Company to award him the largest number of stock options of any employee in the future. Additionally, on the basis of a claim against Naveen Jain for violations of the Racketeer Influenced Corrupt Organizations Act, the employee also seeks trebling of any award of compensatory damages and recovery of his attorneys' fees and costs. No trial date has been set. The Company's management believes the Company has meritorious defenses to such claims. Nevertheless, litigation is uncertain and the Company may not prevail in this suit.

   One of the shareholders of INEX Corporation filed a complaint with the Ontario Superior Court of Justice in Canada on September 22, 1999 alleging that the original shareholders of INEX and INEX itself were bound by a shareholders agreement that entitled the shareholder to pre-emptive rights and rights of first refusal. The complaint alleges that INEX improperly made private placements, issued employee options and permitted share transfers after February 1997. The plaintiff alleges it should have acquired rights in approximately 88% of the INEX share capital, which would be less than one percent of the Company's Common Stock after conversion. The plaintiff also alleges other breaches of contract, breach of fiduciary duty, corporate oppression, unlawful interference with economic relations and conspiracy. The complaint was amended on December 20, 1999 to allege that the Company assumed the obligations of INEX under the alleged shareholders agreement as a result of the Company's acquisition of INEX on October 14, 1999. The plaintiff seeks damages against the Company and the former INEX shareholders named in the suit for the difference between the issue or sale price of INEX shares issued or transferred after February 1997 and before the acquisition, and the highest trading value of the shares of the Company's Common Stock received or receivable in the exchange prior to the date of trial. In the alternative, the plaintiff seeks special damages of $50 million Canadian. The plaintiff also seeks $500,000 Canadian in punitive damages and other remedies with regard to the disputed shares of stock. The Company has filed a response with the court, and discovery has yet to take place. The Company believes that it has meritorious defenses to such claims but litigation is uncertain and the Company may not prevail in this suit.

   On March 19, 2001, a purported shareholder derivative complaint entitled Youtz v. Jain, et al., No. 01-2-0810155-1SEA was filed in the Superior Court of Washington for King County. The complaint has been amended twice thus far and has been renamed Dreiling V. Jain, et al. The complaint names as defendants current and former Company officers and directors and certain entities related to the individual defendants. The complaint names the Company as a "nominal defendant." The complaint alleges that certain defendants breached their fiduciary duties to the Company and were unjustly enriched by engaging in insider trading. The complaint also alleges that certain defendants breached their fiduciary duties in connection with the Go2Net and Prio mergers and that one defendant converted Company assets to his personal use. The complaint requests various equitable remedies including disgorgement, restitution, accounting and imposition of a constructive trust, and seeks monetary damages. As noted above, the complaint is derivative in nature and does not seek monetary damages from, or the imposition of equitable remedies on, the Company. The Company had entered into indemnification agreements in the ordinary course of business with the defendant officers and directors and may be obligated throughout the pendency of this action to advance payment of legal fees and costs incurred by those individuals pursuant to the Company's obligations under the indemnification agreements and applicable Delaware law. The case is currently in the discovery stage.

   Two of nine founding shareholders of Authorize.Net Corporation, a subsidiary recently acquired through our merger with Go2Net, filed a lawsuit on May 2, 2000 in Utah State Court in Provo, Utah. This action was brought to reallocate amongst the founding shareholders the consideration received in the acquisition of Authorize.Net by Go2Net. The plaintiffs allege that the corporate officers of Authorize.Net fraudulently obtained a percentage of Authorize.Net shares greater than what was anticipated by the founding shareholders, and are making claims under the Utah Uniform Securities Act as well as claims of fraud, negligent misrepresentation, breach of fiduciary

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

duty, conflict of interest, breach of contract and related claims.. Plaintiffs seek compensatory and punitive damages in the amount of $200 million, rescission of certain transactions in Authorize.Net securities, and declaratory and injunctive relief. The plaintiffs subsequently amended the claim to name Authorize.Net as a defendant with regard to the claims under the Utah Uniform Securities Act. The case is currently in the discovery phase, which is to end on November 23, 2001. The Company has filed a motion for summary judgment on behalf of Authorize.Net and the Company's management believes the Company has meritorious defenses to such claims. Nevertheless, litigation is uncertain and the Company may not prevail in this suit.

   In addition, from time to time the Company is subject to various other legal proceedings that arise in the ordinary course of our business. Although the Company cannot predict the outcomes of these proceedings with certainty, the Company's management does not believe that the disposition of these matters will have a material adverse effect on the Company's financial position, results of operations or cash flows.

   Settlement of litigation: In January 2001, the Company reached a settlement with an alleged former employee from a complaint that was originally filed on December 15, 1999. Under the terms of the settlement, the alleged former employee received a cash payment of $1.375 million. As this subsequent event relates to alleged services provided in prior periods, the expense has been recorded in the fourth quarter of 2000 in Impairment and other charges expense.

   Authorize.Net Corporation, a subsidiary recently acquired through the Company's merger with Go2Net, was named as a defendant in a suit filed in June 2000 which purports to be a class action brought on behalf of persons who leased "virtual terminals" to Authorize.Net among a myriad of other non-Authorize.Net products in connection with actual or proposed internet businesses. The leases were allegedly financed by a third-party unaffiliated leasing company in connection with sales efforts by a third-party unaffiliated reseller. The suit, insofar as it relates to Authorize.Net, alleges that the leases of the products at issue were actually sales and that they were financed by the leasing company at usurious rates. The suit further alleges that the reseller was acting as an agent of Authorize.Net in these activities. Authorize.Net was dismissed without prejudice as a defendant from this suit in December 2000, and no additional claims were made against Authorize.Net prior to the deadline to amend the complaint on in February 2001.

   In February 2000, the Company reached a settlement with an alleged former employee. Under the terms of the settlement, the alleged former employee received a cash payment of $10.5 million. As this subsequent event relates to alleged services provided in prior periods, the expense has been recorded in the fourth quarter of 1999 in Impairment and other charges expense.

   In February 1999, the Company reached a settlement with a former employee. Under the terms of the settlement the former employee received a cash payment of $4.5 million. As this subsequent event related to services provided in prior periods, the expense was recorded in the fourth quarter of 1998 in Impairment and other charges expense.

   Contingencies: The Company was audited by the Department of Labor in February 2001. The audit identified numerous employees, primarily former employees of Go2Net, that were improperly classified as exempt that should have been classified as non-exempt. As a result of this audit, the Company estimates this liability to be in the range of $3 million to $5 million and has recorded an accrual for $3.0 million for the past wages that are due for overtime worked. This expense is classified in Impairment and other charges on the Statement of Operations. The Company anticipates that this matter will be resolved in 2001. See Note 15--Subsequent Events.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


Note 10: Income Taxes

   The provision for income taxes consists of the following components (in thousands):

                                                       2000     1999     1998
                                                      -------  -------  ------
   Current..........................................  $  (137) $   --   $  (64)
   Deferred.........................................      --       --      --
                                                      -------  -------  ------
                                                      $  (137) $   --   $  (64)
                                                      -------  -------  ------


   The current income tax expense for the year ended December 31, 2000 is related to the Company's international operations in Europe.


   The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes as follows (in thousands):


                                                       2000     1999     1998
                                                      -------  -------  ------
Income tax (provision) / benefit at federal
 statutory rate of 35%..............................  $99,728  $28,070  $9,966

Nondeductible goodwill..............................  (46,706)  (8,237)   (186)
Nondeductible acquisition costs.....................   (5,079)  (1,099)   (488)

Nondeductible charges for purchased research and
 development........................................  (28,035)  (3,220)    --

Change in valuation allowance resulting from items
 other than those attributable to paid-in capital
 and acquisition adjustments........................  (16,949) (14,305) (7,284)
Other...............................................   (3,096)  (1,209) (2,072)
                                                      -------  -------  ------
Net tax (provision) / benefit.......................  $  (137) $     0  $  (64)
                                                      -------  -------  ------

   The tax effects of temporary differences and net operating loss carryforwards that give rise to the Company's deferred tax assets and liabilities are as follows (in thousands):


                                                    2000       1999      1998
                                                  ---------  --------  --------
Deferred Tax Assets:

  Current
   Deferred revenue.............................  $   5,366  $    367  $    473
   Compensation expense--stock options..........        --      2,002        59
   Other, net...................................      4,175     5,156     2,535
                                                  ---------  --------  --------
  Total current.................................      9,541     7,525     3,067

  Non-current
   Net operating loss carryforward..............    375,240    51,327     4,262
   Tax credit carryforward......................      8,645     1,643       513
   Deductible acquisition costs, net............      5,140       --        --
   Unrealized investment losses.................      5,501       --        --
   Depreciation & amortization..................     10,595     2,292       233
   Other, net...................................      7,747    17,964     8,214
                                                  ---------  --------  --------
  Total non-current.............................    412,868    73,226    13,222
                                                  ---------  --------  --------
Total gross deferred tax assets.................    422,409    80,751    16,289
                                                  ---------  --------  --------

Deferred Tax Liabilities:

  Non-current
   Other unrealized income......................      6,924       --        --
   Identifiable intangibles.....................     26,127    16,541       252
                                                  ---------  --------  --------
  Total non-current.............................     33,051    16,541       252
                                                  ---------  --------  --------
Total gross deferred tax liabilities............     33,051    16,541       252
                                                  ---------  --------  --------
Net deferred tax asset / (liability)............    389,358    64,210    16,037
                                                  ---------  --------  --------
Valuation allowance.............................   (389,358)  (64,210)  (16,037)
                                                  ---------  --------  --------
Net deferred tax asset / (liability) balance....  $     --   $    --   $    --
                                                  =========  ========  ========

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   At December 31, 2000, 1999 and 1998, the Company fully reserved its deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. The net change in the valuation allowance during the years ended December 31, 2000, 1999 and 1998, was $325.1 million, $48.2 million, and $10.7 million, respectively.

   As of December 31, 2000, the Company's U.S. federal net operating loss carryforward for income tax purposes was approximately $1.07 billion. If not utilized, the federal net operating loss carryforwards will expire between 2011 and 2020. Changes in ownership, as defined by Section 382 of the Code, may limit the amount of net operating loss carryforwards used in any one year. The Company's federal research tax credit carryforwards for income tax purposes are approximately $8.6 million. If not utilized, the federal tax credit carryforwards will expire between 2011 and 2020.

   Federal net operating losses of approximately $1.02 billion as of December 31, 2000 are the result of the exercise of certain employee stock options and warrants. When recognized, the tax benefit of these loss carryforwards are accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

Note 11: Restructuring Charges

   The Company recorded a restructuring charge of $2.3 million in the year ended December 31, 2000 for the closures of its Dallas, Texas and Ottawa, Canada facilities. The restructuring charges are broken down as follows:

                                              Restructuring
                                             Charge for the    Reserve Balance
                                               Year Ended           as of
        Type of Charge      Cash / Non-Cash December 31, 2000 December 31, 2000
        --------------      --------------- ----------------- -----------------
   Severance and related
    costs..................        Cash        $  781,503         $297,133
   Lease termination
    penalties..............        Cash           583,145              --
   Leasehold improvements
    and other asset
    disposal costs.........    Non-cash           957,686          253,883
                                               ----------         --------
                                               $2,322,334         $551,016
                                               ==========         ========

Note 12: Net Loss Per Share

   The Company has adopted SFAS No. 128, Earnings per Share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is antidilutive. The Company had a net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented, as discussed in Note 7, were included in the computation of diluted loss per share as they were antidilutive. Options and warrants to purchase a total of 86,288,915, 71,497,417 and 69,054,998 shares of common stock were excluded from the calculations of diluted loss per share for the years ended December 31, 2000, 1999 and 1998, respectively.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


Note 13: Information on Products and Services

   SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, SFAS No. 131 establishes standards for the way that companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not have a material effect on the Company's primary consolidated financial statements but did affect the Company's disclosures.

   The Company generates substantially all of its revenues through integrated technology and services delivered through a common physical infrastructure, and therefore the Company has only one reportable segment. Substantially all of the Company's long-lived assets are physically located within the United States.

   Total operating expenses are controlled centrally based on established budgets by operating department. Operating departments include product development, sales and marketing, project management and customer service, and finance and administration. Assets, technology, and personnel resources of the Company are shared and utilized for all of the Company's service offerings. These resources are allocated based on contractual requirements, the identification of enhancements to the current service offerings, and other non-financial criteria. The Company does not prepare operating statements by revenue source. The Company does not account for, and does not report to management, its assets or capital expenditures by revenue source.

 Revenue Information

   In the years ended December 31, 2000, 1999 and 1998, the Company's revenues were derived from its consumer and commerce products and services distributed to merchants and on wireline and wireless platforms. These products and services generated revenues from subscriptions, licensing, advertising and transaction fees. Contracts with customers often utilize both consumer and commerce products and services and include revenue from more than one revenue source and more than one type of revenue.

                                                  Year Ended December 31,
                                            ------------------------------------
                                                2000        1999        1998
                                            ------------ ----------- -----------
Wireline revenues.......................... $156,877,136 $56,139,487 $17,004,521
Merchant revenues..........................   36,881,896  15,176,792   1,485,614
Wireless revenues..........................   20,770,792     663,300         --
                                            ------------ ----------- -----------
Total revenues............................. $214,529,824 $71,979,579 $18,490,135
                                            ============ =========== ===========


 Geographic revenue information:


                                                        December 31,
                                            ------------------------------------
                                                2000        1999        1998
                                            ------------ ----------- -----------
United States.............................. $194,912,029 $71,603,660 $18,281,225
International..............................   19,617,795     375,919     208,910
                                            ------------ ----------- -----------
                                            $214,529,824 $71,979,579 $18,490,135
                                            ============ =========== ===========

Note 14: Related-Party Transactions:

   The Company has entered into certain agreements with related parties as described below. The Company recognizes revenue from its advertising, licensing, distribution and marketing agreements with related parties on the same basis as it recognizes revenue from similar agreements with unrelated parties.

   The Company entered into an agreement with a company whose majority owner is related to the Company's Chief Executive Officer. Under the terms of the agreement the Company paid a development fee of $400,000 in 1999 which was recognized as product development expense in 1999. This agreement includes

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

performance warrants. The Company recognized $7.3 million of revenue in 2000, $2.8 million of which was warrant revenue. The valuation of the warrant revenue was based on the fair value of the warrant during the period it was earned. The fair value was determined using the Black-Scholes valuation method.

   During 2000 and 1999, Go2Net recognized revenues of approximately $580,000 and $610,000, respectively, under advertising and licensing agreements with DirectWeb, Inc, the CEO of which was a member of the Go2Net Board of Directors. Go2Net also recognized revenues of approximately $173,000 and $53,000 in 2000 and 1999, respectively, under an advertising agreement with Mercata, Inc. Vulcan Ventures is a minority shareholder in the Company and was the majority shareholder in Mercata, Inc.

   On August 7, 2000, Go2Net acquired 670,167 shares of Common Stock of TheStreet.com and received an option to buy 7.45% of the outstanding common stock. The stock and option were valued at $4.1 million. The investment valuation was equal to the ten-day average trading price of TheStreet.com shares immediately prior to the closing date. In conjunction with the equity investment, Go2Net entered into an advertising, marketing and distribution agreement with TheStreet.com. Go2Net recognized revenues of $1.3 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of TheStreet.com.

   On August 2, 2000, Go2Net acquired 10,000 shares of Preferred Stock of HealthAnswers, Inc. valued at $10.0 million. The investment valuation price was determined by prices paid by other independent investors who invested in HealthAnswers in the same round of financing as Go2Net. Go2Net entered into a separate distribution and marketing agreement with HealthAnswers, Inc., prior to the equity investment, on February 17, 2000. Go2Net recognized revenues of $3.6 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of HealthAnswers, Inc.

   On June 29, 2000, Go2Net acquired 1,623,377 shares of Preferred Stock of Sandbox.com valued at $10.0 million. The investment valuation price was determined by prices paid by other independent investors in the round of financing completed just prior to the Go2Net investment. In conjunction with the equity investment Go2Net entered into a strategic alliance agreement with Sandbox.com to distribute and market certain content. Go2Net recognized revenues of $2.7 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of Sandbox.com.

   On June 13, 2000, Go2Net acquired 1,624,959 shares of Preferred Stock of iMandi Corporation valued at $5.0 million. The investment valuation price was determined by prices paid by other independent investors who invested in iMandi in the same financing round as Go2Net. In conjunction with the equity investment Go2Net entered into an advertising, marketing and distribution agreement with iMandi Corporation. Go2Net recognized revenues of $1.0 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of iMandi Corporation.

   On February 29, 2000, Go2Net acquired 3,086,095 shares of Preferred Stock of AskMe.com and received warrants to acquire an additional 202,000 shares of Common Stock. The stock and warrants were valued at $10.1 million. The stock investment valuation was determined by prices paid by other independent investors who invested in AskMe.com in the same round of financing as Go2Net. The warrant valuation was determined using the Black-Scholes valuation method on the date the warrants were received, as these were fully vested. Revenue associated with these warrants is recognized on a straight-lined basis over the life of the contract. In conjunction with the equity investment Go2Net entered into a marketing and distribution agreement with AskMe.com, Inc. Go2Net recognized revenues of $2.1 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of AskMe.com.

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998


   On February 7, 2000, Go2Net acquired 130,000 shares of Common Stock of National Discount Brokers and received warrants to acquire an additional 130,000 shares of Common Stock. The warrants have been exercised and all the shares of common stock have been sold as of December 31, 2000. The stock and exercised warrants were valued at $7.8 million which was based on the value on the purchase date. In conjunction with the equity investment Go2Net entered into an advertising, marketing, distribution and license agreement with National Discount Brokers. Go2Net recognized revenues of $6.5 million for the year ended December 31, 2000 under this agreement. Vulcan Ventures is a minority shareholder of National Discount Brokers. Go2Net's former CEO is a board member of National Discount Brokers.

   In July 1999, Go2Net acquired 896,057 shares of common stock of CommTouch Software, LTD. (CommTouch) and received warrants to acquire an additional 1,136,000 shares of common stock. The stock and warrants were valued at $22.3 million. The investment valuation was based on the market price for this publicly-traded stock. In conjunction with the equity investment, Go2Net received one seat on the CommTouch Board of Directors and entered into a distribution and marketing agreement with CommTouch. Vulcan Ventures is a minority shareholder of CommTouch. Go2Net recognized $3.2 million and $1.1 million of revenue associated with the warrants in 2000 and 1999, respectively.

   In July 1999, Go2Net acquired 428,571 shares of common stock of Click2Learn, Inc. (Click2Learn) and received warrants to acquire an additional 428,571 shares of common stock. The stock and warrants were valued at $3.2 million. The investment valuation was based on the market price for this publicly-traded stock. In conjunction with the equity investment, Go2Net entered into a three-year marketing, distribution, licensing and co-branding partnership with Click2Learn. Vulcan Ventures is a majority shareholder of Click2Learn. Go2Net recognized $2.7 million and $577,000 of revenue associated with the warrants in 2000 and 1999, respectively.

   During the years ended December 31, 1999 and 1998, the Company sold advertising resulting in revenues of $580,912 and $19,269, respectively to other entities in which the Company's chief executive officer had equity interests.

   In 1999 and 1998, Prio advanced to its affiliate $325,000 and $175,000, respectively. Payments which are due in 13 installments, as defined in the advance agreement, through December 2001, are applied against amounts due affiliate for consulting services provided by the affiliate to Prio. The total expense for such consulting services amounted to $100,000 and $270,000 for the years ended December 31, 1999 and 1998, respectively. The outstanding current portion of the advance is $0 and $187,000 as of December 31, 2000 and 1999, respectively. The long-term portion of $50,000 as of December 31, 1999 is included in Other Assets.

Note 15: Subsequent Events

   Business Combinations and Asset Sales:

   On January 1, 2001, the Company acquired Montreal, Canada-based Locus Dialogue, Inc., a developer of speech recognition-enabled applications. Under terms of the acquisition, accounted for as a purchase, the Company exchanged 5,114,233 shares of its stock, which included 253,175 restricted shares and 1,173,216 replacement options, for all of Locus Dialogue's outstanding shares, warrants and options valued at $112.9 million.

   On July 1, 2001, the Company sold certain operating assets and other rights relating to the Liaison enterprise solution business for $2.75 million (unaudited). The Liaison enterprise solution business was acquired by the Company as part of its acquisition of Locus Dialogue in January 2001. The operating assets

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

included certain distribution contracts, the assembled Liaison workforce, the Locus Dialogue trademarks, the enterprise solution inventory and certain fixed assets. In addition, the parties entered into a license agreement pursuant to which the buyer is licensing the Liaison and SoftDialogue software from the Company.

   Stockholder's Equity:

   In February 2001, the Company implemented the 2001 Stock Option Plan. under which nonqualified stock options to purchase common stock may be granted to employees. Under the 2001 Stock Option Plan, 25,000,000 options are available for grant. Options under this stock option plan expire ten years from the date of the grant. Options under the 2001 Plan vest over two years, 2.08% vest on a monthly basis for the first 24 months and the 50% balance vests at the end of the two year period.

   On September 10, 2001, the Company repurchased approximately 21.7 million of its shares from Vulcan Ventures Inc. at a discounted purchase price of $1.05 per share in a privately negotiated block transaction. The ending market value of the stock on the date of purchase was $1.40. The Company plans to retire the repurchased shares.

   Other Investments: On January 26, 2001, the Company's Board of Directors approved the liquidation of the InfoSpace Venture Capital Fund 2000, LLC. In the first quarter of 2001, the Company disbursed $16.4 million to the accredited investors. The Board of Directors also approved the acceleration of the vesting of the Company's contribution on behalf of its employees. The contribution was paid out in conjunction with the dissolution of the fund, resulting in compensation expense of $1.0 million (unaudited) in the first quarter of 2001. The Company recorded $517,000 of compensation expense in the year ended December 31, 2000 related to this contribution. All investments held by the fund reverted to investments held by the Company subsequent to the end of the first quarter of 2001.

   Settlement of Litigation (unaudited): In May 2001, the Company reached a settlement agreement with a former employee of Go2Net from a complaint that was originally filed in October 1999. Under terms of the settlement, net of insurance coverage proceeds, the Company will pay the former employee $950,000. The Company also settled two other litigation matters in the aggregate amount of $135,000 during the six months ended June 30, 2001.

   Settlement of Labor Audit (unaudited): The Company was audited by the Department of Labor in February 2001. The Department of Labor determined that numerous employees, primarily former employees of Go2Net, were improperly classified as exempt that should have been classified as non-exempt. As a result, the Company recorded an estimated accrual in the amount of $3.0 million for the past wages that are due for overtime worked in the quarter ended December 31, 2000. Based on the overtime questionnaires received from the applicable employees and the methodology used to calculate overtime pay approved by the Department of Labor, the Company revised the estimate for this liability to be $1.0 million. $491,000 of this liability has been paid through July 31, 2001.

   Contingencies (unaudited): During and subsequent to the end of the second quarter of 2001, the Internal Revenue Service has been auditing the Company's payroll tax returns for the year 2000. The Company expects this audit to be concluded in 2001. No amounts have been accrued in the financial statements as of June 30, 2001 for any liability that may result.

 Litigation (unaudited):

   On June 19, 2001, a putative securities class action complaint entitled Horton v. Infospace, Inc., et al., No. 01-913 was filed in the United States District Court for the Western District of Washington. The complaint alleges that the Company and its chief executive officer made false and misleading

                                INFOSPACE, INC.

                  Years Ended December 31, 2000, 1999 and 1998

statements about the Company's business and prospects during the period between January 26, 2000 and January 30, 2001. The complaint alleges violations of the federal securities laws and does not specify the amount of damages sought. The Company is currently investigating and assessing the claims at issue and is preparing its response. Other, similar complaints subsequently were filed. The Horton matter and the subsequent complaints will be consolidated into one matter. The Company believes it has meritorious defenses to these claims but litigation is inherently uncertain and it may not prevail in this matter.

   On July 10, 2001, a purported shareholder derivative complaint entitled Marlowe v. Belsheim, et al. was filed in the Superior Court of Washington for King County. The complaint names as defendants current and former officers and directors of the Company; InfoSpace is named as a "nominal defendant." The complaint alleges that certain defendants breached their fiduciary duties to the Company and were unjustly enriched by engaging in insider trading, and that all of the defendants breached their fiduciary duties in connection therewith. Various equitable remedies are requested in the complaint, including disgorgement, restitution, accounting and imposition of a constructive trust, and the complaint also seeks monetary damages. As stated, the complaint is derivative in nature and does not seek monetary damages from, or the imposition of equitable remedies on, InfoSpace. The Company has entered into indemnification agreements in the ordinary course of business with defendant officers and directors and may be obligated throughout the pendency of this action to advance payment of legal fees and costs incurred by those individuals pursuant to the Company's obligations under the indemnification agreements and applicable Delaware law. On August 29, 2001, the plaintiffs filed for voluntary dismissal, which is pending before the court.

                                3,941,017 Shares

                              [LOGO OF INFOSPACE]

                                  Common Stock

                               ----------------

                                   PROSPECTUS


                                October 16, 2001